                       AS FILED ON AUGUST 23, 1999.

                                           Registration Statement No. 333-74427
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                               ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       Under The Securities Act of 1933

                               ---------------

                           CH2M Hill Companies, Ltd.
            (Exact name of registrant as specified in its charter)

         Oregon                      8711                    93-0549963
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                           6060 South Willow Drive,
                       Greenwood Village, CO 80111-5142
                                (303) 771-0900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------

                              Samuel H. Iapalucci
                           CH2M HILL Companies, Ltd.
                            6060 South Willow Drive
                       Greenwood Village, CO 80111-5142
                                (303) 771-0900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                                   Copy to:
                           Francis R. Wheeler, Esq.
                            Mashenka Lundberg, Esq.
                           Holme Roberts & Owen LLP
                              1700 Lincoln Street
                               Denver, CO 80203
                                (303) 861-7000

                               ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and from time to time thereafter.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                               ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and will be amended and + +completed. A registration statement relating to the common stock has been + +filed with the Securities and Exchange Commission and we may not sell these +
+securities until the registration statement becomes effective. This           +
+prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any jurisdiction where the offer or sale +
+is not permitted.                                                             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS     Subject to Completion, Dated August 23, 1999

                        [LOGO OF CH2M HILL APPEARS HERE]

                     23,865,730 Shares of Common Stock

                                  -----------

  CH2M HILL Companies, Ltd. and its shareholders are offering up to 23,865,730 shares of common stock, including:

  . Up to 2,000,000 shares that CH2M HILL may offer to its employees directly or through its internal market

  . Up to 2,000,000 shares that CH2M HILL may offer to its employees through our employee benefit plans

  . Up to 1,408,490 shares that officers and directors may offer through the internal market

  . Up to 16,457,240 shares that other shareholders may offer through the internal market

  . Up to 2,000,000 shares that our employee benefit plans may offer through the internal market

  This offering of common stock is designed to allow trading of the common stock among CH2M HILL employees, directors, consultants and employee benefit plans up to four times each year on the internal market. No exchange will list the common stock. For more details on how the internal market will function, see "Internal Market Information" beginning on page 6.

  All of the shares being offered for sale by this prospectus will be sold through the internal market at the price set by the Board of Directors from time to time. Effective for the year 1999, the price for the common stock is $4.31 per share.

                                  -----------

  Investing in the common stock involves risks. See "Risk Factors" beginning on page 3.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                         Prospectus dated       , 1999

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   3
Securities Offered by this Prospectus....................................   6
Internal Market Information..............................................   6
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Dilution.................................................................  13
Selected Financial Data..................................................  14
Business.................................................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Employee Benefit Plans and Direct Stock Purchases........................  33
Management...............................................................  55
Executive Compensation...................................................  57
Security Ownership of Certain Beneficial Owners and Management...........  59
Related Transaction......................................................  60
Policy Related to Affiliated Transactions................................  60
Securities Offered by the Current Shareholders...........................  61
Description of Capital Stock.............................................  62
Shares Eligible for Future Sale..........................................  66
Validity of Common Stock.................................................  66
Experts..................................................................  66
Available Information....................................................  67
Index to Consolidated Financial Statements............................... F-1

                                ----------------

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. Before investing in the common stock, you should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements. The information in this prospectus, including number of shares and share prices, has been adjusted to reflect the conversion of each outstanding share of Class A preferred stock into one share of common stock and a ten-for-one stock split of the common stock.

General

   CH2M HILL, an Oregon corporation founded in 1946, provides engineering, consulting, design, construction, procurement, operations, maintenance, and project management services to our clients in the public and private sectors. We provide services to our domestic and foreign clients through three operating segments:

  . Environmental, Energy and Infrastructure

  . Water

  . Industrial

   For the year ended December 31, 1998, CH2M HILL had gross revenues of approximately $935 million.

   Environmental, Energy and Infrastructure consists of two businesses:
Environmental, Nuclear, Energy & Systems and Transportation. The Environmental, Nuclear, Energy & Systems business provides integrated environmental and waste management consulting and engineering services, and performs design and build, remediation, construction and implementation of infrastructure and telecommunications systems for a variety of public and private clients. The Transportation business provides planning, siting, permitting, design, program and construction management, transportation management and consulting services for aviation, ports, highways, bridges and transit systems.

   Water consists of two businesses: Water & Wastewater and Operations & Maintenance. The Water & Wastewater business focuses on the planning, design, construction and implementation of water supply systems and wastewater treatment facilities. The Operations & Maintenance business provides services to water and wastewater operators, including startup, performance testing, facility operations, maintenance and management.

   Industrial provides design, construction, specialized precision manufacturing support and facility services to high-technology manufacturing companies, food and beverage processing businesses and fine chemical and pharmaceutical manufacturers.

Business Strategy

   CH2M HILL is seeking to grow through increasing market share in each of our operating segments both domestically and internationally. The key elements of our strategy include:

  . Increasing the number and the dollar value of our contracts

  . Expanding and diversifying our client base

  . Increasing the number of large, longer-term projects with the potential for higher profit margins

  . Encouraging ownership in our common stock across a greater proportion of our workforce

Expansion of Common Stock Ownership

   Historically, our key employee policy has restricted ownership of common stock to persons known as "key employees," and to employee benefit trusts. Employees were selected for key employee status by existing key employees on the basis of various objective and subjective criteria. To expand our ownership base beyond "key employees," the Board of Directors decided to establish a new ownership program as a replacement for the key employee policy. The main goals of the new program are:

  . Establishing an internal market to enable shareholders to buy and sell common stock

  . Expanding the opportunity for common stock ownership to include all eligible employees, directors and consultants

  . Adopting new and amending existing employee benefit plans to encourage employees to invest in common stock

Operation of the Internal Market

   Through the internal market, any eligible shareholder may offer shares of common stock for sale to eligible buyers up to four times each year on pre-determined trade dates. Our 401(k) plan, employee stock plan, stock option plan, payroll deduction stock purchase plan and trusts holding common stock for the benefit of the employees may also participate in these trades. Shares will be bought and sold through the internal market at a price determined by the Board of Directors that is intended to represent fair market value. The stock price is determined by the Board of Directors based upon our after-tax profits, otherwise referred to as net income, and shareholders' equity as well as a subjective analysis of market factors the Board of Directors considers relevant. CH2M HILL may purchase or sell shares of common stock on the internal market on any trade date to balance the supply and demand for common stock between sellers and buyers, but we will not be obligated to do so.

Principal Executive Offices

   Our principal executive offices are located at 6060 South Willow Drive, Greenwood Village, Colorado 80111-5142. Our telephone number is (303) 771-0900.

                                  RISK FACTORS

    You should carefully consider the following factors and other information contained in this prospectus before deciding to invest in our common stock.

Government Contracts Present Risks of Termination for Convenience, Adjustment of Payments Received, Restrictions on Ability to Compete for Government Work and Funding Constraints

    In 1998, we derived approximately 63% of our total revenues from contracts with federal, state, local and foreign government agencies. In addition, we own equity interests in joint ventures with revenues attributable primarily or entirely to contracts with governmental clients. The following risks are inherent in government contracts:

  . Because federal law and some state laws permit government agencies to terminate a contract for convenience, our governmental clients may terminate or decide not to renew our contracts with little or no prior notice.

  . Federal governmental clients may audit contract payments we receive for several years after these payments are made. Based on these audits, the clients may adjust or demand repayment of payments we previously received. Audits have been completed on our federal contracts through December 31, 1994 and are continuing for subsequent periods. None of the audits performed to date on our federal contracts have resulted in any significant adjustments to our financial statements. We believe, on the basis of the information that we currently have about the ongoing audits, that the ongoing audits will not result in material adjustments to our financial statements. However, we cannot be sure that an audit in the future will not result in a material adjustment to our financial statements.

  . Federal government contract regulations provide that any company convicted of a crime or indicted on a violation of statutes related to federal contracting may lose its right to receive future contract awards or extensions. To our knowledge, we are not currently subject to any investigation that may affect our ability to compete for federal government work.

  . Our ability to earn revenues from our existing and future government projects will depend upon the availability of funding from various federal, state, local and foreign government agencies and private sector clients. We cannot control whether those clients will fund or continue funding our outstanding projects.

    Our ability to secure new government contracts and our revenues from existing government contracts could be adversely affected by any one or a combination of the factors listed above. In addition, if Kaiser-Hill Company, LLC, a joint venture in which we own a 50% equity interest, fails to extend its contract with the Department of Energy, this failure could adversely affect our operating income.

We Could Sustain Losses on Our Fixed Price Contracts If Our Costs Exceed the Fixed Price

    Under "fixed price" contracts, we estimate the costs of the project and agree to deliver the project for a definite, predetermined payment regardless of our actual costs incurred over the life of the project. Many fixed price contracts involve large industrial facilities and public infrastructure projects and present the risk that our costs to complete a project may exceed the fixed price agreed to with the client. The fixed payments negotiated for such projects may not cover our actual costs and desired profit margins for such projects. If our actual costs for a fixed price project are higher than we expect, our profit margins on the project will be reduced or we could suffer a loss on the affected project.

A Reduction in the Scope of Environmental Regulations or Changes in Government Policies Could Adversely Affect Our Revenues

    A substantial portion of our business is generated either directly or indirectly as a result of federal, state, local and foreign laws and regulations related to environmental matters.

Changes in environmental regulations could affect our business more significantly than they would affect some other engineering firms. Accordingly, a reduction in the number or scope of these laws and regulations, or changes in government policies regarding the funding, implementation or enforcement of such laws and regulations, could significantly reduce the size of one of our most important markets and limit our opportunities for growth or reduce our revenues below their current levels. In addition, any significant effort by government agencies to reduce the role of private contractors in regulatory programs, including environmental compliance projects, could have the same adverse effects.

Our Environmental Remediation Work May Expose Us to Environmental Liability

    We could become subject to liabilities or fines for our environmental activities. The assessment, analysis, remediation, handling, management, and disposal of hazardous substances compose a significant portion of our business and involve significant risks, including the possibility of property damages, personal injuries, fines and penalties and other regulatory action. Civil and criminal liabilities and liabilities to clients and third parties for environmental violations and damages can be very large. Although we have never been subject to any significant fines relating to environmental matters, it is possible that we could be subject to substantial fines or liabilities in the future. In that case, the fines could reduce our net income, or cause a loss, and other penalties could adversely affect our ability to compete for new business in the future.

Our Projects May Result in Liability for Faulty Engineering Services

    Because our projects are often large and can affect many people, our failure to make judgments and recommendations in accordance with applicable professional standards could result in disproportionately large damages and, perhaps, punitive damages. Our engineering practices involve professional judgments regarding the planning, design, development, construction, operation and management of industrial facilities and public infrastructure projects. Although we have adopted a range of insurance, risk management and avoidance programs designed to reduce potential liabilities, there can be no assurance that such programs will protect us fully from all risks and liabilities.

Absence of a Public Market May Prevent You from Selling Your Stock and Cause You to Lose All or Part of Your Investment

    There is no public market for our common stock. While we intend the internal market to provide liquidity to shareholders, there can be no assurance that there will be enough orders to purchase shares to permit shareholders to resell their shares on the internal market, or that a regular trading market will develop or be sustained in the future. The price in effect on any trade date may not be attractive enough to both buyers and sellers to result in a balanced market because the price will be fixed in advance by the Board of Directors, using their judgment of the fair market value of the common stock, and not by actual market trading activity. Moreover, although CH2M HILL may enter the internal market as a buyer of common stock if there are more sell orders than buy orders, we have no obligation to engage in internal market transactions and will not guarantee market liquidity. Consequently, insufficient buyer demand could cause sell orders to be prorated, or could prevent the internal market from opening on any particular trade date. Insufficient buyer demand could cause shareholders to suffer a total loss of investment or substantial delay in their ability to sell their common stock. No assurance can be given that shareholders desiring to sell all or a portion of their shares of common stock will be able to do so. Accordingly, the purchase of common stock is suitable for you only if you have limited need for liquidity in your investment.

Investors in the Offering Will Experience Immediate and Substantial Dilution

    The initial offering price per share of common stock exceeds CH2M HILL's net tangible book value per share. Accordingly, the purchasers of shares sold in the offering will experience immediate and substantial dilution. At the stock price in effect for 1999 of $4.31 per share, based on our net tangible book value per share of $2.60 as of December 31, 1998, new investors will experience immediate dilution of $1.52 per share, or 35.3%.

Transfer Restrictions on the Common Stock Could Prevent You from Selling Your Stock and Cause You to Lose All or Part of Your Investment

    The transfer restrictions applicable to the common stock could cause you to lose all or part of your investment. Since all of the shares of common stock will be subject to transfer restrictions, you will generally only be able to sell your stock on one of the four trade dates for the internal market in each year. Unlike shares that are actively traded in the public markets, you may not be able to sell at a particular time even though you would like to. The stock price could decline between the time you want to sell and the time you become able to sell.

The Offering Price Is Determined by the Board of Directors' Judgment of Fair Market Value and Not by Market Trading Activity

    The offering price is, and subsequent offering prices at each trade date will be, established by the Board of Directors approximately 30 days before the trade date. In establishing the price, the Board will take into consideration the factors which are described in the section of this prospectus called "Internal Market Information." However, since the Board of Directors will set the offering price in advance of the trade date, market trading activity on any given trade date can not affect the price on that trade date. This is a risk to you because our stock price will not change to reflect supply of and demand for shares on a given trade date as it would in a public market. You may not be able to sell shares or you may have to sell your shares at a price that is lower than the price that would prevail if the internal market price could change on a given trade date to reflect supply and demand. Our Board of Directors intends the formula to result in offering prices for the common stock that represent fair market value. The formula is subject to change at the discretion of the Board of Directors.

The Limited Market and Transfer Restrictions on the Common Stock Will Likely Have Anti-Takeover Effects

    Only CH2M HILL employees, directors, consultants and employee benefit plans may own CH2M HILL common stock and participate in the internal market. In addition, we have imposed significant restrictions on the transfer of our common stock other than through sales on the internal market. These limitations make it extremely difficult for a potential acquirer who does not have the prior consent of our Board of Directors to acquire control of our company, regardless of the price per share the acquirer were willing to pay and whether or not shareholders were willing to sell at that price. As a result, it is unlikely that a hostile bidder would try to take control of our company.

Actual Results May Differ From Results Discussed in Forward-Looking Statements

    This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to:

  . the continuance of and funding for certain governmental regulation and enforcement programs which create demand for our services

  . our ability to attract, finance and perform large, longer-term projects

  . our ability to insure against or otherwise cover the liability risks inherent in our business, including environmental liabilities and professional engineering liabilities

  . our ability to manage the risks inherent in the government contracting business

  . our ability to manage the costs associated with our fixed-price contracts

  . our ability to attract and retain professional personnel

  . general economic conditions

                     SECURITIES OFFERED BY THIS PROSPECTUS

    The shares of common stock offered by CH2M HILL may be offered to present and future employees, including executive officers, directors and consultants, of CH2M HILL through the internal market or through the employee benefit plans listed below and summarized in the section of this Prospectus called "Employee Benefit Plans."

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                        CH2M HILL EMPLOYEE BENEFIT PLANS
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 . Retirement and Tax-Deferred Savings Plan (401(k) Plan)

 . Employee Stock Plan

 . Stock Option Plan

 . Stock Purchase Plan

 . Pre-Tax and After-Tax Deferred Compensation Plans
--------------------------------------------------------------------------------

    This offering of common stock is not intended to raise capital for CH2M HILL. CH2M HILL will offer common stock to its employees through bonuses, through the various employee benefit plans and, if necessary, in case of an over-subscribed market, as described in the section called "Internal Market Information."

    Officers, including officers who are also directors, may sell up to an aggregate of 1,408,490 shares of common stock through the internal market. Other employees of CH2M HILL may sell up to an aggregate of 16,457,240 shares of common stock on the internal market. We do not know whether these officers and other employees will offer or sell some, none or all of such shares. The shares offered by officers and other employees may include shares they hold directly and also shares they hold indirectly through the employee benefit plans summarized below. The officers and other employees will not be treated more favorably than other shareholders participating on the internal market.

    Pursuant to our Restated Bylaws, all shares of common stock are subject to CH2M HILL's repurchase right, right of first refusal and other restrictions on transferability.

                          INTERNAL MARKET INFORMATION

General

    This section contains a summary of the material provisions of:

  . Our key employee policy

  . The transition from the key employee policy to the internal market

  . How the internal market will work

We encourage you to read the entire key employee policy and the internal market rules, which are attached as exhibits to the registration statement filed with the Securities and Exchange Commission.

    Until this offering, our principal policy on stock ownership has been our key employee policy, which restricted ownership of the common stock to persons referred to as "key employees."

As of July 31, 1999, approximately 1,000 key employees held common stock. To expand our ownership base beyond key employees, the Board of Directors decided to establish a new ownership program as a replacement for the key employee policy. The main goals of the new program are:

  . Establishing an internal market to enable shareholders to buy and sell common stock

  . Expanding the opportunity for common stock ownership to include all eligible employees, directors and consultants

  . Adopting new and amending existing employee benefit plans to encourage employees to invest in common stock

Our Existing Shareholders Received Common Stock Under Key Employee Policy

    Under the key employee policy, existing key employees voted to select new key employees recommended by the Board of Directors. To earn the recommendation of the Board of Directors to become a key employee, an employee generally had to work for CH2M HILL for four or more years, receive consistent high job performance evaluations and be deemed critical to the success of CH2M HILL. Designation as a key employee qualified an individual to receive bonuses in the form of stock and cash. Each year we granted bonuses expressed in dollar amounts, but paid in shares of common stock and cash, to selected key employees based on job performance and position. Upon a key employee's termination or retirement, we repurchased his or her shares at a price calculated according to a formula established annually by the Board of Directors.

    Under the old formula, the market value of a share of common stock was equal to the sum of present book value ("PBV") and the present going concern value ("PGCV") divided by the number of outstanding shares of stock ("CS").

                      Old Formula Price = (PBV + PGCV)/CS

    "PBV" was the total audited book value of CH2M HILL at the end of the most recent fiscal year, prior to giving effect to the issuance of bonuses for the most recent fiscal year. Nonrecurring or unusual transactions could be excluded from the calculation at the discretion of the Board of Directors.

    "PGCV" was 1.5 times the previous five fiscal year rolling average of net income. Net income was defined as the net income on an accrual basis according to our audited financial statements, after the deduction of all costs but before the deduction of bonuses and income taxes. Nonrecurring or unusual transactions could be excluded from the calculation at the discretion of the Board of Directors.

    As of July 31, 1999, approximately 1,000 key employees and the employee benefit plan trusts held 30,044,020 shares of common stock.

       4.69% = Executive officers and employee directors
               1,408,490 shares

      54.75% = Other key employees, 16,450,840 shares

      40.56% = Employee benefit plan trusts, 12,187,430 shares

Transition from the Key Employee Policy to the Internal Market

    In connection with establishing a new ownership program, on November 6, 1998, the Board of Directors terminated the key employee policy and established the internal market, effective on the date that the contingencies described below are satisfied, and adopted the 1999 Stock Option Plan. Our shareholders approved these actions of the Board of Directors during the key employee vote on December 18, 1998. The Board of Directors will approve the final terms of all of the other benefit plans before any common stock is sold under this prospectus.

    These actions by the Board of Directors, however, remain subject to the effectiveness of the registration statement and to the rules and regulations of the Securities and Exchange Commission and the securities commissions of a sufficient number of states so that the internal market can function efficiently, as determined by the Board of Directors in its discretion. The Board of Directors intends to review the status of these contingencies at its November 1999 meeting and determine at that time whether to proceed with the internal market offering. Once these contingencies have been satisfied, the old formula will no longer be in effect and the key employee policy will not govern new transactions in the common stock. The conversion of the Class A preferred stock and the ten-for-one split of the common stock would then be given effect prior to the first trade date.

How the Internal Market Works

    The internal market will permit shareholders, eligible employees and the benefit plans to buy and sell shares of common stock up to four times each year on predetermined trade dates.

    Authorized Buyers. All sales of common stock on the internal market will be restricted to the following authorized buyers:


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                       Authorized Buyers of Common Stock
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 . Employees, directors and consultants of CH2M HILL

 . Trustees of the 401(k) Plan

 . Trustees of the Employee Stock
  Plan

 . Trustees of the Deferred Compensation Plans

 . Administrator of the Payroll Deduction Stock Purchase Plan
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Limitations on the number of shares which an individual may purchase may be imposed when there are more buy orders than sell orders for a particular trade date.

    Broker. We established and will manage the internal market through a broker, initially Buck Investment Services, Inc., which will act upon instructions from the buyers and sellers. Buck Investment Services, Inc. is not affiliated with CH2M HILL. Individual stock ownership account records will be maintained by the broker. Subsequent to determination of the applicable stock price for use on the next trade date, and at approximately fifteen days prior to such trade date, we will advise all employees and directors as to the new stock price and the next trade date, inquiring whether such individuals wish to purchase or sell shares on the internal market and advising them on how to deliver written buy and sell orders approximately five days prior to such trade date.

    CH2M HILL May Purchase Shares if Market is Under-Subscribed. CH2M HILL may, but is not obligated to, purchase shares of common stock on the internal market on any trade date at the price in effect on that trade date, but only to the extent that the number of shares offered for sale by shareholders exceeds the number of shares sought to be purchased by authorized buyers. CH2M HILL will consider a variety of factors including, but not limited to, CH2M HILL's cash position, financial performance and number of shares outstanding in making the determination of whether to participate in an under-subscribed market.

    If the aggregate number of shares offered for sale on the internal market on any trade date is greater than the number of shares sought to be purchased, shareholder offers to sell will be accepted as follows:

  . If enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then all sell orders will be accepted up to the first 500 shares and the portion of any sell orders exceeding 500 shares will be accepted on a pro-rata basis.

  . If not enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then the purchase orders will be allocated equally to each seller.

    CH2M HILL May Sell Shares if Market is Over-Subscribed. To the extent that the aggregate number of shares sought to be purchased exceeds the aggregate number of shares offered for sale, CH2M HILL may, but is not obligated to, sell treasury shares or authorized but unissued shares of common stock on the internal market on any trade date at the price in effect on that trade date to satisfy purchase demands. CH2M HILL will consider a variety of factors including, but not limited to, CH2M HILL's cash position, financial performance and number of shares outstanding in making the determination of whether to participate in an over-subscribed market.

    If the aggregate purchase orders exceed the number of shares available for sale, the following prospective purchasers will have priority, in the order listed:

  . Administrator of the Payroll Deduction Stock Purchase Plan

  . Trustees of the 401(k) Plan

  . Trustees of the Employee Stock Plan

  . Individual employees and directors on a pro rata basis which includes purchases through the pre-tax and after-tax deferred compensation plans

    Sellers Pay Sales Commission. All sellers on the internal market, other than CH2M HILL and the employee benefit plans, will pay the broker, initially Buck Investment Services, Inc., a commission equal to 2% of the proceeds from such sales. No commission is paid by buyers on the internal market.

    Stock Price Determined by Board of Directors. The Board of Directors will determine the price, which is intended to be the fair market value, of the shares of common stock on each trade date pursuant to the formula and valuation process described below. The price per share of common stock is as follows:


                    Share Price = [(7.8 x M x P) + (SE)]/CS

    In order to determine the fair market value of the stock in the absence of a public trading market, the Board of Directors felt it appropriate to develop a formula to use as a tool to determine a price that would be within a fair market value range. In determining the fair market value stock price, the Board believes that the use of a formula incorporating a going concern component (i.e., net income, which we call profit after tax) and a book value component (i.e., total shareholders' equity) is important. The Board of Directors believes that the process CH2M HILL has developed reflects modern equity valuation techniques and is based on those factors that are generally used in the valuation of equity securities.

    The constant 7.8 is a multiple necessary for the stock price derived by the new formula to approximate our historical estimate of the fair market value of the common stock as derived by the old formula. The 7.8 constant is the factor required to derive a fair market value stock price using an "M" factor of 1.0 at the beginning of the internal market.

    "M" is the market factor, which is subjectively determined in the sole discretion of the Board of Directors. In determining the market factor, the Board of Directors will take into account factors the directors consider to be relevant in determining the fair market value of the common stock, including:

  . the market for publicly traded equity securities of companies comparable to CH2M HILL

  . the merger and acquisition market for companies comparable to CH2M HILL

  . the prospects for CH2M HILL's future performance

  . general economic conditions

  . general capital market conditions

  . other factors the Board of Directors deems appropriate

    CH2M HILL believes that starting the internal market program with a market factor equal to 1.0 will make it easier for shareholders to understand future changes, if any, to the market factor.

    In setting the market factor, The Board of Directors may take into account the company appraisal information obtained by the trustees of the benefit plans. The existence of an over-subscribed or under-subscribed market on any given trade date will not affect the stock price on that trade date. However, the Board of Directors, when determining the stock price for a future trade date, may take into account the fact that there have been under-subscribed or over-subscribed markets on prior trade dates.

    The Board has not assigned predetermined weights to the various factors it may consider in determining the market factor. A market factor greater than one would increase the price per share and a market factor less than one would decrease the price per share.

    In its discretion, the Board of Directors may change, from time to time, the market factor component of the formula price. The Board of Directors could change the market factor, for example, following a change in general market conditions that either increased or decreased stock market equity values generally, if the Board of Directors felt that the market change were appropriately applicable to the common stock as well. The Board of Directors will not make any other change in the method of determining the price per share of common stock unless in the good faith exercise of its fiduciary duties and, if appropriate, after consultation with its professional advisors, the Board of Directors determines that the method for determining the price per share of common stock no longer results in a stock price that reasonably reflects the fair market value of CH2M HILL on a per share basis.

    "P" is profit after tax, otherwise referred to as net income, for the four fiscal quarters immediately preceding the trade date. Nonrecurring or unusual transactions could be excluded from the calculation at the discretion of the Board of Directors. Nonrecurring or unusual transactions are unforeseen developments that the market would not generally take into account in valuing an equity security. A change in accounting rules, for example, could increase or decrease net income without changing the fair market value of the common stock. Similarly, such a change could fail to have an immediate impact on the value of the common stock, but still have an impact on the value of the common stock over time. As a result, the Board of Directors feels that in order to determine the fair market value of the common stock, it needs the ability to review unusual events that affect net income.

    "SE" is total shareholders' equity, which includes intangible items, as set forth on CH2M HILL's most recently available quarterly or annual financial statements. Nonrecurring or unusual transactions could be excluded from the calculation at the discretion of the Board of Directors.

    "CS" is the weighted average number of shares of common stock outstanding during the four fiscal quarters immediately preceding the trade date, calculated on a fully diluted basis. By "fully diluted" we mean that the calculations are made as if all outstanding options to purchase common stock had been exercised and as if other "dilutive" securities were converted into shares of common stock.

    Under the new formula, and as demonstrated by the following calculation, the price per share of common stock would have been $4.30 per share based on a market factor of 1.0 on January 1, 1999. As of December 31, 1998, we had cumulative profit after tax (P) of $5,812,000 and total shareholders' equity of $75,132,000.

[(7.8X1.0X$5,812,000)+($75,132,000)]
 ------------------------------=$4.30
           28,025,490

Under the old formula, the price for the common stock for 1999 is $4.31, as determined by our Board of Directors.

   Following a determination by our Board of Directors at their November 1999 meeting to put the internal market into effect, commencing in the first quarter of 2000, the stock price will be reviewed by the Board of Directors up to four times each year. This review will be made in conjunction with Board of Directors meetings, currently scheduled for February, May, August and November. The Board of Directors believes that the valuation process described above will result in a stock price that will reasonably reflect the fair market value of CH2M HILL on a per share basis.

                           Quarterly Trade Timeline

                                      Trade Date Set                                      Confirmations
Fiscal Quarter     Board of           and Buy/Sell        Buy/Sell Orders                 and Checks
Ends               Directors Meets    Orders Solicited    Due to Broker     TRADE DATE    Mailed


---------------------------------------------------------------------------------------------------------
Approximately      Approximately      Approximately       Approximately     Buy/Sell      Approximately
75 Days            30 Days            15 Days             5 Days Before     Orders        5 Days After
Before Trade       Before Trade       Before Trade        Trade Date        Effective     Trade Date
Date               Date               Date

    We intend to publish the current stock price and upcoming trade date prior to each trade date to all participants in the internal market through internal communications, including bulletins, electronic mail communications or mailed reports. Trade dates are expected to occur approximately 75 days after the end of each fiscal quarter.

    We will also distribute our audited annual financial statements to all shareholders, as well as other employees, and to participants in the internal market through the employee benefit plans. Such information will be distributed at the same time as our annual reports, proxy information and solicitations are distributed for voting instructions from shareholders and participants in the employee benefit plans each year.

Price Range of Common Stock

    Because the common stock has not been publicly traded, there has not been any historical market-determined price. However, the Board of Directors has periodically determined the price of the common stock for purposes of awards of common stock made pursuant to the key employee policy.

    The price per share figures shown below for 1989 through 1999 are the stock prices established by the Board of Directors pursuant to the old formula for purposes of transactions under the key employee policy and employee benefit plans. There can be no assurance that the common stock will, in the future, provide returns comparable to historical returns.

    The stock prices have been adjusted to reflect the ten-for-one stock split that will be implemented in conjunction with the implementation of the internal market.

    Because of the change from the old formula to the new formula for determining the price, the historical prices for the common stock are not directly comparable to the stock prices that will be determined under the new formula. Since the determination of the price includes market analyses that are applied by the Board at the time of making its determinations, we do not know what the historical prices for the common stock would have been under the new formula.

----------------------------------------------
                Price Per
                 Share           % Increase
   Date       (Old Formula)      (Decrease)
----------------------------------------------
   1989           $2.05              --%
   1990            2.25             9.8
   1991            2.52            12.0
   1992            2.77             9.9
   1993            2.99             7.9
   1994            2.95            (1.3)     [line graph appears here]
   1995            3.07             4.1
   1996            3.31             7.8
   1997            3.59             8.5
   1998            3.82             6.4
   1999            4.31            12.8
----------------------------------------------

                                USE OF PROCEEDS

    The shares of common stock which may be offered by CH2M HILL are principally being offered to permit the acquisition of shares by the employee benefit plans as described herein and to permit CH2M HILL to offer shares of common stock on the internal market if necessary because there are more buy orders than sell orders on a trade date. We do not intend or expect this offering to raise significant capital. Any net proceeds received by CH2M HILL from the sale of the common stock offered, after paying expenses of the offering, will be added to our general funds and used for working capital and general corporate purposes. It is anticipated that the majority of the sales of common stock on the internal market will be made by shareholders and the employee benefit plans. All shareholders other than CH2M HILL and the employee benefit plans will pay a commission equal to 2% of the proceeds of the sale of any shares of common stock. The commission will be used by the broker to defray the costs of establishing and maintaining the internal market.

                                DIVIDEND POLICY

    We do not currently anticipate paying any cash dividends on the common stock and intend to retain any future earnings to finance the growth and development of our business.

                                    DILUTION

    The tangible book value of CH2M HILL on December 31, 1998 was $72,946,000 or $2.60 per share. Tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the shares of common stock then outstanding. Total common stock outstanding at December 31, 1998 was 28,025,940 shares. As the following table demonstrates, after giving effect to the sale of 4,000,000 shares of common stock by CH2M HILL in the offering at a price per share of common stock of $4.31, and after deducting anticipated expenses that had not been paid as of December 31, 1998, the pro forma book value of the common stock on December 31, 1998 would have been $89,363,921 or $2.79 per share, representing an immediate dilution of $1.52 per share to new investors purchasing shares of common stock at the price per share of common stock. "Dilution per share" represents the difference between the price per share to be paid by new investors for shares issued in this offering and the net pro forma book value per share as of December 31, 1998.

Price per share of common stock.....................................       $4.31
  Net tangible book value per share before the offering............. $2.60
  Increase per share attributable to new investors..................  0.19
                                                                     -----
Pro forma net tangible book value per share after the offering......        2.79
                                                                           -----
Dilution per share to new investors.................................       $1.52
                                                                           =====

                            SELECTED FINANCIAL DATA

    The following table presents selected historical financial data derived from the Consolidated Financial Statements of CH2M HILL, which have been reported on by Arthur Andersen LLP, independent public accountants, for each of the last five years. During the periods presented, CH2M HILL paid no cash dividends on its common stock. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto, included elsewhere in this prospectus.

-------------------------------------------------------------------------------------------
                                                                         Six Months Ended
                                      Year Ended December 31,                June 30,
 (dollars in thousands
 except per share data)       1994     1995     1996     1997     1998     1998     1999
------------------------------------------------------------------------------------------
 Statement of Operations
  Data:

 Revenues................   $676,205 $804,614 $937,198 $917,578 $935,030 $452,120 $579,533

 Operating income........     10,030   12,699   13,444   13,946   14,802    7,926   11,234

 Net income..............      3,255    5,371    4,709    4,716    5,812    3,151    5,416

 Net income per common
  and preferred share
 (basic and diluted).....       0.11     0.19     0.17     0.17     0.21     0.11     0.19

 Balance Sheet Data:

 Total assets............    224,541  304,136  309,364  311,117  298,325  297,069  356,105

 Long-term debt including
  current maturities.....     33,270   44,576   39,987   34,414   27,388   30,027   22,769

 Total temporary
  shareholder's equity...     49,753   56,171   58,130   62,303   75,132   67,409   87,130
--------------------------------------------------------------------------------------------

                                    BUSINESS

                                    Overview

    CH2M HILL is a project delivery firm founded in 1946. We provide engineering, consulting, design, construction, procurement, operations and maintenance, and program and project management services to clients in the private and public sector in the United States and abroad.

    We are an employee-owned Oregon corporation with approximately 7,000 employees working in 65 offices throughout the United States and 33 offices abroad.

                               Business Strategy

    Our business strategy is to grow domestically and internationally through increasing market share in each of our operating segments. The key elements of this strategy are:

  . Increasing the number and the dollar value of our contracts

  . Expanding and diversifying our client base by attracting new private and public sector clients and developing a diversified mix of projects

  . Increasing the number of large, longer-term projects with the potential for higher profit margins

  . Encouraging ownership in our common stock across a greater proportion of our workforce

                               Operating Segments

    We provide services to our clients through three operating segments:

  . Environmental, Energy and Infrastructure

  . Water

  . Industrial

Environmental, Energy and Infrastructure

    Our Environmental, Energy and Infrastructure ("EE&I") operating segment consists of two businesses: Environmental, Nuclear, Energy & Systems ("ENE&S") and Transportation. These two businesses are described below.

    EE&I's business strategy is to grow by increasing market share in each of its two businesses, expanding its client base and obtaining large, longer-term projects with the potential for higher profit margins. While maintaining its focus on its traditional services, EE&I is expanding its expertise into related industries such as telecommunications, and into related business concepts such as "sustainable development." Sustainable development is a design approach used, for example, in power plant design. Sustainable development addresses environmental issues throughout the life of a project, from design and construction to decommissioning. Sustainable development seeks to minimize total environmental impact.

    ENE&S. ENE&S provides integrated environmental and waste management consulting and engineering services, and performs design and build, remediation, construction and implementation of infrastructure and telecommunications systems for a variety of public and private clients.

    1. Environmental. Our Environmental group provides environmental consulting for remedial construction projects, ecological and natural resource damage assessments, strategic environmental management and permitting services, environmental liability management services, site investigations, remedial design, implementation and construction services, treatment systems for hazardous, toxic and radioactive waste contaminated properties, and sustainable development planning, design and construction services.

    Representative Environmental projects include:

  . Environmental consulting, engineering and remedial activities for the U.S. Air Force Center for Environmental Excellence

  . Remediation of contaminated sites on Naval and Marine Corps installations in 26 domestic states and several foreign countries

  . Program management and remedial design of a refinery for a large oil company

  . Environmental impact studies for a number of proposed industrial projects and municipal programs on behalf of the Beijing city government in China

   2. Nuclear. Our Nuclear group provides program management, integration, engineering, construction and operations and maintenance services for the U.S. Department of Energy and commercial nuclear power plants. We manage decommissioning and closure of weapons production facilities and design nuclear waste treatment and handling facilities in the United States, Western, Central and Eastern Europe and the former Soviet Union.

   Representative Nuclear projects include:

  . Management and integration of decontamination, decommissioning, and closure of the nuclear weapons production facility at Rocky Flats in Golden, Colorado, on behalf of the U.S. Department of Energy

  . Engineering, design and technical services to support decontamination, decommissioning and remedial activities at the Department of Energy Hanford Reservation in Richland, Washington

   3. Energy. Our Energy group provides full lifecycle energy services for power projects around the world. The Energy group's services range from design to decommissioning, including consulting, engineering, design, construction, operations and maintenance services.

   Representative Energy projects include:

  . Expert consulting on utility deregulation

  . The design and construction of gas turbine energy systems

  . The design and construction of energy efficiency upgrades

  . Development of generation services in renewable energy

  . Carbon and other greenhouse gasses management projects

   4. Systems. For the communications industry, our Systems group provides program management, planning, design, and construction management of local and regional fiber optic and hybrid fiber/coaxial systems for voice, video and data communications. In other markets, our Systems group develops and implements environmental management information systems, and total energy management and information technology systems. It provides military base operation services for government agencies, and other outsourcing services for industrial and government clients.

   Representative Systems projects include:

  . Program management, design and construction management of voice, video and data networks for a large European telecommunications company in Europe

  . Design, implementation and on-going maintenance of a worldwide environmental management information system in Detroit, Michigan

  . Program management for the upgrade of a hybrid fiber/coaxial network for voice, video and high-speed data services in several domestic cities

   Transportation. Transportation provides planning, siting, permitting, design, program and construction management, intermodal transportation planning and consulting services for aviation, ports, highways, bridges and transit systems.

   Representative Transportation projects include:

  . Master planning and program management for a large international airport in the U.S., including terminal, financial and airport environmental planning

  . Developing lighting control systems for another large international airport in the U.S., including touch-screen controls, runway incursion protection and automatic safety measures

  . Designing and providing project management and engineering services for the expansion of a container shipping terminal in the Eastern U.S., including berths, wharf and cranes

  . Seismic retrofit design of seven bridges along an interstate highway in California

  . Design of the Eastern Transportation Corridor for the Orange County,
    California transportation authority including 27 miles of highway and 58 bridges

Water

   Our Water operating segment consists of two businesses: Water & Wastewater and Operations & Maintenance.

   The business strategy of the Water operating segment is to grow through increasing market share in each of its businesses, both domestically and internationally, to diversify its client base, and to pursue larger projects. We seek to attract new clients by leveraging our reputation for providing quality services, and by taking advantage of the current trends for outsourcing operations and maintenance activities to specialized service providers.

   Water & Wastewater. Our Water & Wastewater business focuses on the planning, design, construction and implementation of water supply systems and wastewater treatment facilities.

   Representative Water & Wastewater projects include:

  . Design of a water treatment plant and transmission pipelines in Las
    Vegas, Nevada

  . Design, construction and commissioning of a wastewater treatment facility in Manakau, New Zealand

  . Program management for design and construction of a deep tunnel sewage project in the Republic of Singapore

  . Design, construction and commissioning of a water treatment plant in Halifax, Nova Scotia

   Operations & Maintenance. Our Operations & Maintenance business provides water, wastewater and public works operations and maintenance services to water and wastewater facility operators, including startup and performance testing, consulting, facility operations, on-going maintenance and management. The facility management services include water and wastewater treatment, collection, and distribution, equipment and process maintenance, and site grounds maintenance.

   Representative Operations & Maintenance projects include:

  . Operations and maintenance of a water reclamation center in Fairfield, California

  . Operations of the wastewater facilities in Hoboken, New Jersey

  . Operations of the wastewater plant for a large brewery in Jacarei, Brazil

Industrial

   Our Industrial operating segment provides design, construction, specialized precision manufacturing support and facility services support to high-technology manufacturing companies, food and beverage processing businesses, and fine chemical and pharmaceutical manufacturers.

   The business strategy of the Industrial operating segment is to diversify its client base beyond the microelectronics industry, capitalizing on a strong professional reputation in project delivery of complex manufacturing facilities and leadership in the area of single-source design, engineering and construction of industrial manufacturing facilities.

   The Industrial operating segment built its reputation primarily in the microelectronics industry, where it provides a single source for a broad range of integrated design and construction services. The Industrial segment's clients typically require design and installation services for complex systems that comprise many of their facilities, including clean rooms, ultrapure water and wastewater treatment systems, chemical and gas systems, and production tools.

   Representative Industrial projects include:

  . Design and construction services for the development of multiple domestic and foreign production facilities for a large microelectronics manufacturer

  . Design and construction services for a soy sauce production facility in California for a Japanese manufacturer

  . Complete engineering and construction services for an ultrapure water system for
   a multi-national pharmaceutical manufacturer

  . Continuous facility engineering, maintenance and operations support services for several microelectronics manufacturers under multi-year contracts

                                    Clients

    Our clients include:

  . Corporations in the energy, transportation, chemical, steel, aluminum, mining, forest products, electronics, food, pharmaceuticals and manufacturing industries in the United States and abroad

  . The U.S. Agency for International Development, U.S. Department of
    Defense, U.S. Department of Energy and U.S. Environmental Protection
    Agency

  . A variety of state and local government agencies in the United States and abroad

                                  Kaiser-Hill

    In 1995, through Kaiser-Hill, we won the U.S. Department of Energy's Performance Based Integrating Management Contract for the Rocky Flats Closure Project in Golden, Colorado. Kaiser-Hill is a joint venture with ICF Kaiser International, Inc. in which we hold a 50 percent interest. Rocky Flats is a former U.S. Department of Energy nuclear weapons production facility. Under the five-year contract, Kaiser-Hill oversees plutonium stabilization and storage, environmental restoration, waste management, decontamination and decommissioning, site safety and security, and construction activities of subcontractor companies.

    Under the performance-based contract signed by Kaiser-Hill, a concept that was developed in the U.S. Department of Energy's 1994 Contract Reform Initiative, 85% of Kaiser-Hill's fees are based on performance, while only 15% are fixed. Kaiser-Hill's contract commits it to dealing with urgent risks first. Achievement of measurable results in the following "urgent risk" areas determines Kaiser-Hill's incentive fee: stabilize plutonium and plutonium residues for specific time frames; consolidate plutonium in a single building; and clean up and remove all high-risk "hot spot" contamination. The Rocky Flats contract is scheduled to expire in June 2000. On July 30, 1999, the U.S. Department of Energy announced that it will begin negotiations with Kaiser-Hill on a contract extension through ultimate site closure scheduled for 2006. We expect contract negotiations to be complete by the end of 1999.

                                    Backlog

    At December 31, 1998, our backlog was approximately $1,337 million, compared to a backlog of approximately $966 million at December 31, 1997. We define backlog as contracted task orders less previously recognized revenue on such task orders. U.S. government agencies operate under annual fiscal appropriations by Congress and fund various federal contracts only on an incremental basis. The same is true of many state, local and foreign contracts. Our ability to earn revenues from our backlog depends on the availability of funding for various U.S., state, local and foreign government agencies.

                             Government Contracting

    Overall, we received 16% of our revenues in 1998 from U.S. federal government contracts. Typically, a federal contract has an initial term of one year combined with two, three, or four one-year renewal periods, exercisable at the discretion of the federal government. The government is not obligated to exercise its option to renew a federal contract. At the expiration of the term of a federal contract, the contract in its entirety is resubmitted for competitive bids by all interested service providers. The government's failure to renew, or the early termination of, any significant portion of our federal contracts would adversely affect our business and prospects.

    Contracts with the federal government and its prime contractors usually contain standard provisions for termination at the convenience of the government or such prime contractors. Upon such a termination, we are generally entitled to recover costs incurred, settlement expenses and profit on work completed prior to termination. Our federal contracts do not provide for renegotiation of profits. Terminations of federal contracts may occur, and such terminations could adversely affect our business and prospects.

    Federal contract payments we receive in excess of allowable direct and indirect costs are subject to adjustment and repayment after audit by government auditors. The U.S. government has completed audits on our incurred contract costs through December 31, 1994, and audits are continuing for subsequent periods.

    As a U.S. government contractor, we are subject to federal regulations under which our right to receive future awards of new federal contracts, or extensions of existing federal contracts, may be unilaterally suspended or barred if CH2M HILL is convicted of a crime or indicted based on allegations of a violation of specific federal statutes. Suspensions, even if temporary, can result in the loss of valuable contract awards for which we would otherwise be eligible. While suspension and debarment actions may be limited to that division or subsidiary of a company engaged in the improper activity, government agencies have authority to impose debarment and suspension on affiliated entities that were not involved in the improper activity. Any suspension or debarment action against us or any of our affiliates could have a material adverse impact upon our business and prospects.

    Many similar regulations are also applicable to our contracts with state, local and foreign governments.

             Our Environmental Activities and Potential Liabilities

    A substantial portion of our business has been generated either directly or indirectly as a result of federal, state, local and foreign laws and programs related to protection of the environment. Our environmental activities are conducted in the context of a rapidly developing and changing statutory and regulatory framework. Such activities are subject to regulation by a number of federal agencies, including the U.S. Environmental Protection Agency ("EPA"), the U.S. Nuclear Regulatory Commission and the U.S. Occupational Safety and Health Administration, as well as similar state, local and foreign regulatory agencies.

    Several federal statutes govern our environmental activities. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") established the "superfund" program to clean up hazardous waste sites, and provides for penalties and punitive damages for noncompliance with EPA orders. CERCLA may impose strict liability (joint and several as well as individual) on hazardous substance waste owners, operators, disposal arrangers, transporters and disposal facility owners and operators (collectively, "Potentially Responsible Parties" or "PRPs"). Liabilities under CERCLA may include payment of the costs of removal or remedial action, for other necessary response costs, for damages for injury, destruction or loss of natural resources, and for the cost of health effects studies.

    Although the liabilities imposed by environmental legislation are generally intended to remedy and prohibit pollution by industrial companies, we could face liability under environmental laws in some circumstances. Increasingly, there are efforts to expand the reach of CERCLA to make environmental contractors responsible for cleanup costs by claiming that environmental contractors are owners or operators of hazardous waste facilities or that they arranged for treatment, transportation, or disposal of hazardous substances. Should we be held responsible under CERCLA for damages caused while performing services or otherwise, CH2M HILL could be forced to bear such liability by itself, if contribution or indemnification is not available from other parties.

    The Resources Conservation and Recovery Act ("RCRA") governs hazardous waste generation, treatment, transportation, storage, and disposal. RCRA, or similar EPA-approved state programs, govern waste-handling activities involving wastes classified as "hazardous." Substantial fees and penalties may be imposed under RCRA and similar state statutes for any violation.

    In addition to civil and criminal liabilities under environmental laws, we could face liabilities to clients and other private parties for property damage, personal injury and other claims. Such claims could arise in a number of ways, including:

  . An accidental release of pollutants during our performance of services

  . The inability of one of our remedial plans to contain or correct an ongoing seepage or release of pollutants

  . The inadvertent exacerbation by us of an existing contamination problem

  . Reliance by others on reports or recommendations we prepare that turn out to be incorrect

   In the environmental field, personal injury claims may arise in connection with our work while it is being done or long after completion of the project. In addition, claimants may assert that we should be strictly liable for performing environmental remediation services -- that is, liable for damages even though our services may have been performed using reasonable care -- on the grounds that such services involve "abnormally dangerous activities."

             Our Contractual Obligations and Potential Liabilities

   We operate under a number of different types of contracts with our private and public sector clients, including cost reimbursement contracts, time-and-materials contracts, and fixed price contracts. The most common type is the fixed price contract, which accounted for 36.1% of our revenues in 1998. Under fixed price contracts, we are paid a predetermined amount for all services provided as determined at the project's inception. Under time-and-materials contracts, we are paid at a specified fixed hourly rate for direct labor hours worked. Under cost reimbursement contracts, our costs are reimbursed, often with a negotiated cost ceiling and also with an incentive fee to provide inducement for effective project management. We assume the greatest financial risk on fixed price contracts because we assume the risk of performing those contracts at the stipulated prices regardless of actual costs incurred. We also incur some financial risks under time-and-materials contracts because we contract to complete the work at negotiated hourly rates. The failure to accurately estimate ultimate costs or to control costs during performance of the work could result in losses or reduced anticipated profits.

   When we perform services for our clients, we can become liable for breach of contract, personal injury, property damage, and negligence. Such claims could include improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties. Because our projects are typically large enough to affect the lives of many people, the damages available to a client or third parties are potentially large and could include punitive and consequential damages. For example, our transportation projects and manufacturing facility projects involve services and products that affect not only our client, but also the many end users of those services and products. In addition, our clients often require us to be responsible for liabilities through contractual indemnities. Such provisions typically require us to assume liabilities for damage or personal injury to the client, third parties and their property, and also for fines and penalties.

   We seek to protect CH2M HILL from potential liabilities by obtaining indemnification where possible from our private sector clients. Under most of our private sector contracts, we have been successful in obtaining such indemnification, but such indemnification generally is not available if we fail to satisfy specified standards of care in performing our services or if the indemnifying party has insufficient assets to cover the liability.

   We also try to obtain available indemnities from our public sector clients. For example, some of our clients, including some U.S. government agencies, are Potentially Responsible Parties under CERCLA. Under our contracts with these clients, we usually try to seek contribution from the client for liability imposed on us in connection with our work at these clients' CERCLA sites. In addition, when we perform superfund related work for our U.S. government clients, CERCLA generally permits us to limit our potential liabilities. However, the EPA recently has significantly narrowed the circumstances under which it will indemnify contractors against liabilities incurred in connection with CERCLA projects. There are also proposals both in Congress and at various regulatory agencies to further restrict indemnification of contractors from third-party claims. In connection with services at the Rocky Flats closure project, Kaiser-Hill is indemnified by its U.S. government client against liability claims arising out of contractual activities involving a nuclear incident.

              International Operations Pose Risks and Complexities

    We routinely conduct operations outside of the United States. Overall, we derived approximately $57 million or 6.1% of our service revenues in 1998 from such operations. International operations entail additional business risks and complexities such as foreign currency exchange fluctuations, different taxation methods, restrictions on financial and business practices and political instability. Our international clients include both private sector firms and foreign government agencies in more than 20 countries, with significant projects in Egypt, Spain, Singapore, and New Zealand.

                       Our Industry Is Highly Competitive

    The market for the design, consulting, engineering and construction services that we offer is highly competitive. We compete with many other design, consulting, engineering and construction firms, including large multinational firms having substantially greater financial, management, and marketing resources. Other competitors are small firms with lower cost structures enabling them to offer lower prices for particular services. We also compete with government agencies, including our own clients, that can utilize their internal resources to perform services that we might otherwise perform.

    Most contracts between public sector clients and our EE&I and Industrial operating segments are awarded through a competitive bidding process that places no limit on the number or type of potential service providers. The process usually begins with a government agency request for proposal that delineates the size and scope of the proposed contract. The government agency evaluates the proposals on the basis of technical merit and cost. For the Water operating segment, most contracts are awarded through qualification selection processes that vary among projects.

    In both the private and public sectors, acting either as a prime contractor or as a subcontractor, we may join with other firms that we otherwise compete with to form a team to compete for a single contract. Because a team can often offer stronger combined qualifications than any firm standing alone, these teaming arrangements can be very important to the success of a particular contract competition or proposal. Consequently, we maintain a network of relationships with other companies to form teams that compete for particular contracts and projects.

                 Conflicts of Interest May Limit Opportunities

    Many of our clients and potential clients are concerned about actual or possible conflicts of interest in retaining professional services consultants. Governmental agencies and some private sector clients have contracting policies that may, from time to time, prevent us from seeking or performing contracts for other clients if there is a conflict of interest. We have, on occasion, declined to bid on particular projects because of actual or perceived conflicts of interest, and we are likely to continue encountering such conflicts of interest in the future.

                           Our Properties are Leased

    Our corporate headquarters, a 131,000 square foot facility, is located at 6060 South Willow Drive, Greenwood Village, Colorado 80111. We lease all of our significant facilities, including our corporate headquarters and 65 domestic and 33 foreign office locations, under many separate leases. We believe that comparable facilities are available for lease and therefore that the loss of any such leases would not have a material adverse impact on our operations. We believe that our facilities are adequate for the present needs of our business.

                  We Are Not Involved in any Material Lawsuits

    CH2M HILL is party to various legal actions arising in the normal course of its business, some of which involve claims of substantial sums. Damages assessed in connection with and the cost of defending any such actions could be substantial. CH2M HILL's management believes that the levels of insurance coverage are generally adequate to cover CH2M HILL's liabilities, if any, with regard to such claims. CH2M HILL generally accrues amounts for retentions and deductibles based on advice from legal counsel when it is probable that a loss will be incurred and such loss is estimable. Gain contingencies or recoveries are rare and are usually recorded when the cash is collected.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis explains our general financial condition, changes in financial condition and results of operations for CH2M HILL as a whole and each of our operating segments including:

  . Factors affecting our business

  . Our revenues and profits for the six-month period ended June 30, 1999 and for the years ended December 31, 1998, 1997, and 1996

  . Where our revenues and profits came from

  . Why those revenues and profits were different from year to year

  . Where our cash came from and how it was used

  . How all of this affects our overall financial condition

    The following discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

    As you read this section, you should also refer to our consolidated financial statements and the accompanying notes. These consolidated financial statements provide additional information regarding our financial activities and condition.

    This analysis may be important to you in making decisions about your investments in CH2M HILL.

                                  Introduction

    The engineering and construction industry has been undergoing substantial change as public and private clients privatize and outsource many of the services that were formerly provided internally. Numerous mergers and acquisitions in the industry have resulted in a group of larger firms that offer a full complement of single-source services including studies, designs, construction, operations, and in some instances, facility ownership. Included in the current trend is the movement towards longer-term contracts for the expanded array of services, e.g., 5 to 20 year contracts for facility operations. These larger, longer contracts require us to have substantially greater financial capital to remain competitive.

    We believe we provide our clients with innovative project delivery using cost effective approaches and advanced technologies. We continuously monitor acquisition and investment opportunities that will expand our portfolio of services, add value to the projects undertaken for clients, or enhance capital strength. We believe that we are well positioned geographically, technically and financially to compete worldwide in the markets we have elected to pursue and clients we serve.

 Results of Operations for the Six-Month Period Ended June 30, 1999 Compared to
                 the Six-Month Period Ended June 30, 1998

    Revenues for the six-month period ending June 30, 1999 were $576.0 million compared to $450.1 million for the same period in 1998. The increase of $125.9 million or 28.0% is comprised of significant improvements in the Environmental, Energy & Infrastructure ("EE&I") segment of $56.3 million, the Water segment of $46.8 million, and the Industrial segment of $22.8 million.

    Pre-tax profit for the six-month period ended June 30, 1999 was $10.8 million compared to $7.8 million in the same period of 1998. The increase of $3.0 million was comprised of an increase in the EE&I segment of $2.7 million in addition to an improvement in the Water segment of $4.6 million, offset by a decline in the Industrial segment of $3.7 million. Corporate expenses increased by $0.6 million.

Environmental, Energy and Infrastructure

    Revenues in the EE&I segment for the six-month period ended June 30, 1999 were $240.4 million compared to $184.1 million for the same period in 1998. This increase of $56.3 million was primarily attributable to growth of $13.2 million in the telecommunications markets, growth of $16.4 million in the construction services market, and $20.3 million in the transportation markets. The growth in revenues from construction services is indicative of our commitment to diversify our business. Construction services revenues generated in the six-month period ended June 30, 1999 were primarily from remedial action contracts with the U.S. Navy. The increase in the transportation markets is primarily the result of the Transportation Equity Act for the 21st Century (TEA-21) which was adopted by Congress in 1998. TEA-21 provides federal funding to the various states for transportation infrastructure improvement projects including construction-related projects for highways, highway safety, and transit for the six-year period from 1998 to 2003.

    Pre-tax profit for the EE&I segment was $7.6 million for the six-month pe-riod ended June 30, 1999 compared to $4.9 million in the same period of 1998. Profit as a percent of revenue for the same period in 1999 was 3.2% compared to 2.7% for 1998. The increase in pre-tax profit of $2.7 million was primarily generated by increased project margins of $2.5 million from the telecommuni-cations markets offset by an increase in indirect costs of $2.9 million primar-ily due to business development activities necessary for growth. The remaining increase of $3.1 million was achieved in the construction management and trans-portation markets.

Water

    The Water segment reported revenues of $210.8 million for the six-month period ended June 30, 1999 compared to revenues of $164.0 million in the same period of 1998. This increase of $46.8 million was due to significant growth in several market areas. In general, the Water segment is capitalizing on prior business development efforts, especially in the design/build markets, and obtaining new business from existing clients as a result of the strong domestic economy. Revenues from design/build projects increased by $15.8 million, as a result of our ongoing efforts to provide a full array of services to our customers. Revenues from operations and maintenance services increased by $8.5 million due to the addition of new infrastructure support contracts, primarily with municipalities. Services from other domestic water operations increased by $22.7 million in the same period. These increases were offset by decreases in international revenues due to the completion of projects.

    The Water segment reported $6.4 million of pre-tax profit in the first six months of 1999 compared to $1.8 million of pre-tax profit for the same period of 1998. Pre-tax profit as a percent of revenues was 3.0% for the six month period ended June 30, 1999 compared to 1.1% in the same period of 1998. The increase in profit is primarily due to the increase in the volume of new services contracts, as we have been able to leverage our costs and increase efficiencies. Although we realized an increase in revenues from the design/build markets, we also increased direct costs due to the pass-through of construction costs. We also increased indirect costs in order to establish our internal infrastructure to support the long-term opportunities expected in the design/build markets.

Industrial

    The Industrial segment reported revenues of $124.8 million for the six month period ended June 30, 1999, of which $83.5 million was generated from the microelectronics industry. The revenues for the same period of 1998 were $102.0 million, of which $70.5 million was generated from the microelectronics industry. The increase of $22.8 million was comprised of a $13.0 million increase in revenues from the microelectronics industry and an increase in revenues of $9.8 million from other industries, including food, biopharmaceutical, fine chemical and facility services. The mix of the revenues between construction costs versus services for engineering and construction management also changed significantly from 1999 versus 1998. The construction cost component of revenues increased from $22.3 million, which was 21.9% of 1998 year-to-date revenues, to $80.3 million, which was 64.3% of 1999 year-to-date revenues. This increase in construction revenues of $58.0 million offset the decrease in revenues from services of $79.8 million in 1998 to $44.5 million in 1999. The construction revenue increase was due to two construction projects that were started in first quarter 1999.

    The Industrial segment reported virtually no pre-tax profit through the six-month period ended June 30, 1999 versus $3.7 million in the first six months of 1998. Profit as a percent of revenues for 1998 was 3.6%. The most significant factor causing the profit decline was the decrease in volume of services sold during the first six months of 1999. In addition to the impact of reduced volume, reduced project margins and flat overhead costs also reduced profitability. Direct project costs, as a percentage of revenues, increased 19.0% in 1999 versus 1998. This increase in direct project costs is the pass-through of construction related costs directly associated with the increase in construction revenues. This results in a decline in project margins due primarily to the change in mix of revenues where the construction revenue component increased considerably over the services revenue component during the first six months of 1999. With the exception of indirect labor costs, all other overhead, general and administrative costs remained approximately the same percentage of the services portion of revenues in 1999 as in 1998. Indirect labor expenses, which are made up of salaries and benefits of all administrative personnel plus salaries and benefits of technical personnel for hours not working on billable client services, increased. Indirect labor costs increased, as a percent of the services portion of gross revenues, 4.9% from 1999 versus 1998. This increase is due to the significant decline in the number and size of projects performed for the microelectronics industry.

                  ----------------------------------------------------------------------
                              1998                   1997                   1996
                  ----------------------------------------------------------------------
                                  Pre-Tax                 Pre-Tax                Pre-Tax
(in millions)         Revenues    Profit     Revenues     Profit    Revenues     Profit
                  ----------------------------------------------------------------------
Environmental,
Energy and
Infrastructure      $386.1   41%  $ 9.3    $360.2   39%   $ 5.8    $389.6   42%  $ 7.2
Water                362.8   39%    7.2     309.9   34%     5.0     289.3   31%    2.2
Industrial           186.1   20%    3.6     247.5   27%     7.2     258.3   27%    8.2
Corporate                -    -    (5.7)        -    -     (6.0)        -    -    (5.6)
                  ----------------------------------------------------------------------
Total               $935.0  100%  $14.4    $917.6  100%   $12.0    $937.2  100%  $12.0
                  ----------------------------------------------------------------------

                  1998 Results of Operations Compared to 1997

    Revenues for 1998 were $935.0 million compared to $917.6 million in 1997. The increase of $17.4 million or 1.9% is comprised of significant improvements in the EE&I segment of $25.9 million and the Water segment of $52.9 million. These gains were reduced by the decrease of $61.4 million in the Industrial segment revenues.

    Pre-tax profit for 1998 was $14.4 million compared to $12.0 million in 1997. The increase of $2.4 million or 20.0% was primarily due to volume increases in the EE&I and Water segments as well as a reduction in corporate expenses. Contracts in the EE&I and Water segments generally have a lower margin than the contracts in the Industrial segment, but increases in the volume of contracts offset any decline generated by the Industrial segment.

    Bad debt expense was $57,000 in 1996, $1.4 million in 1997, and $5.2 million in 1998, which also impacts pre-tax profit. The increases in 1997 and 1998 relate to specific projects in the EE&I and Water segments that needed to be reserved for due to the uncertainty of collection. At December 31, 1997, the outstanding receivables related to these projects were $2.2 million of unbilled and $1.2 million of billed. No amounts were outstanding at December 31, 1998. The entire outstanding receivable balances were reserved for as the projects were halted due to poor economic conditions in Latin America. Currently, future collection of these receivables is not probable.

    The loss on the sale of assets in 1998 of $1.7 million also negatively impacted pre-tax profit. This loss related to assets that were sold in closing two of our offices.

Environmental, Energy and Infrastructure

    Revenues in the EE&I segment increased $25.9 million or 7.2% to $386.1 million in 1998, compared to $360.2 million in 1997. EE&I revenues accounted for 39.0% of our total operating revenues in 1997 and 41.0% in 1998. During 1998 we benefited from the business development efforts undertaken in 1997. We reported a full year of revenues in 1998 for public sector hazardous waste remediation contracts awarded in 1997 by the Department of Defense and the Department of Energy. Revenue growth from the Department of Defense was strong in part due to legislation requiring military base closure and remediation. The initial assessment phases are complete and the environmental remediation and clean-up phases have begun.

    The telecommunications markets, both domestically and internationally, also attributed to the increase in revenues in 1998. We obtained several major clients in this market providing program management oversight, site development and construction management services to install or upgrade cable and wireless networks and related infrastructure. With the technological advances in wireless telecommunications, the ability to communicate rapidly via voice, data, and video have become a necessity for business enterprises and individuals around the world. We believe this market will provide continued revenue growth in future years.

    Although the private sector of the environmental and infrastructure market slowed in 1997, we realized some recovery from this sector in 1998. We attribute this growth to the strong domestic economy, which is affording larger, multinational corporations the opportunity to improve their environmental performance and sustainability.

    The transportation market also contributed to the increase in revenues in 1998. We have benefited from the growth generated by the Intermodal Surface Transportation Efficiency Act (ISTEA) adopted by Congress in 1991, which caused significant increases in federal funding to the states for transportation projects. We believe that we are also well positioned in the market to benefit from the TEA-21 legislation.

    The EE&I segment reported higher pre-tax profit in 1998, increasing from $5.8 million in 1997 to $9.3 million in 1998, an increase of 60.3%. Profit as a percent of revenues was 2.4% in 1998 compared to 1.7% in 1997. The growth in the telecommunications markets contributed $2.8 million in profit while the remaining net increase of $0.7 million was attained by successful cost containment efforts. The demand for services is high in the telecommunications market, which can return higher gross margins than the public and private sector environmental and infrastructure contracts.

    During 1998, cost containment measures enacted in prior years reduced overhead costs as administrative functions have been consolidated to enable us to manage our resources more effectively.

Water

    Water segment revenues were $362.8 million in 1998 versus $309.9 million in 1997, an increase of $52.9 million or 17.1%. Approximately 30% of the increase came from new contracts, with terms up to 15 years, in the utility plant operations market for public and private clients. The balance of the increase came from contract activities in water and wastewater infrastructure facility improvement programs principally in the United States. The demand for the Water segment's services continues to be strong as water and wastewater treatment infrastructure improvement projects are undertaken by municipalities and other utility authorities across the United States and abroad. The desire by municipalities to preserve the environment and provide clean water creates a demand for services we offer.

    Profitability in the Water segment increased from $5.0 million in 1997 to $7.2 million in 1998, an increase of 44.0%. Profit as a percent of revenues was 2.0% in 1998 compared to 1.6% in 1997. Profitability continues to improve as we continue to win significant new contracts as reflected by the increase in revenues mentioned above. Additionally, the Water segment reported an increase of $1.0 million in profit due to lower business development expenditures. From year to year, we achieved increasing margins by focusing on improvements in project delivery and effective cost management, even though competition in this industry is increasing as a result of rapid consolidation. We believe that our future success in the Water segment is dependent on continuing improvements in our project delivery performance and our ability to win significant new contracts.

Industrial

    The Industrial segment's revenues for 1998 were $186.1 million, of which $141.4 million or 76.0% was generated from the microelectronics industry. The Industrial segment's revenues for 1997 were $247.5 million, of which $222.8 million or 90.0% was generated from the microelectronics industry. Total revenues from the Industrial segment declined $61.4 million from 1997 to 1998 due to declines in the microelectronics industry offset by an increase in revenues from other industries including, food, biopharmaceutical, fine chemical, and facility services. The microelectronics industry began to reduce capital spending in 1997 which has continued into 1999, resulting in a sharp decline in purchases of engineering and construction services by our microelectronics clients. In order to reduce its dependence on the microelectronics industry, the industrial segment has reallocated some of its workforce to focus on diversifying into other industries mentioned above.

    Pre-tax profit in the Industrial segment was $3.6 million in 1998 versus $7.2 million in 1997. Profit as a percent of revenues was 2.0% in 1998 compared to 2.9% in 1997. The decrease in the total volume of services sold during 1998 to the microelectronics industry caused this profit decline. In addition to the impact of reduced volume, direct project costs as well as overhead expenses affected profitability. Direct project costs, as a percentage of revenues, decreased 2.0% in 1998 versus 1997, slightly improving gross margins. Indirect labor costs, included in overhead expenses, as a percentage of gross revenues, increased 4.0% from 1997 to 1998 because of the significant decline in revenue during 1998.

1997 Results of Operations Compared to 1996

    Revenues for 1997 were $917.6 million compared to $937.2 million in 1996. The decrease of $19.6 million or 2.1% resulted from a decline in the EE&I segment revenues of $29.4 million and a decline in the Industrial segment revenues of $10.8 million which were partially offset by improvements in Water segment revenues of $20.6 million. Pre-tax profit remained unchanged overall.

Environmental, Energy and Infrastructure

    Revenues for the EE&I segment were $360.2 million in 1997 versus $389.6 million in 1996, a decrease of $29.4 million or 7.5%. Included in revenues were equity in earnings of investees accounted for by the equity method of $5.4 million in 1996 and $7.9 million in 1997.

    The decrease in revenues from 1996 to 1997 was caused by the completion of a significant transportation project and the decline in the private sector environmental market. This decrease was offset by other gains in the transportation sector and in the federal sector environmental market.

    Excluding the revenues from the major project we completed, we actually reported revenue growth in the transportation markets in the United States. This revenue growth has been generated from the ISTEA bill that was passed in 1991, which provided significant increases in the level of federal funding for transportation infrastructure projects across the nation.

    The federal sector environmental market showed strong gains in 1997, contributing 15% of total revenues versus 11.0% in 1996. Earlier marketing efforts and favorable legislative developments resulted in significant project wins from the Department of Defense.

    The EE&I segment reported lower pre-tax profit in 1997 versus 1996 of $1.4 million. Profit as a percent of revenues was 1.7% in 1997 compared to 1.9% in 1996. The decrease in pre-tax profit from 1996 to 1997 is entirely due to the completion of a significant transportation project in 1997, which was not replaced by another project of comparable size. Although this project was completed, we made a strategic decision to retain the workforce and incur a temporary reduction in profits in anticipation of growth to be generated from TEA-21. We also experienced an increase in general and administrative expenses due to geographic expansion in 1997.

Water

    Water segment revenues were $309.9 million for 1997 versus $289.3 million for 1996, an increase of $20.6 million or 7.1%. A significant portion of the revenue increase was attributable to the utility plant operations market for public and private clients. We continued to win substantial contracts that are for longer terms and will contribute to revenues in future years. The balance of the increase was attributable to contract activities in the water and wastewater infrastructure facility improvement programs principally in the United States.

    The Water segment reported pre-tax profit of $5.0 million in 1997 compared to $2.2 million in 1996, an increase of $2.8 million. Profit as a percent of revenues was 1.6% in 1997 compared to 0.8% in 1996. The increase in pre-tax profit resulted from an increase in revenues as mentioned above, as well as a $2.1 million reduction in indirect costs due to increased efficiencies in our design functions. During 1996, the water segment incurred more business development costs to ensure steady growth in a market that is growing rapidly. During 1997, these marketing efforts paid off as we added significant new contracts while leveraging our cost structure and maintaining stable margins.

Industrial

    The Industrial segment's revenues for 1997 were $247.5 million, of which 90.0% was attributable to the microelectronics industry. The Industrial segment's revenues for 1996 were $258.3 million, of which 97.0% was attributable to the microelectronics industry. Total segment revenues declined $10.8 million from 1996 to 1997. This decline was due to a $27.8 million decrease in revenues from the microelectronics industry that was partially offset by an increase in revenues of $17.0 million from other industries including, food, biopharmaceutical, fine chemical, and facility services markets. The microelectronics industry fostered significant growth for the Industrial segment in past years by providing several very sizable projects during 1995 and 1996. These large projects were substantially complete by mid-1997 at which time the microelectronics industry entered into a period of reevaluation of its capital expenditure plans, ultimately leading to a decline in procurement of engineering and construction services during 1997.

    Pre-tax profit in the Industrial segment was $7.2 million in 1997 versus $8.2 million in 1996, a decline of $1.0 million or 12.2%. Profit as a percent of revenues was 2.9% in 1997 compared to 3.2% in 1996. The decline in profit was due primarily to the decrease in volume of services sold during 1997 to the microelectronics industry. Direct project costs, as a percentage of revenues, decreased 2.0% in 1997 versus 1996, slightly improving gross margins and improving profitability. Total overhead costs, as a percentage of gross revenues, increased 2.0% in 1997 versus 1996 offsetting the decrease in direct project costs as a percentage of revenues.

                                 Joint Ventures

    We routinely enter into joint venture arrangements in order to service the needs of our clients. Such arrangements are customary in the engineering and construction industry and generally are established to manage a specific project. Our largest joint venture is Kaiser-Hill Company, LLC ("Kaiser-Hill"), a joint venture in which we own a 50% interest. This joint venture is attributable to our EE&I operating segment. The earnings from this joint venture are reported as equity in earnings of investees accounted for under the equity method, along with other joint ventures that are individually insignificant.

    For the six month period ended June 30, 1999, we reported equity in earnings of investees accounted for under the equity method of $3.5 million compared to $2.0 million in the same period of 1998. The earnings from the Kaiser-Hill joint venture for the same period of 1999 were $2.8 million compared to $2.7 million for 1998. Under the Performance Based Management contract, as discussed below, fees are earned based upon specific negotiated performance incentives which are heavily weighted to the U.S. Government's fiscal year end of September 30. Due to the timing of specific work scopes and the completion of these activities, earnings may not be comparable from period to period.

    Equity in earnings of investees accounted for by the equity method generated $8.4 million of revenues in 1998 compared to $8.7 million in 1997, a majority of which comes from Kaiser-Hill. For 1998, the $8.4 million of revenues represents 56.7% of operating income and 144.53% of net income. For 1997, the $8.7 million of revenues represents 62.6% of operating income and 184.99% of net income. Although Kaiser-Hill achieved the negotiated performance measures for 1998 in the performance based contract, the revenues from the contract for 1998 were expected to be lower than in 1997 due to the fee structure in this contract. This was due to the types of tasks required to be performed in 1998 to decommission the site and the corresponding fee levels negotiated based on the difficulty and risks of those tasks. No one specific task was material to the fee structure in this contract year over year. Our contract expires on June 30, 2000. On July 30, 1999, the Department of Energy announced that it will begin negotiations with Kaiser-Hill on a contract extension through ultimate site closure scheduled for 2006. We expect contract negotiations to be complete by the end of 1999.

    Equity in earnings of investees accounted for by the equity method generated $8.7 million of revenues in 1997 compared to $5.3 million of revenues in 1996. For 1997, the $8.7 million of revenues represents 62.6% of operating income and 184.99% of net income. For 1996, the $5.3 million of revenues represents 39.2% of operating income and 112.04% of net income. These revenues are primarily generated from Kaiser-Hill. 1997 was the second full year on the contract and Kaiser-Hill's performance in meeting certain measurable targets was better than in 1996. At the end of 1995 and throughout the first half of 1996, Kaiser-Hill focused on the transition from the former contractor and performed less of the plutonium stabilization and cleanup activities. Kaiser-Hill has a Performance Based Management Contract, which means that, except for a small base fee, the fees on this contract are dependent on Kaiser-Hill's performance.

                               Corporate Expenses

    Corporate expenses for the six-month period ended June 30, 1999 were $3.2 million compared to $2.6 million for the same period of 1998. The increase of $0.6 million is related to costs incurred for the registration of our stock with the Securities and Exchange Commission.

Corporate expenses for the years ended December 31, 1996, 1997, and 1998 were $5.6 million, $6.0 million, and $5.7 million, respectively. These costs represent centralized management costs that are not allocable to individual operating segments and primarily include expenses associated with administrative compliance functions such as legal, treasury, accounting, tax, and general business development efforts. The fluctuations from year to year are generally dependent on the business development efforts undertaken as other administrative costs historically remained constant.

                                  Income Taxes

    The income tax provision for the six month period ended June 30, 1998 was $4.6 million, or an effective tax rate of 59.6%, compared to $5.4 million, or an effective tax rate of 49.9%, for the same period of 1999. The decrease in the effective tax rate is primarily due to the reduction of non-deductible foreign net operating losses as we have been able to improve the financial performance of our international operations. Our effective tax rate continues to be higher than the U.S. statutory income tax rate of 35.0% due to disallowed portions of meals and entertainment expenses and non-deductible foreign net operating losses.

    Our income tax provisions for the last several years were as follows:

                                 Income Tax                                                 Effective
  Year                           Provision                                                  Tax Rate
-----------------------------------------------------------------------------------------------------
  1998                            $ 8,571                                                     59.6%
  1997                            $ 7,295                                                     60.7%
  1996                            $ 7,291                                                     60.8%

    The effective tax rates are higher than the statutory tax rates since we cannot deduct all foreign net operating losses on our U.S. income tax return. We are also disallowed a tax deduction for portions of meals and entertainment expenses that are considered necessary to conduct our business.

                        Liquidity and Capital Resources

Cash Flows From Operating Activities

    For the six month period ended June 30, 1998, operations provided $1.3 million of cash compared to $15.9 million of cash for the same period in 1999. During the first six months of 1999, our receivables and payables increased due to the pass-through of revenues and expenses related to new, large construction projects. Offsetting this net increase was the reduction of accrued incentive compensation and the settlement of accrued liabilities.

    Operations generated $38.9 million of cash flows in 1997 and used $4.4 million in 1998. The decrease of $43.3 million from 1997 to 1998 was attributable to the following working capital changes:

  . revenue growth provided a corresponding increase in accounts receivable

  . prepaids increased as we contributed cash to our largest pension plan to maintain its funded status

  . billings in excess of revenues decreased due to a reduction in advance payments on contracts formerly realized in the Industrial operating segment

    In 1996 and 1997, operations generated $32.4 million and $38.9 million of cash flows. The increase of $6.5 million from 1996 to 1997 was primarily attributable to the change in working capital. Accounts receivable decreased primarily due to the decline in revenues.

Cash Flows from Investing Activities

    Our business does not require significant capital expenditures. The capital expenditures are generally for purchases of office equipment and leasehold improvements. We spent $4.9 million in 1996, $2.6 million in 1997, and $4.7 million in 1998 on such expenditures. The decline in capital spending from 1996 to 1997 was largely due to a revamping of our procurement practices from purchasing computer related assets to leasing such assets under favorable operating lease terms. We have now established a formal operating lease program under which most of our computing and related equipment is procured on an ongoing basis. The increase in capital expenditures from 1997 to 1998 reflects leasehold improvements for large regional office moves for which the leases had expired.

Cash Flows from Financing Activities

    For the six-month period ended June 30, 1998, we used $6.2 million of cash in financing activities compared to $6.3 million of cash during the same period of 1999. During the six-month period of 1999 we borrowed $32.0 million against our line of credit to fund operations and paid off such amount prior to June 30, 1999.

    In June 1999, we entered into a new credit facility for a $100.0 million revolving line of credit maturing June 2002, which may be extended for an additional one-year period, and the maximum amount of credit available may be increased by $25.0 million, under certain conditions. The facility may be used for general corporate purposes and permitted acquisitions. At the option of CH2M HILL, the facility bears interest at a rate equal to either the London Inter-Bank Offering Rate for interest periods of 1, 2, 3 or 6 months, plus applicable margins ranging from 1.0% to 2.0%, the lender's prime rate, or the sum of 0.5% plus the federal fund rate, if greater than the lender's prime rate. Borrowings under the credit agreement are available on a revolving basis through the final maturity date, subject to any mandatory commitment reductions and applicable conditions of borrowing. The credit facility is secured by a guaranty from each direct and indirect wholly-owned subsidiary of CH2M HILL whose gross revenues account for greater than 5% of the consolidated annual revenues of CH2M HILL. The credit agreement contains usual and customary representations and warranties, and affirmative and negative covenants and financial covenants for credit facilities of like size, type and purpose.

    At December 31, 1998, under our unsecured loan agreement, we had an outstanding term loan for $6.0 million, of which $4.0 million will be paid in 1999. The interest rate on the loan is 7.1% and payments are made quarterly.

    We also have a wholly-owned subsidiary that has an unsecured credit facility of $9.5 million with interest payable on borrowings at prime rate. The subsidiary has not used its facility for over three years.

    We also had $22.5 million in 1997 and $20.6 million in 1998, in notes payable to over 300 former shareholders in varying amounts over the next ten years.

Derivatives and Financial Instruments

    We occasionally enter into forward contracts to hedge foreign currency risks and not for speculative purposes. At December 31, 1997 and 1998, there were no significant forward contracts outstanding. Generally, we do not have derivative type instruments.

                    New Accounting Standards Not Yet Adopted

    Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes fair value accounting and reporting standards for derivative instruments and hedging activities. The effective date of SFAS No. 133 was deferred until January 1, 2001 by the issuance of SFAS No. 137. We will adopt SFAS No. 133 in the first quarter of 2001. We are currently assessing the effect of adoption, if any, on our financial position, results of operations, and cash flows.

    Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," requires costs of start-up activities, including organization costs, to be expensed as incurred. We adopted this statement effective January 1, 1999, which did not have an impact on earnings.

                              Year 2000 Compliance

    General. The upcoming turn of the century poses many challenges to companies worldwide that rely on computers and/or programmed control devices to operate their businesses or are suppliers or providers of time-sensitive software or automated technology devices. The problems stem from the practice of software writers, software vendors and equipment suppliers of using only two digits to designate calendar year (e.g., 98 versus 1998) in automated applications. That practice does not provide for proper recognition of the Year 2000 because computers and other automated equipment may interpret the two-digit date "00" as, for example, 1900, rather than 2000. Consequently, computers and other automated systems may cease operation or operate incorrectly. This effect is commonly referred to as the "year 2000 problem."

    Several years ago, we recognized that the year 2000 problem could have a significant adverse impact on our operations. We have, therefore, been actively working to mitigate potential impacts on our internal operations as well as working with our vendors and clients to identify and remediate potential year 2000 problems. Since 1997, we have been evaluating and taking steps to remedy year 2000 problems in the following major areas of information technology and other systems:

  . Software: internal software and operating systems, including financial/management software, communications systems, facilities controls, design and other technical software

  . Hardware: desktop computers and network servers

  . Communications: local area networks, wide area networks and telecommunications systems

  . Non-Information Technology Systems: power plant operating and control systems and facilities

    Readiness. In order to assess our readiness, we identified four major phases of our year 2000 compliance program. They are as follows:

1. Inventory Phase.

  . Identify functions that rely on computer systems that accept, create or manipulate calendar-related data

  . Survey all significant vendors and facilities owners

  . Identify all computer and communications hardware and software

2. Assessment Phase.

  . Prioritize systems and functions that are critical to all lines of business, including management and human resource information systems, facilities, procurement, project delivery and billing systems

  . Prioritize functions performed by each system and the level of susceptibility to date-sensitive information

3. Remediation Phase.

  . Make necessary repairs, replacements or implement contingency plans for the most critical systems

  . Install third party application software upgrades

4. Testing/Implementation Phase.

  . Test systems to verify they are year 2000 compliant

  . Place compliant systems into production

   The following chart demonstrates our progress over time by phase for each major area identified:

                             [CHART APPEARS HERE]

   External Vendors. We have contacted supply and service vendors with whom we have material business to confirm the year 2000 compliance of their applications, services and products that we rely on for operations. Approximately 75% of major vendors responded by the end of 1998 and second requests for compliance confirmation either have been sent or are in the process of being sent to those that did not respond or that provided inadequate responses. This portion of the evaluation is scheduled was completed in June 1999 although vendors continue to update us with information. Mission critical vendors such as our primary bank and payroll services and landlords have responded adequately on the year 2000 compliance issue in their services or products.

   Clients of CH2M HILL. Because we are a service organization providing design and operating services for a wide range of clients, we have actively notified clients during the last half of 1998 of the need to be aware of potential year 2000 problems in their operations. While we do not generally provide year 2000 problem identification and remediation services to our clients, we have suggested in the notifications that the clients recognize that problems could exist and an identification/ remediation program in their operations should be undertaken immediately if not already done. We also made available to each client a list of year 2000 service firms via direct personal delivery or reference to a worldwide web site we established for this purpose. Follow-up client reminders are being done in instances where we operate facilities on behalf of clients that have not confirmed to us that they have undertaken or completed compliance verification activities.

   Worst Case Year 2000 Scenarios. The worst case scenario that could affect our business is the failure of electric power and communications. We are dependent on data and voice communication for delivery of our services, and on electric power to conduct operations. Each of our regional offices and project sites is vulnerable to business disruption from a local loss of power or telecommunications. The most sensitive areas are our payroll system and our water and wastewater treatment systems. We have contacted our critical infrastructure suppliers regarding their preparedness and they have asserted to us that they are year 2000 compliant. Although it does not appear that a failure of electric power is likely based on assertions made to us, we have developed the following contingency plans:

  . Mobilize teams to our two communication hubs and data centers to constantly monitor critical infrastructure components as the date rolls over. This means having staff on-site during the entire holiday period and for as long afterwards as proves necessary to respond to needs on a priority basis

  . Adjust payroll and accounting system schedules to complete processing prior to December 31, 1999 for the last pay period of the year

  . Install a redundant link (with another supplier) to the Internet for enhanced messaging protection

  . Install a diesel auxiliary power source at our main location in Denver, Colorado that can support the data center and telephone system for a minimum of 36 hours

   With respect to the water and wastewater treatment facilities that we operate in accordance with contractual service agreements, some of these facilities have back up generators or duplicate power sources. If the power supply is severed, the water treatment plants could not pump water and customers would be without water for a period of time. As a contingency plan, we are encouraging clients to fill above-ground water towers prior to December 31, 1999, and assisting in the preparation of water conservation plans.

   It is also possible that the water and wastewater treatment plants will have power but the computerized control systems fail. This could cause "automatic" equipment to turn on or off and otherwise act in a manner that upsets the chemical, mechanical, and biologic processes in the plants. To mitigate this event, all facilities will be manned on December 31, 1999, and operated in a manual mode if necessary.

   Cost Estimates for Compliance Efforts. The total estimated costs for our year 2000 remediation efforts was between $3.5 to $4.0 million as of December 31, 1998, of which we had spent approximately $3.0 million as of June 30, 1999. Of the total estimated cost, approximately $1.75 to $2.0 million represents the effort to migrate our current systems to year 2000 compliant versions. All costs of year 2000 activities have been, and will in the future be, charged to current operations as the costs are incurred.

               EMPLOYEE BENEFIT PLANS AND DIRECT STOCK PURCHASES

   CH2M HILL maintains a number of plans that provide benefits to employees of CH2M HILL and its affiliates. Under some of these plans, employees of CH2M HILL and most of our affiliates may acquire common stock or beneficial interests in common stock held in trusts. Employees may also purchase stock directly in the internal market. The material provisions of the plans are summarized below in general terms. We encourage you to read the plan documents, which will be made available to you on request and which have been attached as exhibits to the registration statement filed with the Securities and Exchange Commission.

                --------------------------------------------------------------------------------------
                      Plans at a Glance        How Plan Works             CH2M HILL Contribution
------------------------------------------------------------------------------------------------------
  Stock Purchase      Stock Purchase Plan      Payroll withholding (1%-   In 2000, 10% of purchase
  (Direct Ownership)                           10% of compensation) to    price; thereafter as
                                               purchase common stock      determined by the Board of
                                               with after-tax dollars     Directors
                --------------------------------------------------------------------------------------
                      Pre-Approved Direct      Purchase 5,000 shares or   None
                      Stock Purchase           less on any trade date
                --------------------------------------------------------------------------------------
                      Direct Stock Purchase    Request approval from      None
                      through offer cycle      Stock Purchase Committee
                                               to purchase over 5,000
                                               shares
------------------------------------------------------------------------------------------------------
  Retirement Plans    401(k) Plan              Invest pre-tax for         Match determined by each
  (Beneficial                                  retirement via payroll     member employer limited to a
  Ownership)                                   withholding                percentage of compensation
                                                                          or a specified dollar amount
                                               Meet eligibility           Defined contribution
                                               requirements               determined by each member
                                                                          employer, subject to Board
                                                                          approval and limitations set
                                                                          forth in the plan
                --------------------------------------------------------------------------------------
                      Employee Stock Plan      CH2M HILL funded           100%
                                               retirement plan invested
                                               in common stock
                --------------------------------------------------------------------------------------
                      Deferred Compensation    Deferral of compensation   For payroll deductions into
                      Plans                    to be paid at a later      the pre-tax deferred
                                               date in shares of common   compensation plan, in 2000,
                                               stock                      10% of purchase price;
                                                                          thereafter as determined by
                                                                          the Board of Directors
------------------------------------------------------------------------------------------------------
  Stock Incentives    Stock Bonus              Grant of shares with no    Full value of shares awarded
  (Direct Ownership)                           vesting restrictions       by CH2M HILL
                --------------------------------------------------------------------------------------
                      Stock Options            Right to purchase shares   Right to appreciation on
                                               within 5 years at the      option shares over the
                                               stock price on the         option period
                                               grant date, subject to 3-
                                               year vesting

                    Retirement and Tax-Deferred Savings Plan

    The Retirement and Tax-Deferred Savings Plan, a 401(k) plan, is a profit sharing plan that includes a cash or deferred arrangement that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. This means that contributions to the 401(k) plan receive favorable federal income tax treatment.

Employees Eligible to Participate in the 401(k) Plan

    All of our employees are eligible to participate in the 401(k) plan, except:

  . Leased employees

  . Temporary employees

  . Employees of affiliates that have not adopted the 401(k) plan

    As of January 1, 1999, none of CH2M HILL's foreign affiliates have adopted the 401(k) plan. Some, but not all, domestic affiliates of CH2M HILL have adopted the 401(k) plan but have not adopted the provisions of the 401(k) plan relating to defined contributions or matching contributions. CH2M HILL and its affiliates that have adopted the 401(k) plan are referred to in this description as member employers.

Timing of Participation in the 401(k) Plan

    Each eligible employee can participate in the 401(k) plan with respect to employee contributions and matching contributions, if applicable, beginning on:

  . The first date of hire, or

  . The first day of the first full pay period that begins on or after the employee's date of hire

    Each eligible employee begins to participate in the 401(k) plan with respect to defined contributions (if applicable), as of the first day of the first month that begins on or after the eligible employee completes a twelve-month period of service during which the employee is credited with at least 1,000 hours of service.

Contributions to the 401(k) Plan

    Employee Contributions. The 401(k) plan allows a participant to elect to defer a portion of the participant's compensation for a calendar year, subject to limits, and to have that deferred amount contributed to the participant's employee contribution account in the 401(k) plan.

    Matching Contributions. Each Member Employer may, but is not required to, make matching contributions each calendar quarter. Matching contributions may be made in an amount that is based on a percentage of the employee's contributions for the calendar quarter up to 3% of the employee's compensation, or limited to a specified dollar amount per employee. Matching contributions to the 401(k) plan may be made in cash or common stock.

    Defined Contributions. Each member employer may, but is not required to, make defined contributions to the 401(k) plan on behalf of that member employer's employees. The amount of each member employer's annual defined contribution, if any, is determined by the Board of Directors of CH2M HILL.

    Each member employer's defined contributions to the 401(k) plan are allocated to the defined contribution accounts of eligible employees of that member employer. A participant in the 401(k) plan is eligible to receive a defined contribution for a calendar year if any of the following apply:

  . The participant completed 1,000 hours of service during the calendar year and was employed by the member employer at the end of the calendar year

  . The participant retired during the calendar year at or after age 65 or age 55 if the participant has at least five years of service

  . The participant died during the calendar year

  . The participant became permanently disabled during the calendar year

    Each eligible participant receives a proportionate share of the member employer's defined contribution for the calendar year. Each eligible participant's proportionate share is determined by dividing that participant's eligible compensation for the calendar year by the total eligible compensation for the calendar year of all eligible participants. Eligible compensation is an employee's basic hourly wage, times the number of regular hours worked during the year. Eligible compensation for 1999 is limited to $160,000 under Section 401(a)(17) of the Internal Revenue Code.

    Rollover Contributions. Participants or potential participants may transfer a rollover contribution from another qualified retirement plan to the 401(k) plan.

Investment of Contributions to the 401(k) Plan

    Matching contributions to the 401(k) plan, other than matching contributions made by Operations Management International, Inc., are invested in common stock.

    Defined contributions to the 401(k) plan are initially invested in an investment alternative selected by the trustees until direction is provided by the participant. Participants in the 401(k) plan may direct the investment of contributions that are allocated to their accounts, other than matching contributions made by CH2M HILL and invested in CH2M HILL stock, among various investment alternatives selected by the trustees of the 401(k) plan.

    As of January 1, 2000, the investment alternatives offered by the trustees will be as follows:

      Fidelity Retirement Government Money Market Portfolio

      CH2M HILL Fixed Income Fund

      Fidelity Balanced Fund

      Fidelity Equity-Income Fund

      Spartan U.S. Equity Index Fund

      Fidelity Magellan Fund

      Fidelity Growth Company Fund

      PIMCO Mid Cap Growth Fund

      Janus Worldwide Fund

      Company Stock Fund (invested in common stock of CH2M HILL)

    The following tables summarize, as of the dates indicated, the investment performance of each of the investment funds for the last three years, except for the Company Stock Fund, which did not exist during the last three years. The summary is based on an initial investment of $100 in each investment fund as of December 31, 1996. Past performance is not a guarantee of future results. The funds may, therefore, perform worse or better in the future than they performed in the past.

             Fidelity Retirement Government Money Market Portfolio

                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $105.38     5.38%
   December 31, 1998........................................  $110.96     5.30%

                          CH2M HILL Fixed Income Fund
                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $106.13     6.13%
   December 31, 1998........................................  $112.62     6.12%

                             Fidelity Balanced Fund

                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $123.45    23.45%
   December 31, 1998........................................  $148.41    20.22%

                          Fidelity Equity-Income Fund
                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $129.98    29.98%
   December 31, 1998........................................  $146.26    12.53%

                         Spartan U.S. Equity Index Fund
                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $133.04    33.04%
   December 31, 1998........................................  $170.93    28.48%

                             Fidelity Magellan Fund
                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $122.79    22.79%
   December 31, 1998........................................  $164.08    33.63%

                          Fidelity Growth Company Fund
                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $118.91    18.91%
   December 31, 1998........................................  $151.29    27.23%

                           PIMCO Mid Cap Growth Fund
                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $133.87    33.87%
   December 31, 1998........................................  $144.33     7.81%

                              Janus Worldwide Fund
                                                                        Percent
                                                                        Increase
    Valuation as of                                          Unit Value for Year
    ---------------                                          ---------- --------
   December 31, 1996........................................  $100.00      --
   December 31, 1997........................................  $120.51    20.51%
   December 31, 1998........................................  $151.69    25.87%

    Except for investments in the Company Stock Fund, participants may transfer amounts among the investment alternatives in accordance with rules established by the trustees.

    Amounts invested in the Company Stock Fund, other than matching contributions, which are always invested in common stock, may be transferred into other investment alternatives only as of a trade date. If a participant wishes to transfer amounts invested in the Company Stock Fund into another investment alternative as of a trade date, the trustees will direct the sale in the internal market of an appropriate number of shares of common stock held in the Company Stock Fund on that trade date. If only a portion of the common stock offered for sale by the 401(k) plan in the internal market is sold, only that portion of the participant's investment in the Company Stock Fund will be transferred into the other investment alternatives. The remaining portion of the participant's investment in the Company Stock Fund will remain in the Company Stock Fund. Thus, a participant's ability to transfer amounts out of the Company Stock Fund may be restricted. A participant considering an investment in the Company Stock Fund should read this entire Prospectus, particularly the sections entitled "Risk Factors" and "Internal Market Information."

    Amounts invested in investment alternatives other than the Company Stock Fund may not ordinarily be transferred into the Company Stock Fund. However, the trustees may from time to time permit the transfer of amounts held in other investment alternatives into the Company Stock Fund, subject to any restrictions and conditions that the trustees deem to be appropriate.

    It is the current intent of the trustees to keep all amounts allocated to the Company Stock Fund invested in common stock, except for cash reserves for distributions and expenses.

Vesting in Accounts in the 401(k) Plan

    Each participant in the 401(k) plan is, at all times, 100% vested in amounts allocated to the participant's rollover contribution account and employee contribution account.

    Amounts allocated to a participant's defined contribution account and matching contribution account are subject to the following vesting schedule:

  Completed                   Amount Vested
   Years of    Amount Vested    (Non-OMI
   Service    (OMI Employees)  Employees)
      1              20%             0%
-------------------------------------------
      2              40%            20%
-------------------------------------------
      3              60%            40%
-------------------------------------------
      4              80%            60%
-------------------------------------------
      5             100%            80%
-------------------------------------------
      6             100%           100%

    A participant's defined contribution account and matching contribution account become fully vested if the participant is still employed by CH2M HILL or an affiliate and any of the following occurs:

  . The participant reaches age 65 or age 55 if the participant has at least five years of service

  . The participant becomes permanently disabled

  . The participant dies

Loans from the 401(k) Plan

    Loans from the 401(k) plan are available to any participant who is an active employee of CH2M HILL or an affiliate. The total amount of a loan to a participant from the 401(k) plan may not exceed $50,000. This $50,000 limit is reduced by the participant's highest outstanding loan balance during the twelve months before the date on which a loan is obtained. The total amount of a loan to a participant in the 401(k) plan is further limited to 50% of the participant's vested interest in the participant's accounts in the 401(k) plan. The loan may not exceed the combined amount in the participant's employee contribution account and rollover contribution account. The minimum loan amount is $1,000. A participant may only have one loan outstanding at any time.

    A loan must be repaid within five years, unless the loan is used to acquire the principal residence of the participant, in which case the term of the loan may be up to 25 years. Loan payments must be repaid through payroll deductions. Loans are secured by up to 50% of the participant's vested account balance in the 401(k) plan. Loans bear interest at the interest rates in effect at the CH2M HILL Federal Credit Union at the time the loan is granted.

Distributions and Withdrawals from the 401(k) Plan

    If a participant in the 401(k) plan terminates employment with us and if the value of the vested portion of the participant's account in the 401(k) plan does not exceed $5,000, the vested portion of the participant's account in the 401(k) plan will be distributed to the participant in a lump sum cash payment as soon as reasonably practicable.

    If a participant in the 401(k) plan terminates employment with us and if the value of the vested portion of the participant's account in the 401(k) plan is greater than $5,000, the participant may request an immediate distribution or may elect to defer distribution until a later date. If distribution is deferred, the participant's account will remain invested in accordance with the 401(k) plan until the participant requests distribution. In any case, distribution from the 401(k) plan must begin when the participant reaches age 70 1/2.

    A participant who has reached age 59 1/2 may request a distribution of the participant's employee contribution account or the participant's rollover account even if the participant has not terminated employment with CH2M HILL and its affiliates.

    When a participant requests a distribution from the 401(k) plan, the distribution will be made in cash in a lump sum as soon as reasonably practicable. If the participant's account in the 401(k) plan includes common stock, the portion of the participant's account invested in common stock will be distributed in cash as soon as reasonably practicable after the common stock is sold on the internal market or to CH2M HILL. CH2M HILL intends to purchase from the 401(k) plan on each trade date sufficient common stock to permit distributions to all participants whose requests for distributions are pending. On some trade dates, however, CH2M HILL may not purchase from the 401(k) plan sufficient common stock to permit distributions to all participants whose requests for distributions are pending. In that case, distribution of some or all of the portion of a participant's account invested in common stock may be delayed until a subsequent trade date.

    If a participant dies while employed by CH2M HILL or an affiliate, distribution of the participant's account in the 401(k) plan will be made to the participant's spouse or, if the participant's spouse has given proper consent or if the participant has no spouse, to the beneficiary designated by the participant. A surviving spouse of a deceased participant may delay distribution of the participant's account in the 401(k) plan for up to five years from the date of death. A distribution from the account will be made in accordance with the procedures described in the previous paragraph.

    The 401(k) plan permits a participant to obtain a hardship withdrawal from the participant's employee contribution account or rollover contribution account if there is an immediate and heavy financial need which may not reasonably be met by the participant's other resources. The amount of a hardship withdrawal may not exceed the amount required to meet the immediate financial need, including any taxes or penalties resulting from the withdrawal, and may be subject to various other limitations.

                              Employee Stock Plan

    The employee stock plan was originally adopted in 1977 as an employee stock ownership plan, or ESOP. In 1983 the ESOP was converted into a profit sharing plan designed to invest up to 100% of its assets in stock of CH2M HILL. The employee stock plan is a profit sharing plan that is intended to qualify under
Section 401(a) of the Internal Revenue Code. This means that contributions to the employee stock plan receive favorable federal income tax treatment.

Employees Eligible to Participate in the Employee Stock Plan

    All of our employees are eligible to participate in the employee stock plan, except:

  . Leased employees

  . Temporary employees

  . Employees of affiliates that have not adopted the Employee Stock Plan

    As of January 1, 1999, none of CH2M HILL's foreign affiliates have adopted the Employee Stock Plan. CH2M HILL and each affiliate that has adopted the employee stock plan are referred to as member employers.

    Each eligible employee begins to participate in the employee stock plan after completing a twelve-month period of service with a Member Employer during which the eligible employee is credited with at least 1,000 hours of service.

Contributions to the Employee Stock Plan

    For each calendar year, each Member Employer may, but is not required to, make a contribution to the employee stock plan. The amount of each Member Employer's contribution to the employee stock plan, if any, for a calendar year is determined by the Board of Directors of CH2M HILL. For the calendar year ended December 31, 1998, member employers contributed a total of $3.5 million to the employee stock plan. Employees are not permitted to make contributions to the employee stock plan.

    Each member employer's contribution to the employee stock plan for a calendar year is allocated to the accounts of eligible employees of that member employer who are participants in the employee stock plan.

    Each eligible participant receives a proportionate share of the member employer's contribution for the calendar year. Each eligible participant's proportionate share is determined by dividing that participant's eligible compensation for the calendar year by the total eligible compensation for the calendar year of all participants.

    Eligible compensation is an employee's basic hourly wage, times the number of regular hours worked during the year. Eligible compensation for 1999 is limited to $160,000 under Section 401(a)(17) of the Internal Revenue Code.

    Forfeitures, if any, of the nonvested portion of accounts of terminated participants are allocated to the accounts of remaining eligible participants.

Investment of the Assets of the Employee Stock Plan

    The employee stock plan is authorized to invest up to 100% of its assets in common stock. Cash contributions to the employee stock plan will be used to purchase common stock through the internal market on the next trade date, to the extent that common stock is available for purchase on that trade date. If common stock is not available for purchase on that trade date, cash contributions will be held until common stock is available for purchase.

    It is the intent of CH2M HILL that, to the maximum extent possible, all of the assets of the employee stock plan will be invested in common stock at all times. Any cash in the employee stock plan will be invested in an investment vehicle selected by the trustees.

Vesting of Accounts in the Employee Stock Plan

    Amounts contained in a participant's account in the employee stock plan are subject to the following vesting schedule:

  Completed Years of
       Service                                                   Amount Vested
------------------------------------------------------------------------------
          2                                                           20%
------------------------------------------------------------------------------
          3                                                           40%
------------------------------------------------------------------------------
          4                                                           60%
------------------------------------------------------------------------------
          5                                                           80%
------------------------------------------------------------------------------
          6                                                          100%


    A participant also becomes fully vested if the participant is still employed by CH2M HILL or an affiliate when the participant:

  . Reaches age 65 or age 55 if the participant has at least five years of service

  . Becomes permanently disabled

  . Dies

Loans from the Employee Stock Plan

    Loans are not available to a participant from the employee stock plan.

Distributions from the Employee Stock Plan

    If a participant's employment with us terminates and the vested portion of the participant's account in the employee stock plan does not exceed $5,000, the vested portion of the participant's account will be distributed to the participant in a lump sum cash payment as soon as practicable after the next trade date. If a participant's employment with us terminates and the vested portion of the participant's account in the employee stock plan is greater than $5,000, the participant may request a distribution or may elect to defer distribution of the account until a later date. If distribution is deferred, the participant's account will remain invested in common stock until the participant requests distribution.

    If a participant dies while employed by us, distribution of the participant's account in the Employee Stock Plan will be made to the participant's surviving spouse or, if the participant's surviving spouse has given proper consent or if the participant has no surviving spouse, to the beneficiary designated by the participant. Distributions to a surviving spouse, or a beneficiary will be made in the same manner.

    CH2M HILL intends to purchase from the Employee Stock Plan at each trade date sufficient common stock to permit distribution covering all pending requests for distributions. On some trade dates, CH2M HILL may not purchase from the Employee Stock Plan sufficient common stock to permit distribution covering all pending distribution requests. In that case, distribution of a participant's account from the Employee Stock Plan may be delayed to a subsequent trade date.

       General Provisions of the 401(k) Plan and the Employee Stock Plan

    The following is a summary of the material provisions of the 401(k) plan and the employee stock plan:

Contribution Limitations

    The maximum contribution for any calendar year which CH2M HILL or its affiliates may make to the 401(k) plan and the employee stock plan together for the benefit of a participant, including employee contributions to the 401(k) plan, plus forfeitures, may not exceed the lesser of $30,000 or 25% of the participant's compensation for the calendar year. The $30,000 limit will be adjusted for cost of living in accordance with rules of the Secretary of the Treasury.

Administration

    The 401(k) plan and the employee stock plan are administered by the trustees. The trustees have the power to supervise each plan's operations, including the power and authority to do all of the following:

  . Allocate fiduciary responsibilities among the fiduciaries of each of the plans

  . Designate agents to carry out responsibilities relating to each of the plans

  . Employ legal, actuarial, accounting, and other assistance as the trustees may deem appropriate in carrying out the terms of each of the plans

  . Establish rules and regulations for the administration of each of the plans

  . Administer, interpret, construe and apply the plans and determine questions relating to eligibility, the amount of any participant's service and the amount of benefits to which any participant or beneficiary is entitled

  . Determine the manner in which each of the plans' assets are disbursed

Pass-Through Voting and Tendering of Common Stock

    Each participant in the 401(k) plan and the employee stock plan has the right to instruct the trustees on a confidential basis how to vote the participant's interest in common stock held in the plans. The trustees will vote all allocated shares held in the plans as to which no voting instructions are received, together with all unallocated shares held in each of the plans, in the same proportion, on a plan-by-plan basis, as the allocated shares for which voting instructions have been received are voted. The trustees are required to notify participants of their pass-through voting rights prior to each meeting of shareholders.

    In the event of a tender or exchange offer for the common stock, each participant in the 401(k) plan and the employee stock plan has the right to instruct the trustees on a confidential basis whether or not to tender or exchange the participant's proportionate interest in common stock held in the plans. The trustees will not tender or exchange any allocated shares unless instructions are received from participants. Shares held in the plans which have not yet been allocated to the accounts of participants will be tendered or exchanged by the trustees, on a plan-by-plan basis, in the same proportion as the allocated shares held in each plan are tendered or exchanged.

    The trustees' duties with respect to voting and tendering of common stock are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). These fiduciary provisions of ERISA may require, in limited circumstances, that the trustees override the votes, or decisions whether or not to tender, of participants with respect to common stock and to determine, in the trustees' best judgment, how to vote the shares or whether or not to tender the shares.

Trustees of the 401(k) Plan and the Employee Stock Plan

    The current trustees of the 401(k) plan and the employee stock plan are Fred K. Berry, Samuel H. Iapalucci, Stan Vinson, Sharon Schlechter, and Cliff Thompson, all of whom are officers of the Company or its affiliates.

    Generally, the trustees have all the rights afforded a trustee under applicable law. Subject to limitations in the plans, the trustees' rights include, but are not limited to, the right to:

  . Invest and reinvest the funds held in the plans' trusts in any investment of any kind

  . Retain or sell the securities and other property held in the plans' trusts

  . Consent or participate in any reorganization or merger in regard to any corporation whose securities are held in the plans' trusts

    -- In the case of the common stock, such rights are subject to the participants' pass-through voting rights and right to instruct the trustees in the event of a tender or exchange offer

  . Exercise all the rights of the holder of any security held in the plans' trusts, including the right to vote such securities

    -- In the case of the common stock, such rights are subject to the participants' pass-through voting rights

  . Vote proxies and exercise any other similar rights of ownership

  . Lend to participants in the plans such amounts as may be permitted under the plans

    The trustees receive no compensation from the plans for their service as trustees of the plans. Expenses incurred in the establishment, administration and operation of the plans are paid by the respective plans unless CH2M HILL elects to pay such expenses.

Administrative Services

    CH2M HILL has entered into an agreement with Fidelity Institutional Retirement Services Company to provide recordkeeping and other administrative services to the 401(k) plan and the employee stock plan. Fidelity's fees for these services are paid by each of the plans.

Account Statements

    Each participant is furnished with a quarterly statement of the participant's account in the 401(k) plan and with an annual statement of the participant's account in the employee stock plan.

Amendment and Termination

    CH2M HILL has reserved the right to amend each of the plans at any time, for any reason and without prior notice, except that no such amendment may have the effect of:

  . Generally causing any assets of the plans' trusts to be used for or diverted to any purpose other than providing benefits to participants and their beneficiaries and defraying expenses of the plans, except as permitted by applicable law

  . Depriving any participant or beneficiary, on a retroactive basis, of any benefit to which they would otherwise be entitled had the participant's employment with us terminated immediately prior to the amendment

  . Increasing the liabilities or responsibilities of the trustees without their written consent

    CH2M HILL has also retained the right to terminate either of the plans at any time and for any reason. In addition, CH2M HILL may discontinue contributions to the plans, but any such discontinuation does not automatically terminate the plans as to funds and assets then held by the trustees.

ERISA

    The 401(k) plan and the employee stock plan are both subject to ERISA, including reporting and disclosure obligations, fiduciary standards and prohibited transaction rules. Since the plans are individual account plans under ERISA, they are not subject to the jurisdiction of the Pension Benefit Guaranty Corporation under Title IV of ERISA and none of the plans' benefits are guaranteed by the Pension Benefit Guaranty Corporation.

Federal Income Tax Consequences

    The following paragraphs summarize the material federal income tax consequences of participating in the 401(k) plan and the employee stock plan. This summary is intended to be general and is not intended to address every federal income tax issue that may arise from participation in the plans. This summary does not address state or local tax issues, which may be significant. Each participant in the plans should consider obtaining professional tax advice with respect to the plans' tax impact on that participant.

    Each of the plans is intended to qualify under Section 401(a) of the Internal Revenue Code. Qualification under Section 401(a) of the Internal Revenue Code generally produces the following federal income tax results with respect to contributions, income and earnings, and distributions and loans from, the plans.

    Contributions to the 401(k) Plan and the Employee Stock Plan. A participant will not be subject to federal income tax on CH2M HILL contributions to the plans at the time those contributions are made.

    A participant in the 401(k) plan who makes employee contributions will exclude the amount of those employee contributions from the participant's gross income.

    Neither the participant nor CH2M HILL will be subject to federal employment taxes on CH2M HILL contributions to the Plans. Employee contributions to the 401(k) plan will be subject to federal employment taxes.

    The plans will not be subject to federal income tax on contributions made to the plans by CH2M HILL.

    Subject to limits contained in each of the plans, CH2M HILL will be able to deduct the amounts that it contributes to the plans, including amounts contributed to the 401(k) plan as employee contributions. The amount of CH2M HILL's deduction will generally be equal to the amount of the contributions.

    Income and Appreciation of the 401(k) Plan and the Employee Stock Plan. Participants will not be subject to federal income tax on income or appreciation in their accounts in the plans until distributions are made or deemed to be made to the participant.

    The plans will not be subject to federal income tax on their income or appreciation, except to the extent that the plans realize unrelated business taxable income.

    Distributions from the 401(k) Plan and the Employee Stock
Plan. Distributions from the plans will be subject to federal income tax under complex rules that apply generally to distributions from all tax-qualified retirement plans.

    In general, a distribution from either of the plans will be taxable in the year of receipt as ordinary income unless the recipient is eligible for and elects to make a qualifying "rollover" to an individual retirement account or to another qualified plan.

    An early distribution from the plans will result in an additional 10% tax on the taxable portion of the distribution. Early distributions are all distributions made before the participant has reached age 59 1/2 unless:

  . The participant is permanently disabled

  . The distribution is made after termination of employment due to the death of the participant

  . The distribution is made after termination of employment to a participant who terminated employment during or after the calendar year the participant attained the age of 55

    Exceptions from the 10% additional tax apply to distributions that are rolled over to an individual retirement account or to another qualified plan and to distributions that are used for deductible medical expenses.

    A participant, or the participant's spouse in the event of the participant's death, who receives a distribution from the plans, other than mandatory distributions after age 70 1/2, and wishes to defer immediate tax on the distribution, may transfer or "rollover" all or part of the distribution to an individual retirement account. The participant may rollover the distribution to another qualified retirement plan. To be effective, the rollover must be completed within 60 days of receipt of the distribution. Alternatively, the participant or spouse may request a direct transfer from the plans to an individual retirement account or, in the case of the participant, to another qualified retirement plan.

    A participant or a participant's spouse who does not arrange a direct transfer to an individual retirement account or to another qualified plan will be subject to federal income tax withholding at a rate of 20% of the distribution, even if the participant or spouse later makes a rollover.

    A participant or the participant's spouse who makes a valid rollover to an individual retirement account or to another qualified plan will defer payment of federal income tax until such time as such participant or spouse actually begins to receive distributions from the individual retirement account or other qualified plan.

    Loans from the 401(k) Plan. A loan from the 401(k) plan is generally not considered to be a distribution and is not subject to federal income tax when made. Interest paid by the participant on a loan from the 401(k) plan will generally not be deductible.

                             1999 Stock Option Plan

    The Board adopted the 1999 Stock Option Plan on November 6, 1998. The stock option plan is not subject to ERISA. The shareholders of CH2M HILL approved the stock option plan on December 18, 1998. The stock option plan was effective as of January 1, 1999.

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                               What is an Option?
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 A stock option is a contract between CH2M HILL and you, which allows you to buy common stock at a price set when you receive the option, even if the value of the stock has changed by the time you exercise the option. When you exercise stock options, you are simply buying shares of common stock.

 Shares issued when an option is exercised will be subject to the same transfer restrictions as other shares of common stock.
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Administration of the Stock Option Plan

    The stock option plan is administered by the Ownership and Incentive Compensation Committee ("O&IC Committee"). The O&IC Committee is appointed by the Board of Directors. The O&IC Committee consists of two or more members of the Board of Directors and other individuals appointed by the Board of Directors.

    The following individuals are the current members of the O&IC Committee:
Ralph R. Peterson, Philip G. Hall, Susan D. King, Donald S. Evans, Kenneth F. Durant, Joseph A. Ahearn, Michael D. Kennedy, Michael Y. Marcussen, Steve Guttenplan, James J. Ferris, Jill T. Shapiro Sideman, Cliff Thompson and Craig
T. Zeien.

    The O&IC Committee decides which of our eligible participants, who are employees, directors and consultants of CH2M HILL will be granted options to buy common stock under the stock option plan. The O&IC Committee also determines all of the terms and conditions of each stock option granted under the stock option plan, such as:

  . The manner in which the stock option may be exercised

  . Whether there are conditions that must be met before the stock option may be exercised

  . The exercise price that must be paid in order to buy common stock upon exercise of each stock option

  . When the stock option becomes vested and may be exercised

  . Whether or under what circumstances the optionee will receive interests in the pre-tax or after-tax deferred compensation trusts in lieu of common stock upon exercise of the stock option

    We intend to grant stock options at the fair market value of the common stock on the day that a stock option is granted, which is the price for the common stock in effect at the time of the grant. In any case, the exercise price cannot be less than 90% of the fair market value of the common stock on the day that the stock option is granted. Although the Stock Option Plan permits the issuance of both "incentive" and "nonqualified" stock options, the O&IC Committee does not intend to issue incentive stock options, and no incentive stock options will be granted unless we first provide appropriate disclosure to potential recipients.

    The O&IC Committee is not required to provide the same terms and conditions in each stock option agreement. Stock options granted to different participants or at different times may contain different terms and conditions, including different exercise prices.

Limits on Stock Options Granted Under the Stock Option Plan

    Under the stock option plan, the O&IC Committee may grant cancellable stock options for up to 8,000,000 shares of common stock, subject to adjustments. As of July 31, 1999, 2,506,045 stock options had been issued under the stock option plan.

Stock Options May Be Restricted

    The O&IC Committee may provide in the grant of a stock option that the exercise of the stock option is restricted or conditional. For example, the O&IC Committee may provide in the grant of a stock option that the stock option cannot be exercised unless the optionee agrees to sell the common stock acquired as a result of the exercise in the internal market on the next trade date or agrees to transfer the common stock acquired to a deferred compensation trust.

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                                What is Vesting?
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 A participant who receives options usually has to "earn" them over time by staying with CH2M HILL.

 We expect that most options will be vested ("earned") over three years:

 . 25% vested one year from the date of grant

 . 25% more vested two years from the date of grant

 . The remaining 50% vested three years from the date of grant

 You may not exercise an option until it is vested.
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Exercise of Stock Options

    If the O&IC Committee grants a stock option to a participant, the participant may exercise the stock option after all conditions described in the stock option agreement, including vesting, have been met and before the stock option expires.

    The participant may exercise a stock option by following the procedures for exercise described in the stock option agreement. These procedures will include providing written notice of exercise to CH2M HILL, paying the exercise price, and paying any amount required for federal, state, or local income tax withholding as a result of the employee's exercise of the stock option as described below. The procedures may also include other requirements imposed by the O&IC Committee from time to time.

Payment for Common Stock Bought Pursuant to the Exercise of a Stock Option Granted Under the Stock Option Plan

    Payment for shares of common stock bought pursuant to the exercise of a stock option may be made in cash or a personal check payable to CH2M HILL.

    Unless the O&IC Committee provides otherwise, payment for stock option exercises may also be made by surrendering to CH2M HILL shares of common stock already owned by the participant and held for more than six months. The O&IC Committee may also permit payment to be made by transferring interests in the pre-tax or after-tax deferred compensation trust representing shares of common stock held for more than six months. If the participant uses shares of common stock (or interests in a deferred compensation trust) that the participant already owns as payment for the exercise of a stock option, then the number of shares given to the participant upon exercise will be the difference between the number of shares bought through the stock option exercise and the number of shares already owned by the participant.
                          Examples of Option Exercises

 Assumptions:
 . Participant was granted 100 options at an exercise price of $10 per share . Participant exercises 100 options with an exercise price of $10 per share when the price per share of common stock is $20 per share
 . Participant already owns 200 shares of common stock
 . Combined federal, state and FICA tax rate is 42%

 Stock for Stock Transaction:           Cash Transaction:

1. Number of Options to be
 Exercised                         100
2. Option Exercise Price        $   10
3. Cost to Participant (1 x 2)  $1,000
4. Current Stock Price          $   20
5. Value of Options Exercised
 (1 x 4)                        $2,000
6. Gain (5 - 3)                 $1,000
7. Applicable Tax (6 x 42%)     $  420
8. Total Amount owed by
  Participant to CH2M HILL
  (3 + 7)                       $1,420
9. Number of Shares to be
  Tendered to CH2M HILL as
  Payment for Option Exercise
  (8/4)                             71

1. Number of Options to be Exercised       100
2. Option Exercise Price                $   10
3. Cost to Participant (1 x 2)          $1,000
4. Current Stock Price                  $   20
5. Value of Options Exercised (1 x 4)   $2,000
6. Gain (5 - 3)                         $1,000
7. Applicable Tax (6 x 42%)             $  420
8. Total Amount Owed by Participant to
  CH2M Hill (3 + 7)                     $1,420
9. Cash to be Paid by Participant as
  Payment for Option Exercise           $1,420


 The shares exchanged in a stock-for-stock transaction are treated as a "Like Kind" exchange which does not trigger the recognition of capital gains. The shares exchanged carry their original tax basis and acquisition date. Newly acquired shares have a basis equal to the fair market value at the time of exercise. The shares sold to pay taxes represent new shares acquired through the exercise of the option and would therefore not trigger any capital gains.

    Payment may also be made in a combination of cash, a personal check, and shares of common stock, unless the O&IC Committee provides that payment by shares of common stock will not be allowed. If shares of common stock owned by the participant are used to pay all or part of the purchase price, the value assigned to each share will be equal to the price of the common stock on the date of exercise of the stock option.

Expiration of Stock Options Granted Under the Stock Option Plan

    A stock option granted to a participant may not be exercised after the stock option expires. A stock option expires on the expiration date set forth in the stock option agreement. The O&IC Committee generally intends to grant stock options that expire five years after the date on which the stock options are granted.

    Regardless of the date stated in the stock option agreement, a stock option granted under the stock option plan and not previously exercised will terminate when the participant terminates employment with us, unless the stock option agreement provides that the stock option may be exercised after termination of employment.

    The O&IC Committee generally intends to permit the exercise of a stock option granted under the stock option plan within thirty days after termination of employment with us for any reason other than for cause. If a participant terminates employment with us due to disability or death, the O&IC Committee generally intends to permit the stock option to be exercised within one year after the date on which the participant's employment terminates due to the disability or death.

    A participant may work for an affiliate of CH2M HILL that becomes ineligible to participate in the stock option plan. For example, an affiliate may become ineligible to participate because CH2M HILL's interest in the affiliate is sold. In that case, stock options held by the participant will become immediately exercisable, but the participant will be considered to terminate employment with us on the day that the affiliate becomes ineligible to participate in the stock option plan. Therefore, the participant will be able to exercise the stock options only if and to the extent that the stock option agreement permits the participant to exercise the stock options on termination of employment.

Amendment and Termination of the Stock Option Plan

    The Board of Directors may amend or terminate the stock option plan at any time. Any amendment or termination of the stock option plan will not change the terms of any stock option agreement already in place at the time of such amendment or termination unless the participant agrees to such change. The following changes may not be made by the Board without shareholder approval:

  . Increasing the number of shares of common stock available under the stock option plan

  . Reducing the minimum price at which stock options may be granted under the stock option plan

  . Changing the class of participants who may be granted stock options under the stock option plan

    The stock option plan will terminate on December 31, 2008. No stock options will be granted under the stock option plan after that date. Any stock option agreement already in place on December 31, 2008, will remain in effect until the stock options covered by that stock option agreement are exercised or expire.

Corporate Reorganization, Sale of Assets, or Change in Control

    If CH2M HILL experiences a stock split, a stock dividend, a recapitalization, or a similar transaction that changes the number of outstanding shares of common stock without receipt of payment by CH2M HILL, the O&IC Committee will adjust the number of shares of common stock that may be bought under outstanding stock options and the exercise price that must be paid to buy shares of common stock under outstanding stock options, in order to reflect the change in the common stock.

    If a change in control of CH2M HILL occurs, then all outstanding stock options granted under the stock option plan may be exercised immediately, even if the conditions on exercise stated in the stock option agreement have not been met. A change in control of CH2M HILL occurs when one person or a group of persons, other than an employee benefit plan, acting jointly, acquires at least 50% of the common stock, or when CH2M HILL agrees to a merger in which CH2M HILL is not the surviving company, or when CH2M HILL disposes of more than 50% of its assets, measured by the value of the assets. The O&IC Committee will determine whether a change in control of CH2M HILL has occurred.

    For example, if CH2M HILL experiences a merger, liquidation, reorganization, or similar transaction in which CH2M HILL is not the surviving corporation, the O&IC Committee will either:

  . Convert outstanding stock options into comparable options to buy stock in the surviving corporation; or

  . Require that outstanding stock options be exercised within a specific period of time
   before the effective date of the transaction or be forfeited.

    In connection with the transaction, if there is not a change in control of CH2M HILL, the O&IC Committee may, but is not required to, provide that any outstanding stock options granted under the stock option plan may be exercised immediately, even if the conditions on exercise stated in the stock option agreement have not been met.

Federal, State, and Local Income Tax Withholding

    The federal income tax consequences of the grant and exercise of stock options under the stock option plan are described below. Sometimes the exercise of a stock option or the sale of shares of common stock bought through the exercise of a stock option may produce compensation income to a participant. In that case, your employer may be required to withhold federal, state, and local income taxes with respect to the amount of compensation income you recognized, as though that amount was paid to you by your employer. Your employer may satisfy this withholding obligation by withholding the required amount from other amounts, such as other compensation or wages, your employer paid to you. Alternatively, your employer may require you to pay the amount necessary to satisfy the withholding obligation. The payment of the amount necessary to satisfy the withholding obligation may be a prerequisite to the exercise of a stock option granted under the stock option plan.

                              Are Options Taxable?
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 No. For tax purposes, options are not treated as having monetary value when they are granted to employees. Thus, they do not have an impact on your taxes when granted. After you exercise an option, however, the difference between the exercise price and the formula price in effect at that time is taxed as ordinary income.
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Federal Income Tax Consequences of Stock Options Granted Under the Stock Option Plan

    This summary of the material federal income tax consequences of the grant and exercise of stock options under the stock option plan does not address every federal income tax issue that may arise and does not address foreign, state or local tax issues, which may be significant.

    This summary does not address the tax consequences for incentive stock options because the O&IC Committee does not intend to grant incentive stock options.

    Each holder of stock options granted under the stock option plan should consider obtaining professional tax advice with respect to the tax impact of their stock options.

    Exercise of Nonqualified Stock Options With Cash. Generally, an individual will not be taxed when a stock option is granted. Instead, at the time the individual exercises a stock option, the individual will recognize ordinary income for federal income tax purposes. The amount of ordinary income recognized by the individual will be equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price. CH2M HILL generally will be entitled to a federal income tax deduction at that time and in the same amount that the individual realizes as ordinary income.

    If common stock bought through the exercise of a stock option is later sold or exchanged, then the difference between the sale price and the fair market value of the common stock on the date of exercise will be recognized as gain or loss to the seller. If the common stock is a capital asset in the seller's hands, the gain or loss on the sale will be long-term or short-term capital gain or loss, depending on whether the holding period for the common stock at the time of sale is more than 12 months or 12 months or less, respectively.

    When an individual exercises a stock option into interests in a deferred compensation trust, the individual does not recognize any gain or loss as a result of the exercise of the stock option. However, when the interests in a deferred compensation trust which were obtained through the exercise of stock options are surrendered for stock, that event will be taxed as ordinary income in an amount equal to the fair market value of the stock delivered to the individual less the exercise price previously paid by the individual. If those shares of common stock are then sold, the difference between the sale price and the fair market value of the stock when initially delivered to the individual will be recognized as either long-term or short-term capital gain or loss to the seller, depending on how long the individual has held the common stock.

    Exercise of Nonqualified Stock Options With Shares of Common Stock. If payment of the exercise price under a stock option is made by surrendering previously owned shares of common stock, the following rules apply:

  . No gain or loss will be recognized as a result of the tendering of shares in exchange for an equal number of shares available through the exercise of nonqualified stock options

  . Any additional shares received will be taxed as ordinary income in an amount equal to the fair market value of the shares at the time of exercise

    Exercise of Nonqualified Stock Options With Interests in a Deferred Compensation Trust. If payment of the exercise price under a stock option is made by surrendering previously owned interests in a deferred compensation trust, the following rules apply:

 . No gain or loss will be recognized as a result of the exercise of nonqualified stock options into interests in a deferred compensation trust

 . The interests in the deferred compensation trust surrendered by the individual to pay the exercise price will be taxed as ordinary income

 . When the interests in a deferred compensation trust which were obtained through the exercise of stock options are exchanged for stock, that event will be taxed as ordinary income in an amount equal to the fair market value of the stock delivered to the individual less the exercise price previously paid by the individual though the surrender of previously owned interests in the deferred compensation trust.

                   1999 Payroll Deduction Stock Purchase Plan

    We have recently established the stock purchase plan for the benefit of our employees and employees of certain of our affiliates. The stock purchase plan provides for the purchase of common stock through payroll deductions by participating employees. The stock purchase plan is intended to qualify under
Section 423 of the Internal Revenue Code. Under the stock purchase plan, the O&IC Committee may decide to let employees begin payroll deductions for purchases of common stock as early as October 1, 1999. However, no common stock will be purchased under the stock purchase plan until after January 1, 2000. The stock purchase plan is not subject to ERISA.

                   Administration of the Stock Purchase Plan

    The stock purchase plan is administered by the O&IC Committee, which is the same committee that administers the stock option plan, described above.

    The O&IC Committee decides which affiliates of CH2M HILL will be eligible to participate in the stock purchase plan. The O&IC Committee also decides whether employees must meet eligibility requirements in order to participate in the stock purchase plan.

    The O&IC Committee may adopt rules for the administration of the stock purchase plan. The O&IC Committee interprets the stock purchase plan. The O&IC Committee's decisions on any questions that arise under the stock purchase plan are binding on all persons, including CH2M HILL and any employee who participates in the stock purchase plan.

          Employees Eligible to Participate in the Stock Purchase Plan

    Generally, all employees of CH2M HILL and any participating affiliate may participate in the stock purchase plan. The O&IC Committee decides which affiliates of CH2M HILL may participate in the stock purchase plan.

    The O&IC Committee intends to exclude employees who normally work less than 20 hours per week and employees who normally work five or fewer months in a year from participating in the stock purchase plan.

    Any employee who owns five percent or more of CH2M HILL or of any subsidiary of CH2M HILL is excluded from participating in the stock purchase plan.

    An employee who terminates employment with CH2M HILL and all participating affiliates is no longer eligible to participate in the stock purchase plan. For this purpose, termination of employment includes death, disability, retirement, transfer to an affiliate that is not eligible to participate in the stock purchase plan, or any other termination of employment. If an employee becomes ineligible to continue participating in the stock purchase plan, any amount held in the employee's stock purchase account will be distributed to the employee.

                    Participating in the Stock Purchase Plan

    In order to participate in the stock purchase plan, an employee must deliver a written payroll deduction authorization form to the plan administrator of the stock purchase plan. The payroll deduction authorization form will tell the eligible employee's employer to withhold a specific percentage of the eligible employee's pay to be used to buy common stock under the stock purchase plan. The payroll deduction authorization form must provide for the deduction of at least 1% of the employee's pay, but no more than 10% of the employee's pay, in a whole number percentage. The employee may change the specified percentage at any time. However, an employee cannot purchase more than $25,000 of common stock under the stock purchase plan in any calendar year.

Purchases of Common Stock Under the Stock Purchase Plan

    No shares of common stock will be bought under the stock purchase plan until after January 1, 2000, even though the O&IC Committee may decide to allow employees to have amounts deducted from their paychecks and contributed to their stock purchase accounts during the last quarter of 1999. Beginning in 2000, CH2M HILL will use the amount in the employee's stock purchase account to buy common stock for the employee on each trade date.

    Each year, the Board of Directors will decide what percentage of the purchase price of common stock CH2M HILL will contribute toward the purchase of common stock under the stock purchase plan during that year. CH2M HILL's percentage may be as low as 0% or as high as 15%. As of January 1, 2000, CH2M HILL's percentage will be 10%. We will not actually contribute any amount to the employee's payroll deduction stock purchase account. Instead, we will add the contribution percentage to the amount in the employee's stock purchase account and use the combined amount to purchase common stock on each trade date. We will either buy the common stock on each trade date in the internal market, if available, or we will issue new shares of common stock.

Reservation of Common Stock for Purchase Under the Stock Purchase Plan

    CH2M HILL has reserved 1,000,000 shares of common stock to be sold under the stock purchase plan. This is in addition to any shares of common stock bought in the internal market under the stock purchase plan. The number of shares of common stock reserved for sale under the stock purchase plan can be changed by the O&IC Committee to reflect any stock split, stock dividend, recapitalization, or similar transaction that CH2M HILL may experience.

Distribution of Common Stock Bought Through the Stock Purchase Plan

    When shares of common stock are bought through the stock purchase plan, they will initially be held by CH2M HILL in the name of the employee. Before the next vote of shareholders, the shares of common stock bought through the stock purchase plan will be distributed to the employee. The employee may petition the O&IC Committee for an earlier distribution of the shares.

Restrictions on Common Stock Bought Through the Stock Purchase Plan

    All shares of common stock bought through the stock purchase plan will be subject to the restrictions on common stock contained in CH2M HILL's Restated Bylaws. Those restrictions are described below, in the section of this Prospectus called "Description of Capital Stock."

    An employee is not permitted to purchase common stock under the stock purchase plan if doing so would cause the employee to own more shares of common stock than the employee is permitted to own under CH2M HILL's Restated Bylaws.

Amendment and Termination of the Stock Purchase Plan

    The Board of Directors of CH2M HILL may amend or terminate the stock purchase plan at any time. However, the Board of Directors may not increase the number of shares of common stock reserved for sale under the stock purchase plan unless the shareholders of CH2M HILL also approve that change.

    Unless previously terminated by CH2M HILL, the stock purchase plan will terminate on December 31, 2008.

Federal, State, and Local Income Tax Withholding

    The federal income tax consequences of purchasing common stock under the stock purchase plan are described below. Sometimes the sale of shares of common stock bought through the stock purchase plan may produce compensation income to an employee. In that case, the employee's employer may be required to withhold federal, state, and local income tax with respect to the amount of compensation income recognized by the employee, as though that amount was paid to the employee by the employer as wages. The employer may satisfy this withholding obligation by withholding the required amount from other amounts, such as other compensation or wages, paid by the employer to the employee or by having CH2M HILL withhold the required amount from any amount that CH2M HILL may owe the employee upon a re-purchase of the shares of common stock.

Federal Income Tax Consequences of Purchases of Common Stock Under the Stock Purchase Plan

    The following paragraphs summarize the material federal income tax consequences of participation in the stock purchase plan. This summary is intended to be general and is not intended to address every federal income tax issue that may arise from participation in the stock purchase plan. This summary does not address foreign, state or local tax issues, which may be significant. Each participant in the stock purchase plan should consider obtaining professional tax advice with respect to the tax impact on that participant of participation in the stock purchase plan.

    Federal Income Tax Consequences for the Participant. With respect to most of the participating affiliates, the stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. This means that, with respect to purchases of common stock under the stock purchase plan by employees of those affiliates:

  . The participant will not recognize income for federal income tax purposes when the participant buys shares of common stock under the stock purchase plan.

  . The participant will recognize ordinary income when the participant disposes of the common stock bought under the stock purchase plan. For this purpose, a participant is considered to dispose of common stock bought under the stock purchase plan when the participant transfers title to the common stock in any manner, including by sale, exchange, or gift, except that a participant is not considered to dispose of common stock bought under the stock purchase plan when the participant transfers the common stock to a spouse or into joint ownership if the participant is one of the joint owners.

  . The amount of ordinary income recognized by the participant when the participant disposes of shares of common stock bought under the stock purchase plan depends on whether the participant held the shares for at least two years before disposing of them. If the participant held the shares for at least two years after the date on which the shares were bought for the participant's account under the stock purchase plan, the participant will recognize ordinary income when the shares are sold or otherwise disposed of. The amount of the ordinary income is equal to the smaller of:

     (i) the amount by which the fair market value on the purchase date exceeded the amount paid for the shares, or

     (ii) the amount by which the fair market value on the date of disposition exceeds the amount paid for the shares.

   If the participant dies while owning shares of common stock bought under the stock purchase plan, ordinary income is recognized in the year of death in the amount described in the previous sentence.

  . If the participant disposes of shares of common stock bought under the stock purchase plan before the two year holding period expires, the participant will recognize ordinary income at the time of the disposition. The amount of the ordinary income recognized by the participant will be the amount by which the fair market value of the shares on the purchase date exceeded the amount paid for the shares, even if the disposition is by gift or is at a loss.

  . If the common stock is a capital asset in the hands of the participant, additional gain on the disposition of the shares of common stock, if any, will be short-term or long-term capital gain depending on whether the participant held the shares of common stock for 12 months or less, or for more than 12 months, respectively.

    In the cases discussed above, other than in the case of the participant's death, the amount of ordinary income recognized by the participant is added to the purchase price paid by the participant in order to determine the amount of gain or loss from the disposition of the shares.

    With respect to the portion of the stock purchase plan that is not intended to be qualified as an employee stock purchase plan under Section 423 of the Internal Revenue Code, a participant purchasing shares will recognize compensation income at the time of the purchase of shares of common stock under the stock purchase plan. The amount of this compensation income will be the amount by which the fair market value of the shares on the purchase date exceeds the amount of the purchase price paid by the participant.

    Tax Consequences for CH2M HILL. CH2M HILL will not be entitled to a deduction at any time with respect to shares sold under the portion of the stock purchase plan that is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code, if the participant buying the shares does not dispose of the shares before the two-year holding period expires. If the participant disposes of the shares prior to the expiration of the two-year holding period, CH2M HILL is allowed a federal income tax deduction that is equal to the amount of ordinary income recognized by the participant.

               Pre-Tax and After-Tax Deferred Compensation Plans

    CH2M HILL will adopt, in connection with this offering, The CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan and the CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Plan, referred to in this description as the deferred compensation plans. In connection with the deferred compensation plans, CH2M HILL will establish the CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Trust and the CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Trust, referred to in this description as the deferred compensation trusts. Neither deferred compensation plan is subject to ERISA.

    Two deferred compensation plans will be established to separately handle pre-tax contributions in one plan and after-tax contributions in the other plan. In effect, the pre-tax plan will hold contributions made through deferred compensation and deferred bonus payments. CH2M HILL intends to administer deferred compensation by participants in the pre-tax plan under the same terms and conditions as the stock purchase plan. In contrast, the after-tax plan will hold contributions made directly by employees eligible to participate. All of the terms of the pre-tax plan and the after-tax plan are generally the same, however the tax treatment of distributions from the pre-tax plan and the after-tax plan will be different.

    Employees who are eligible to participate in the deferred compensation plan may elect to invest by making after-tax contributions to the after-tax deferred compensation plan. An employee who is eligible to participate in the pre-tax deferred compensation plan may elect to defer a portion of his or her compensation by entering into a deferred compensation agreement and by filing an annual election to defer compensation in accordance with that agreement. In addition, CH2M HILL or its affiliates may provide that bonuses to employees who are eligible to participate in the pre-tax deferred compensation plan will be deferred in accordance with the provisions of the plan.

Administration of the Deferred Compensation Plans

    CH2M HILL will appoint a committee called the deferred compensation committee that will administer the deferred compensation plans. The deferred compensation committee will designate the affiliates of CH2M HILL whose employees are eligible to participate in the deferred compensation plans.

The Deferred Compensation Trusts

    The deferred compensation trusts are irrevocable trusts established by CH2M HILL. The Trustee will be named at a later date. Copies of the agreements establishing the deferred compensation trusts will be available from the deferred compensation committee.

Contributions to the Deferred Compensation Trusts

    Under the agreement between CH2M HILL and the Trustee, the Trustee will receive and hold common stock contributed to the deferred compensation trusts by CH2M HILL. When an eligible employee elects under the pre-tax deferred compensation plan to defer compensation, we will use the compensation that would have been paid to the employee to purchase common stock, and will contribute that common stock to the pre-tax deferred compensation trust. We may also contribute common stock to the pre-tax deferred compensation trust as bonuses on behalf of eligible employees.

    When an eligible employee elects to make voluntary contributions to the after-tax deferred compensation plan, we will use the cash contribution to purchase common stock and contribute the common stock to the after-tax deferred compensation trust.

    Each contribution to the deferred compensation trusts will be allocated to an account in the name of the employee on behalf of whom the contribution is made. However, the employee will not have a direct ownership interest in the shares of common stock held in the deferred compensation trusts.

Nature of the Deferred Compensation Trusts

    All assets of the deferred compensation trusts will be held by the Trustee for the benefit of the participants in the deferred compensation plans and for the benefit of the general creditors of CH2M HILL in the event CH2M HILL becomes insolvent. CH2M HILL is considered to be insolvent if it is unable to pay its debts as they become due or if it is the subject of a bankruptcy proceeding. If CH2M HILL becomes insolvent, the assets of the deferred compensation trusts will be available to pay the debts of CH2M HILL. In that case, a participant in the deferred compensation plans will not have any priority rights with respect to the assets of the deferred compensation trusts or with respect to any other assets of CH2M HILL. Rather, in the event of insolvency, a participant in the deferred compensation plans will have only a claim against CH2M HILL for the amount of compensation previously deferred and the amount of any after-tax contribution made by the participant. This claim will be treated like any other claim of a general unsecured creditor of CH2M HILL. The assets of the deferred compensation trusts are not guaranteed or insured by any party, including CH2M HILL.

Voting of Common Stock Held in the Deferred Compensation Trusts

    Shares of common stock held in the deferred compensation trusts will be voted by the Trustee, not by the participants in the deferred compensation plans. The Trustee will vote the shares of common stock held in the deferred compensation trusts in accordance with instructions given to the Trustee by the deferred compensation committee.

Dividends on Common Stock Held in the Deferred Compensation Trusts

    Cash dividends, if any, paid with respect to shares of common stock held in the deferred compensation trusts will be returned to CH2M HILL and will not be held in the deferred compensation trusts or made available to participants in the deferred compensation plans. Other dividends, if any, paid with respect to shares of common stock held in the deferred compensation trusts will be credited to the account in the deferred compensation trusts in which the shares of common stock are held.

Distributions from the Deferred Compensation Trusts

    The common stock held in the deferred compensation trusts in the name of a participant in the deferred compensation plans will be distributed to the participant when a distribution event under the deferred compensation plans occurs. The following events are distribution events under each deferred compensation plan:

  . The termination of the participant's affiliation with us, as defined in the Restated Bylaws.

  . The death of the participant. In this case, the distribution will be made to the beneficiary of the participant, as designated on a form signed by the participant and filed with the deferred compensation committee before the death of the participant. If the participant does not file a signed designation of beneficiary with the deferred compensation committee before the participant's death, the distribution will be made to the participant's estate.

  . A change in the participant's employment status that makes the participant ineligible to participate in the deferred compensation plans.

  . A request by the participant to exercise the participant's interest in the deferred compensation trusts. In this case a distribution will be made only if:

     (i) the deferred compensation committee approves the participant's request, and

     (ii) the common stock held in the deferred compensation trusts in the name of the participant can be sold in the internal market on the next trade date.

  . The termination of the deferred compensation plans. This will occur no later than January 2, 2008. CH2M HILL, in its discretion, may terminate the deferred compensation plans before that date.

  . The date specified by the participant at the date of election to participate in the deferred compensation plans.

    Distributions from the deferred compensation trusts will be made in the form of common stock. Shares of common stock distributed to a participant from the deferred compensation trusts will be subject to the restrictions on ownership of common stock set forth in our Restated Bylaws.

Removal or Resignation of Trustee

    CH2M HILL may remove the Trustee of the deferred compensation trusts at any time and for any reason, upon thirty days' notice to the Trustee. The Trustee may resign at any time and for any reason, upon thirty days' notice to CH2M HILL. If the Trustee is removed or resigns, CH2M HILL will appoint a new Trustee.

Amendment of the Deferred Compensation Trusts

    CH2M HILL and the Trustee may amend either deferred compensation trust at any time by executing a written amendment to the corresponding deferred compensation trust agreement.

Federal Income Tax Consequences

    We have designed the deferred compensation trusts to be grantor trusts under the federal income tax laws. This means that CH2M HILL's contribution of common stock to the pre-tax deferred compensation trust should not cause a participant in the pre-tax deferred compensation plan to recognize income at the time of the contribution. Instead, the participant will recognize compensation income when an amount is distributed or made available to the participant from the pre-tax deferred compensation trust. The assets of both deferred compensation trusts will be treated as assets of CH2M HILL for federal income tax purposes.

    In contrast, participants in the after-tax deferred compensation trust will recognize compensation equal to the difference between the amount they contributed and the value of cash or other property when it is distributed or made available from the after-tax deferred compensation trust.

    This treatment of participants in the deferred compensation plans for federal income tax purposes is based on private letter rulings issued by the Internal Revenue Service. The deferred compensation plans and the deferred compensation trusts are not identical to the arrangements involved in those private letter rulings, however, and a private letter ruling is binding on the Internal Revenue Service only with respect to the specific taxpayer to whom the private letter ruling is issued. We do not plan to seek a private letter ruling on the federal income tax consequences of participation in the deferred compensation plans. Therefore, while we believe that the federal income tax consequences of participation in the deferred compensation plans should be as described above, there is no definite assurance that this will in fact be the case. If the federal income tax consequences of participation in the deferred compensation plans are ultimately determined to be different from those described above, participants in the deferred compensation plans may be liable for additional income taxes, interest, and penalties for tax years during which they participate in the deferred compensation plans.

    This description summarizes the material federal income tax consequences of participation in the deferred compensation plans, but is not intended to be a complete discussion of all federal income tax or other tax consequences of participation in the deferred compensation plans. Each participant in the deferred compensation plans should consider discussing the federal, state, and local tax consequences of participation in the deferred compensation plans with that participant's tax advisors.

                                   MANAGEMENT

Directors and Executive Officers

    The current directors and executive officers of CH2M HILL are:

Name                     Age                           Position
----                     ---                           --------
Philip G. Hall..........  57 Chairman of the Board of Directors and Senior Vice President
Joseph A. Ahearn........  62 Director and Senior Vice President
Kenneth F. Durant.......  61 Director and Senior Vice President
Donald S. Evans.........  49 Director and Senior Vice President
James J. Ferris.........  56 Director and Senior Vice President
Craig T. Zeien..........  53 Director and Senior Vice President
Jerry D. Geist..........  65 Director
Michael D. Kennedy......  50 Director
Susan D. King...........  43 Director
Michael Y. Marcussen....  47 Director
Jill T. Shapiro           59 Director
 Sideman................
Barry L. Williams.......  54 Director
Ralph R. Peterson.......  53 President and Chief Executive Officer
Samuel H. Iapalucci.....  47 Senior Vice President, Chief Financial Officer and Secretary

    Philip G. Hall has served as Chairman of the Board of Directors of CH2M HILL since 1992, and as a director since 1987. Mr. Hall has served as Senior Vice President of CH2M Hill, Inc. since 1995, and as its Southwest Regional Manager since 1997.

    Joseph A. Ahearn has served as a director of CH2M HILL since 1996, and as a Senior Vice President since 1995. Mr. Ahearn has served as President of the Transportation business of CH2M Hill, Inc. since 1996 and served as Eastern Region Manager of CH2M Hill, Inc. from 1994 until 1996.

    Kenneth F. Durant has served as a director of CH2M HILL since 1995 and as a Senior Vice President since 1997. Mr. Durant has served as the President of Industrial Design Corporation, a subsidiary of CH2M HILL, since its formation in 1985.

    Donald S. Evans has served as a director of CH2M HILL since 1997 and as a Senior Vice President since 1997. Mr. Evans has served as the President of the Water business and the Operations and Maintenance business since 1985.

    James J. Ferris has served as a director of CH2M HILL since 1998, and as its Senior Vice President since 1995. Dr. Ferris has served as President of the Energy, Environment and Systems business since 1995 and President of CH2M Hill Constructors, Inc. since 1994. He served as President and Chief Executive Officer of Ebasco Environmental from 1989 until 1994. Dr. Ferris also serves as a director of Kaiser-Hill.

    Craig T. Zeien has served as a Senior Vice President of CH2M HILL since 1995 and was elected as a director in 1999. Mr. Zeien has served as President of Regional Operations since 1994, and as President of CH2M Hill International, Ltd. since 1995. From 1991 to 1994, Mr. Zeien served as Director of Technology for CH2M Hill, Inc.

    Jerry D. Geist has served as a director of CH2M HILL since 1989. Mr. Geist has been Chairman of Santa Fe Center Enterprises, Inc. since 1990 and President and Chief Executive Officer of Howard International Utilities/Projects since 1990. He serves on the Board of Directors of the Davis Family of Mutual Funds.

    Michael D. Kennedy has served as a director of CH2M HILL since 1998, and has served as the Northwest Regional Manager of CH2M Hill, Inc. since 1993. Mr. Kennedy served as the Portland Regional Manager of CH2M Hill, Inc. from 1987 until 1992 and the Western Regional Business Development Director from 1992 until 1993.

    Susan D. King has served as a director of CH2M HILL since 1997. Ms. King has served as the Chief Financial Officer of Industrial Design Corporation since 1993, and as its Secretary and Treasurer since 1995.

    Michael Y. Marcussen has served as a director of CH2M HILL since 1998. Mr. Marcussen has served as the European Manager for CH2M Hill IDC Ltd., Dublin, Ireland since 1977 and has been an employee of Industrial Design Corporation since 1993.

    Jill T. Shapiro Sideman was elected as a director in 1999 and has served as a Vice President and Client Service Manager of CH2M Hill, Inc. since 1993.

    Barry L. Williams has served as a director of CH2M HILL since April 1995. He has been President of Williams Pacific Ventures, Inc., a consulting firm, since 1987. Mr. Williams has served as Senior Mediator for JAMS/Endispute since 1993 and a visiting lecturer for the Haas

Graduate School of Business, University of California since 1993. Mr. Williams has acted as a general partner of WDG, a California limited partnership, since 1987 and a general partner of Oakland Coliseum Joint Venture since 1998. He also serves on the board of directors of Pacific Gas & Electronic Company, Northwestern Mutual Life Insurance Company, Newhall Land & Farming Company, Simpson Manufacturing Company, USA Group, Inc., CompUSA Inc., R. H. Donnelley, and several not-for-profit organizations.

    Ralph R. Peterson has served as President and Chief Executive Officer of CH2M HILL since 1991. Mr. Peterson also serves as a director of Kaiser-Hill.

    Samuel H. Iapalucci has served as Senior Vice President, Chief Financial Officer and Secretary of CH2M HILL since 1994. Mr. Iapalucci served as Vice President and Chief Financial Officer for OHM Corporation, an engineering and construction company, from 1991 to 1994.

                             EXECUTIVE COMPENSATION

    The following table sets forth information regarding annual incentive compensation for the chief executive officer and the other four most highly compensated executive officers of CH2M HILL.

                         Summary Compensation Table(1)

                                           Annual Compensation
                                         -----------------------
                  (a)                    (b)     (c)      (d)          (i)
                                                                    All other
      Name and principal position        Year Salary(2) Bonus(2) compensation(3)
      ---------------------------        ---- --------- -------- ---------------
Ralph R. Peterson....................... 1998 $451,060  $344,802     $29,430
 President & Chief Executive Officer     1997  438,437   293,631      36,877
                                         1996  396,076   326,374       8,985

Kenneth F. Durant....................... 1998  273,000   281,465       7,885
 Senior Vice President                   1997  260,000   384,046      12,354
                                         1996  230,000   391,440      14,242

Philip G. Hall.......................... 1998  316,786   128,157       8,112
 Senior Vice President                   1997  299,120   175,687      29,285
                                         1996  295,479   201,300      11,122

Samuel H. Iapalucci..................... 1998  308,389   190,404       7,147
 Senior Vice President, Chief Financial  1997  275,520   148,162      71,880
 Officer & Secretary                     1996  267,681   131,793       3,442

Donald S. Evans......................... 1998  305,654   148,860       6,874
 Senior Vice President                   1997  278,640    95,538       6,621
                                         1996  254,099   114,761       1,690

--------
(1) Certain columns have been omitted because they are not applicable.
(2) Amounts shown include compensation earned by executive officers, whether paid during or after such year, or deferred at the election of those officers.
(3) Amounts shown for 1998 include:

                                                                 Group Term Life
                                                                   and Split-
                                    Employee          Defined      dollar Life
                                     Stock   401(k) Contribution    Insurance
                                      Plan    Plan  Pension Plan    Premiums
                                    -------- ------ ------------ ---------------
   Ralph R. Peterson...............  $2,041  $1,296    $2,400        $3,615
   Kenneth F. Durant...............   4,177     --      3,200           508
   Philip G. Hall..................   2,041   1,296     2,400         2,375
   Samuel H. Iapalucci.............   2,041   1,296     2,400         1,410
   Donald S. Evans.................   1,610   1,296     2,400         1,568

    CH2M HILL has not entered into employment agreements with its executive officers who serve at the pleasure of CH2M HILL's board of directors. Therefore, since compensation for executive officers is comprised of salary, bonus and other incentive compensation, some of which are based on year-end performance results, CH2M HILL does not know the aggregate amount of compensation that will be paid to its executive officers in the current fiscal year.
1999 Long-Term Incentives

    The following table sets forth information regarding Long-Term Incentive Plan opportunities that were granted to the chief executive officer and the other four most highly compensated executive officers of CH2M HILL. This long-term incentive plan was established effective January 1, 1999 and will be paid out on or after the 3 year award period ending December 31, 2001. There are no payouts in years 1999 and 2000. The payment of the awards will be 60% in common stock, valued at the date of payment, and 40% cash. The criteria for payout is based on specific long-term goals of earnings growth and strategic imperatives for CH2M HILL as well as individual goals.

                 Long-Term Incentive Plan Awards in 1999(1)(2)

                                                    Estimated future payouts
                                                   under non-stock price-based
                                                              plans
                                                  -----------------------------
                    (a)                     (c)      (d)      (e)       (f)
                                          Period
                                           Until
          Name                            Payout  Threshold  Target   Maximum
          ----                            ------- --------- -------- ----------
   Ralph R. Peterson..................... 3 years     $0    $542,400 $1,084,800
   Kenneth F. Durant..................... 3 years     $0    $168,000 $  336,000
   Philip G. Hall........................ 3 years     $0    $183,000 $  366,000
   Samuel H. Iapalucci................... 3 years     $0    $174,000 $  348,000
   Donald S. Evans....................... 3 years     $0    $171,600 $  343,200

--------
(1) Certain columns have been omitted because they are not applicable.
(2) The Target amounts for the first two years of the Long-Term Incentive Plan are adjusted to reflect 1.5 times what the Target will be when it begins the payouts in year 3 and thereafter. For example, beginning in year 3 the Target and Maximum amounts for the named executives will be the following beginning in 2001:

          Name                                      Threshold  Target  Maximum
          ----                                      --------- -------- --------
   Ralph R. Peterson...............................     $0    $361,600 $723,200
   Kenneth F. Durant...............................     $0    $112,000 $224,000
   Philip G. Hall..................................     $0    $122,000 $244,000
   Samuel H. Iapalucci.............................     $0    $116,000 $232,000
   Donald S. Evans.................................     $0    $114,400 $228,800

Stock Options Granted

    During 1999, the named executive officers were granted the following stock options at $4.31 per share of common stock, vesting 25% on February 12, 2000, 25% more on February 12, 2001 and the remaining 50% on February 12, 2002. These stock options represent 3.9% of the total stock options granted of 2,434,840, of which the remaining stock options were granted to other employees of CH2M HILL.

  Ralph R. Peterson............... 28,350
  Kenneth F. Durant...............    --
  Philip G. Hall.................. 17,780
  Samuel H. Iapalucci............. 24,750
  Donald S. Evans................. 24,750

Retirement Plans

    Messrs. Peterson and Hall are participants in the CH2M HILL Pension Plan. Benefits under the CH2M HILL Pension Plan are equal to 1% of 1987-1991 average base compensation (up to $150,000) multiplied by years of credited service prior to 1992 plus 1% of each year's base compensation (up to $150,000) for each year of credited service from January 1, 1992 through December 31, 1993. Plan benefits were frozen as of December 31, 1993. The estimated annual benefits payable at the earliest age when a participant may retire with an unreduced benefit (age 65) are $37,849 to Mr. Peterson, and $34,955 to Mr. Hall.

    Mr. Durant is a participant in the CH2M HILL Pension Plan with respect to credited service prior to February 25, 1985 and he is a participant in the CH2M HILL Industrial Design Corporation Pension Plan with respect to credited service from February 25, 1985 through January 31, 1994. The benefits under the CH2M HILL Industrial Design Corporation Pension Plan are equal to 1.3% of each year's base compensation (up to the legal limit) for each year of credited service from February 25, 1985 through January 31, 1994. Plan benefits were frozen as of January 31, 1994. The estimated annual benefits payable to Mr. Durant at the earliest age when a participant may retire with an unreduced benefit (age 65) are $15,718 from the CH2M HILL Pension Plan and $13,101 from the CH2M HILL Industrial Design Corporation Pension Plan, or a total of $28,819.

    Mr. Evans is a participant in the CH2M HILL Pension Plan with respect to credited service prior to May 1, 1986 and he is a participant in the OMI Retirement Plan with respect to credited service from May 1, 1986 through December 31, 1995.

The normal retirement benefits under the OMI Retirement Plan are equal to 1.5% of average compensation (up to the IRS limit) for the first 20 years of credited service plus 0.5% of average compensation (up to the IRS limit) for years of service in excess of 20. Mr. Evans' benefit under the OMI plan was frozen as of December 31, 1995 upon his transfer from employment covered by the plan. The estimated annual benefits payable to Mr. Evans at the earliest age when a participant may retire with an unreduced benefit (age 65) are $12,771 from the CH2M HILL Pension Plan and $23,521 from the OMI Retirement Plan, or a total of $36,292.

    Mr. Iapalucci is not a participant in a CH2M HILL Pension Plan.

Board of Directors

    The Restated Bylaws provide that the Board of Directors shall consist of at least nine and no more than thirteen directors and shall be subject to change pursuant to resolutions of the Board of Directors. The current number of directors is eleven. The Restated Bylaws provide that the directors shall be elected to three-year staggered terms by dividing the directors into three classes as equal in number as possible. At each annual meeting the same number of directors shall be elected for a three-year term as the number whose term expires. Each director shall serve until his respective successor is elected and qualified. A decrease in the number of directors shall not shorten the term of any incumbent director.

Compensation of Directors

    Non-employee directors of CH2M HILL receive an annual retainer fee of $15,000 as directors and $4,000 for each committee on which they serve as the chairman. CH2M HILL also pays non-employee directors a meeting fee of $1,000 for attendance at each Board of Directors meeting and $1,000 per day for attendance at committee meetings. Directors are reimbursed for expenses incurred in connection with attendance at meetings and other CH2M HILL functions. Non-employee directors are eligible to receive a discretionary cash bonus each year which for 1998 was $12,000.

Directors and Officers Liability Insurance

    CH2M HILL pays the premium for insurance in respect of claims against its directors and officers and in respect of losses for which CH2M HILL may be required or permitted by law to indemnify such directors and officers. The directors to be insured are the directors named herein and all directors of CH2M HILL's subsidiaries. The officers to be insured are all officers and assistant officers of CH2M HILL and its subsidiaries. CH2M HILL does not expect to allocate or segregate the premium with regard to specific subsidiaries or individual directors and officers.

Compensation Committee Interlocks and Insider Participation

    The members of CH2M HILL's Compensation Committee of the Board of Directors are Joseph A. Ahearn, Kenneth F. Durant, Donald S. Evans, James F. Ferris, Jerry D. Geist and Barry L. Williams. All members of the Compensation Committee except Jerry D. Geist and Barry L. Williams are officers of CH2M HILL.

         SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS AND MANAGEMENT

    The following tables set forth information regarding the ownership of all classes of CH2M HILL's securities as of July 31, 1999, by (a) any person or group known to have ownership of more than five percent of the common stock or Class A preferred stock and (b) beneficial ownership by directors and executive officers individually and as a group.

                Security Ownership of Certain Shareholders

    The following table presents information as of July 31, 1999, concerning the only known shareholder who owns five percent or more of common stock.

                                                      Number of
                                                        Shares      Percent of
 Naemand Address of Shareholder        Title of Class    Held         Class
-------------------------------        -------------- ----------    ----------
   Trustees of the CH2M HILL Employee      Common     10,948,830(1)   36.4%
    Stock Plan........................
    6060 S. Willow Dr.
    Greenwood Village, CO
    80111

--------

(1) Common shares are held of record by the Trustees for the accounts of participants in the Employee Stock Plan and will be voted in accordance with instructions received from participants. Shares as to which no instructions are received will be voted in the same proportions.

             Security Ownership of Directors and Executive Officers

    The following table sets forth information as of July 31, 1999 as to the beneficial ownership of CH2M HILL's equity securities by each director, the most highly compensated executive officers and by all directors and executive officers as a group. None of the individuals listed below owns more than one percent of the outstanding shares of CH2M HILL. As a group, all directors and executive officers own less than five percent of the outstanding shares of CH2M HILL.

                                                                       Total
                                       Common           Common        Common
                                        Stock           Stock          Stock
     Name of Beneficial Owner       Held Directly Held Indirectly(1)   Held
     ------------------------       ------------- ------------------ ---------
Joseph A. Ahearn...................      34,220          2,848          37,068
Kenneth F. Durant..................     250,000         24,915         274,915
Donald S. Evans....................     180,240         13,381         193,621
James J. Ferris....................      56,720          2,506          59,226
Jerry D. Geist.....................         --             --              --
Philip G. Hall.....................     250,000         31,573         281,573
Samuel H. Iapalucci................      50,590          2,381          52,971
Michael D. Kennedy.................      68,480         17,141          85,621
Susan D. King......................      63,500          5,286          68,786
Michael Y. Marcussen...............      13,420            --           13,420
Ralph R. Peterson..................     250,000         29,873         279,873
Jill T. Shapiro Sideman............      13,470          4,990          18,460
Barry L. Williams..................         --             --              --
Craig T. Zeien.....................     177,850         23,175         201,025
All directors and executive
 officers as a group (14 people)...   1,408,490        158,069       1,566,559

--------
(1) Includes common stock held through the Employee Stock Plan and the 401(k) Plan. Shares are vested, except for shares held indirectly by Mr. Ferris and Mr. Iapalucci, who indirectly hold 501 and 952 unvested shares, respectively.

                              RELATED TRANSACTION
    We own a 40% interest in Dan Engineering A/S, a Dutch company. The aggregate purchase price of our interest in Dan Engineering was $255,000. Michael Y. Marcussen, who is one of our directors, owns 40% of Dan Engineering. Dan Engineering was founded in 1985 by Mr. Marcussen and a partner and specializes in the design, construction and operation of non-ferrous metal smelting equipment and plants, particularly tin and lead smelters.
                   POLICY RELATING TO AFFILIATED TRANSACTIONS

    CH2M HILL has adopted the following policy relating to affiliated transactions:

    CH2M HILL will make or enter into all future material affiliated transactions and loans, if any, on terms that are no less favorable to CH2M HILL than those that can be obtained from unaffiliated third parties. A majority of CH2M HILL's independent directors who do not have an interest in the transactions and who have had access, at CH2M HILL's expense, to legal counsel will approve all future material affiliated transactions, loans and forgiveness of loans, if any.

                 SECURITIES OFFERED BY THE CURRENT SHAREHOLDERS

    The current shareholders may sell up to an aggregate of 17,859,330 shares of common stock. While we are registering all of the shares held by our current shareholders, including all the shares currently held by our directors and executive officers, we do not know whether they intend to sell any of their common stock, but they may sell some, none or all of their shares.

    We surveyed our significant shareholders informally on the number of shares they actually expect to sell. These surveys indicate that current shareholders intend to sell fewer than 10% of their shares in the next 12 months.

    Based on its stock transfer records, CH2M HILL will provide specific information upon request, regarding the selling shareholders who are not individually named at a particular point in time, in connection with a legal proceeding filed under the Securities Act of 1933.

    We are also registering up to 2,000,000 shares of common stock that may be sold by our employee benefit plans through the internal market.

    The following table sets forth, as of July 31, 1999, the number of shares of common stock owned by the current CH2M HILL shareholders, excluding shares allocated to them under the employee benefit plans, with all directors and executive officers and all shareholders who own 0.5% or more of common stock individually identified. The table does not reflect the sale of any shares of common stock being offered by CH2M HILL. All of the shares are owned of record.

                                                     Percent of       Number
                                       Number of      Ownership      Of Shares
      Name of Beneficial Owner        Shares Owned Before Offering Registered(1)
      ------------------------        ------------ --------------- -------------
Joseph A. Ahearn....................       34,220           *           34,220
Kenneth F. Durant...................      250,000           *          250,000
Donald S. Evans.....................      180,240           *          180,240
James J. Ferris.....................       56,720           *           56,720
Philip G. Hall......................      250,000           *          250,000
Samuel H. Iapalucci.................       50,590           *           50,590
Michael D. Kennedy..................       68,480           *           68,480
Susan D. King.......................       63,500           *           63,500
Michael Y. Marcussen................       13,420           *           13,420
Ralph R. Peterson...................      250,000           *          250,000
Jill T. Shapiro Sideman.............       13,470           *           13,470
Craig T. Zeien......................      177,850           *          177,850
All directors and executive officers
 as a group (12 people).............    1,408,490        4.69        1,408,490
John W. Filbert.....................      250,000           *          250,000
E. Wayne Hanson.....................      238,660           *          238,660
Jerry D. Boyle......................      226,380           *          226,380
Richard S. Reid.....................      214,760           *          214,760
Cliff G. Thompson...................      210,080           *          210,080
Robert L. Chapman...................      209,660           *          209,660
David R. Evans......................      186,410           *          186,410
William F. Toole....................      169,700           *          169,700
John W. Lee, Jr.....................      167,840           *          167,840
Roger R. Bissell....................      166,350           *          166,350
J. Michael Angelea..................      164,320           *          164,320
Jay A. Mackie.......................      150,920           *          150,920
All shareholders (other than
 directors and executive officers)
 who own 0.5% or more of common
 stock as a group (12 people).......    2,355,080        7.84        2,355,080
All other current shareholders......   14,102,160       46.94       14,102,160

--------
 * Less than one percent.

(1) The shares of common stock registered by the current shareholders represent the maximum number of shares that they may sell. Based on the currently available information, these shareholders intend to sell significantly less than this maximum number of shares.

                          DESCRIPTION OF CAPITAL STOCK

                                    General

    The following is a summary of the material provisions of CH2M HILL's Restated Articles of Incorporation and Restated Bylaws regarding CH2M HILL's capital stock. You may find more detailed information by reading the Restated Articles of Incorporation and the Restated Bylaws, copies of which are filed as exhibits to the registration statement filed with the Securities and Exchange Commission. The Restated Articles of Incorporation and Restated Bylaws will take effect prior to the first trade date in the internal market if the Board of Directors determines to give effect to the internal market at the Board's November 1999 meeting.

    CH2M HILL is authorized to issue 150,000,000 shares of capital stock, of which 100,000,000 shares are common stock, par value $.01 per share, and 50,000,000 shares are Class A preferred stock, par value $.02 per share. As of July 31, 1999, 1,789,382 shares of common stock and 1,215,020 shares of Class A preferred stock were outstanding and held of record by approximately 1,000 key employees and the employee benefit plan trusts.

    As noted in the Prospectus Summary, the information in this prospectus has been adjusted to reflect the conversion of each outstanding share of Class A preferred stock into one share of common stock and a ten-for-one stock split of the common stock, which will occur prior to the first trade date in the year 2000, if the Board of Directors determines to give effect to the internal market at its November 1999 meeting. If the Class A preferred stock had been converted into common stock and the ten-for-one stock split had been completed on July 31, 1999, there would have been 30,044,020 shares of common stock and no Class A preferred stock outstanding on that date.

                                  Common Stock

    General. Holders of common stock are entitled to one vote per share on all matters submitted to the shareholders of CH2M HILL. Each share of common stock is equal in respect of voting rights, liquidation rights and rights to dividends and to distributions. Shareholders of CH2M HILL do not and will not have any preferred or preemptive rights to subscribe for, purchase or receive additional shares of any class of capital stock of CH2M HILL, or any securities convertible into or exchangeable for such shares.

    Restrictions on Common Stock. All the shares of common stock presently outstanding are, and all shares of common stock offered hereby will be, subject to restrictions set forth in the Restated Bylaws:

    1. Right of Repurchase upon Termination of Employment or Affiliation. All shares of common stock are subject to CH2M HILL's right of repurchase upon the termination of the shareholder's employment or affiliation with CH2M HILL. Such right of repurchase will also be applicable to all shares of common stock which such person has the right to acquire after his or her termination of employment or affiliation pursuant to any of CH2M HILL's employee benefit plans or pursuant to any option or other contractual right to acquire shares of common stock which was outstanding at the date of such termination of employment or affiliation. Such right of repurchase will not be applicable to shares of common stock held by an employee benefit plan or any other retirement or pension plan adopted by CH2M HILL or any of its subsidiaries which pursuant to applicable law or by its terms does not provide for CH2M HILL's right to repurchase shares issued thereunder upon termination of employment or affiliation.

    CH2M HILL's right of repurchase is exercised by mailing a written notice to such holder within 60 days following termination of employment or affiliation. If CH2M HILL repurchases the shares, the price will be the price per share:

  . in effect on the date of such termination of employment or affiliation, in the case of shares owned by the holder at that date and shares issuable to the holder after that date pursuant to any option or other contractual right to acquire shares of common stock which were outstanding at that date; or

  . in effect on the date such shares are distributed to the holder, in the case of shares distributable to the holder after his or her termination of employment or affiliation pursuant to any of CH2M HILL's employee benefit plans.

CH2M HILL will, in the event it exercises its right of repurchase upon termination of employment or affiliation, pay for such shares in cash or promissory notes.

    CH2M HILL and any holder of shares may agree to extend the time period of CH2M HILL's right to repurchase such holder's shares or to alter the payment terms.

    2. Right of First Refusal. If a holder of common stock desires to sell any of his or her shares to a third party other than in the internal market, such holder must first give notice to the Secretary of CH2M HILL including:

  . A signed statement indicating that such holder desires to sell his or her shares of common stock and that he or she has received a bona fide offer to purchase such shares

  . A statement signed by the intended purchaser containing:

   (i) the intended purchaser's full name, address and taxpayer identification number

   (ii) the number of shares to be purchased

   (iii) the price per share to be paid

   (iv) the other terms under which the purchase is intended to be made

   (v) a representation that the offer, under the terms specified, is bona fide; and

  . If the purchase price is payable in cash, in whole or in part, a copy of a certified check, cashier's check or money order payable to such holder from the purchaser in the amount of the purchase price to be paid in cash

    CH2M HILL then has the right, exercisable within 14 days, to purchase all of the shares specified in the notice at the offer price and upon the same terms as set forth in the notice. In the event CH2M HILL does not exercise such right, the holder may sell the shares specified in the notice within 30 days thereafter to the person specified in the notice at the price and upon the terms and conditions set forth therein. The holder may not sell such shares to any other person or at any different price or on any different terms without first re-offering the shares to CH2M HILL.

    If circumstances occur which would permit CH2M HILL to exercise its right of repurchase upon termination of employment or affiliation and its right of first refusal, then CH2M HILL may, in its sole discretion, elect which of these rights it will exercise.

    3. Other Transfers. Except for sales in the internal market or pursuant to the repurchase right or right of first refusal procedure described above, no holder of common stock may sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of common stock without the prior written approval of CH2M HILL. Any attempt to do so without such prior approval will be null and void. If any transfer of CH2M HILL's shares is not a sale by an employee, director or consultant, or is by a person who acquired such shares other than by purchase, directly or indirectly, from an employee, director or consultant, CH2M HILL may condition its approval of such transfer upon the transferee's agreement to hold such shares subject to CH2M HILL's right to repurchase such shares upon the termination of employment or affiliation of the employee, director or consultant.

    4. Ownership Limit. The Restated Bylaws provide that no person may own more than 350,000 shares of common stock, excluding such person's beneficial interest in common stock held indirectly by an employee benefit trust.

                            Class A Preferred Stock

    Holders of Class A preferred stock have no voting rights with respect to matters submitted to the shareholders of CH2M HILL, except as required by law. Upon the liquidation, dissolution, or winding up of CH2M HILL, whether voluntary or involuntary, each holder of Class A preferred stock would be entitled to be paid $.02 per share prior to any distributions to holders of common stock. Rights granted to the holders of Class A preferred stock can only be amended by a majority of the holders of common stock and a majority of the holders of Class A preferred stock, each voting as a separate class. The Board of Directors may elect at any time to convert each outstanding share of Class A preferred stock into one share of common stock, without the prior consent of the holders of either the Class A preferred stock or common stock.

                  Limitation of Liability and Indemnification

    Under the Oregon Business Corporation Act (the "Act"), a corporation may provide for the limitation of liability of directors and indemnification of directors and officers under some circumstances. CH2M HILL's Restated Articles of Incorporation provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for any act or omission for which the elimination of liability is not permitted under the Act. Section 60.047(2)(d) of the Act sets forth the following actions for which limitation of liability is not permitted, including;

  . any breach of a director's duty of loyalty to the corporation or its shareholders

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law

  . any unlawful distributions to shareholders; or

  . any transaction from which the director received an improper or illegal personal benefit.

    The Restated Bylaws allow CH2M HILL to indemnify any person who is or was a party, or is threatened to be made a party, to any civil, administrative, or criminal proceeding by reason of the fact that the person is or was a director or officer of CH2M HILL or any of its subsidiaries, or is or was serving at CH2M HILL's request as a director, officer, partner, agent, or employee of another corporation or entity. The indemnification may include expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person. Under the Section 60.391(1) of the Act, indemnification is available if:

  . the person acted in good faith

  . the person reasonably believed the conduct was in the corporation's best interests, or at least was not opposed to its best interests; and

  . in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful.

   In addition, a person who is wholly successful, on the merits or otherwise, in the defense of a proceeding in which the person was a party because the person was a director, is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with the proceeding.

                     Commission Position on Indemnification

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of CH2M HILL pursuant to provisions described above, or otherwise, CH2M HILL has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, CH2M HILL will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                    Anti-Takeover Provisions -- Legislation

    The Act provides that corporate directors, when evaluating a proposed tender or exchange offer, merger, acquisition, or similar proposal, "may, in determining what they believe to be in the best interests of the corporation, give due consideration to the social, legal, and economic effects on employees, clients, and suppliers of the corporation and on the communities and geographical areas in which the corporation and its subsidiaries operate, the economy of the state and nation, the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation and other relevant factors." Consequently, when evaluating a proposal for the merger, consolidation, or sale of CH2M HILL, the Board of Directors may consider the interests of groups or constituents other than CH2M HILL's shareholders. Such consideration may cause the Board of Directors to reject an acquisition proposal for reasons other than the price being offered.

    CH2M HILL is also subject to the Oregon Business Combination Act (the "OBCA"). The OBCA generally provides that if a person (an "Interested Shareholder") acquires voting stock of an Oregon corporation in a transaction resulting in such person owning 15% or more of the total voting stock of such corporation, then the corporation and the Interested Shareholder may not engage in business combination transactions for three years following the date of such acquisition. "Business combination transactions" include:

  . a merger or plan of share exchange

  . any sale, lease, mortgage, or other disposition of corporate assets where the assets have an aggregate market value of 10% or more of the aggregate market value of the corporation's assets or outstanding capital stock; and

  . certain transactions that result in the issuance of capital stock of, or loans by, the corporation to the Interested Shareholder.

These restrictions do not apply if:

  . the Interested Shareholder, as a result of the acquisition, owns at least
    85% of the outstanding voting stock of the corporation, excluding shares owned by directors who are also officers, and certain employee benefit plans

  . prior to the completion of the acquisition the Board of Directors approves either the business combination transaction or the acquisition

  . after the completion of the acquisition the Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, excluding shares owned by the Interested Shareholder, approve the business combination transaction

    A corporation may provide in its Articles of Incorporation or bylaws that the OBCA does not apply to its shares. CH2M HILL has not adopted such a provision and does not presently plan to do so.

    In addition, the Oregon Control Share Act (the "OCSA") also applies to CH2M HILL. The OCSA provides that a person or persons who acquire no less than 20% of the voting shares of a corporation in a "control share acquisition," lose the right to vote the shares unless such voting rights are restored through a majority vote of the remaining shareholders. A person (the "Acquiring Person") who acquires voting stock of an Oregon corporation in a transaction which results in such Acquiring Person holding more than 20%, 33%, or 50% of the total voting power of the corporation (a "Control Share Acquisition") cannot vote such shares ("Control Shares") unless voting rights are accorded to the Control Shares by the holders of a majority of the outstanding voting shares, excluding such Control Shares and shares held by insiders. The vote is required at the time an Acquiring Person's holdings exceed 20% of the total voting power of a company, and again at the time the Acquiring Person's holdings exceed 33% and 50%, respectively. "Acquiring Person" is broadly defined to include persons acting as a group. The Acquiring Person may, but is not required to, submit to CH2M HILL an "Acquiring Person Statement" setting forth information about the Acquiring Person and its plans with respect to CH2M HILL. The Acquiring Person Statement may also request that CH2M HILL call a special meeting of shareholders to determine whether the Control Shares will be allowed to retain voting rights. If the Acquiring Person does not request a special meeting of shareholders, the issue of voting rights of Control Shares will be considered at the next annual meeting or special meeting of shareholders that is held more than 60 days after the date of the Control Share Acquisition. If the Acquiring Person's Control Shares are accorded voting rights and represent a majority of all voting power, shareholders who vote against restoring such voting rights are entitled to the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquiring Person for the Control Shares.

    The OCSA and the OBCA effectively encourage any potential acquirer to negotiate with CH2M HILL's Board of Directors, and discourage potential acquirers unwilling to comply with their provisions. A corporation may provide in its Articles of Incorporation or bylaws that these laws shall not apply to its shares. CH2M HILL has not adopted such provisions and does not currently intend to do so. These laws may make CH2M

HILL less attractive for takeover, and shareholders, therefore, may not benefit from a rise in the price of the common stock that could result from a takeover.

  Anti-Takeover Provisions -- Restated Articles of Incorporation and Restated
                                     Bylaws

    In addition to the laws discussed above, CH2M HILL's Restated Articles of Incorporation and Restated Bylaws contain provisions that could make the acquisition of CH2M HILL through a tender offer, proxy contest, or merger difficult for a potential suitor opposed by the Board of Directors. These provisions are:

  . The restriction on the sale of common stock outside of the internal market

  . CH2M HILL's right to repurchase shares of common stock upon the holder's termination of employment with CH2M HILL

  . CH2M HILL's right of first refusal on shares of common stock, except for shares sold in the internal market

  . CH2M HILL's right to refuse to allow the transfer of shares of common stock to proposed transferees, except for shares sold in the internal market or pursuant to the right of first refusal

  . The Restated Bylaws' prohibition on any shareholder owning more than 350,000 shares of the common stock

  . The existence of staggered terms for directors of CH2M HILL

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, CH2M HILL will have outstanding up to 34,044,020 shares of common stock. Of these shares, the maximum 23,865,730 shares sold in the offering will be freely tradable in the internal market without restriction or further registration under the Securities Act except for any shares purchased by an "affiliate" of CH2M HILL, as defined in Rule 144 under the Securities Act. The remaining 10,178,290 shares of common stock are held by our employee benefit plan trusts and may be sold in the internal market either under Rule 144, subject to volume or holding period limitations, or pursuant to a future registration statement declared effective under the Securities Act.

    As of July 31, 1999, 2,506,045 options to purchase common stock were outstanding. A total of 8,000,000 shares of common stock are currently available for future grants of options.

                            VALIDITY OF COMMON STOCK

    The validity of the common stock offered hereby will be passed upon for CH2M HILL by Holme Roberts & Owen LLP.

                                    EXPERTS

    The financial statements and schedules included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    CH2M HILL has filed with the Securities and Exchange Commission (the "Commission") a registration statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Commission. For further information with respect to CH2M HILL and the common stock offered hereby, reference is made to the registration statement, including the exhibits thereto, and the financial statements and notes and schedules filed as a part thereof. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The registration statement, including the exhibits thereto, and the financial statements and notes and schedules filed as a part thereof, as well as such reports and other information filed with the Commission, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

    As a result of the offering, CH2M HILL will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and other information with the Commission. CH2M HILL intends to furnish to its shareholders annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                           CH2M HILL COMPANIES, LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants--Arthur Andersen LLP.............  F-2
Independent Auditor's Report--KPMG LLP....................................  F-3
Consolidated Financial Statements:
  Audited Consolidated Balance Sheets at December 31, 1997 and 1998 and
   Unaudited Consolidated Balance Sheet at June 30, 1999..................  F-4
  Audited Consolidated Statements of Income for the Years Ended December
   31, 1996, 1997 and 1998 and Unaudited Consolidated Statements of Income
   for the Six-Month Periods Ended June 30, 1998 and 1999.................  F-5
  Audited Consolidated Statements of Temporary Shareholders' Equity for
   the Years Ended December 31, 1996, 1997 and 1998.......................  F-6
  Audited Consolidated Statements of Cash Flows for the Years Ended
   December 31, 1996, 1997 and 1998 and Unaudited Consolidated Statements
   of Cash Flows for the Six-Month Periods Ended June 30, 1998 and 1999...  F-7
  Notes to Consolidated Financial Statements..............................  F-8
Financial Statement Schedules:
  Report of Independent Public Accountants--Arthur Andersen LLP........... F-31
  Schedule II--Valuation and Qualifying Accounts.......................... F-32

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CH2M HILL Companies, Ltd.:

    We have audited the accompanying consolidated balance sheets of CH2M HILL Companies, Ltd. (an Oregon corporation) and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of CH2M HILL's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of CH2M HILL Industrial Design Corporation, which statements reflect total assets and total revenues of 15 percent and 28 percent in 1996, 17 percent and 27 percent in 1997, and 8 percent and 20 percent in 1998, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for this entity, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of CH2M HILL Companies, Ltd. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Denver, Colorado,
 February 12, 1999.

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
CH2M HILL INDUSTRIAL DESIGN
 CORPORATION:

    We have audited the consolidated balance sheets of CH2M HILL INDUSTRIAL DESIGN CORPORATION AND SUBSIDIARIES as of December 31, 1998 and 1997, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CH2M HILL INDUSTRIAL DESIGN CORPORATION AND SUBSIDIARIES as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                        KPMG LLP

Portland, Oregon
January 22, 1999

                           CH2M HILL COMPANIES, LTD.

                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                      Pro Forma
                               December 31, December 31,  June 30,    June 30,
                                   1997         1998        1999        1999
                               ------------ ------------ ----------- -----------
                                                         (Unaudited) (Unaudited)
                                                                      (Note 1)
ASSETS
Current assets:
Cash & cash equivalents......    $ 38,327     $ 16,595    $ 23,918
Receivables, net--
 Client accounts.............     141,830      136,882     156,052
 Unbilled revenue............      78,265       87,635     112,876
 Other.......................       3,923        4,567       8,351
Prepaid expenses & other.....       6,957        8,059       8,004
                                 --------     --------    --------
 Total current assets........     269,302      253,738     309,201
                                 --------     --------    --------
Property, plant & equipment,
 at cost
 Land........................         229          229         229
 Building & land
  improvements...............       2,848        2,845       2,845
 Furniture, fixtures &
  equipment..................      40,645       31,466      29,492
 Leasehold improvements......       7,880        7,522       7,683
                                 --------     --------    --------
                                   51,602       42,062      40,249
 Less: Accumulated
  depreciation and
  amortization...............     (35,385)     (28,072)    (26,346)
                                 --------     --------    --------
 Net property, plant &
  equipment..................      16,217       13,990      13,903
                                 --------     --------    --------
Other assets, net............      25,598       30,056      32,460
Deferred income taxes........         --           541         541
                                 --------     --------    --------
 Total assets................    $311,117     $298,325    $356,105
                                 ========     ========    ========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
Current portion of long-term
 debt........................    $  5,296     $  4,512    $  4,366
Current portion of notes
 payable to former
 shareholders................       4,414        4,527       4,080
Accounts payable.............      34,468       29,187      71,064
Billings in excess of
 revenues....................      43,782       30,556      47,377
Accrued incentive
 compensation................      19,768       18,065       7,610
Employee related
 liabilities.................      35,595       42,013      49,172
Other accrued liabilities....      22,792       27,725      16,598
Current deferred income
 taxes.......................      20,789       23,855      27,950
                                 --------     --------    --------
 Total current liabilities...     186,904      180,440     228,217
Deferred income taxes........         511          --          --
Other long-term liabilities..      36,695       24,404      26,435
Long-term debt...............       6,665        2,286         250
Notes payable to former
 shareholders................      18,039       16,063      14,073
                                 --------     --------    --------
 Total liabilities...........     248,814      223,193     268,975
                                 --------     --------    --------
Commitments and contingencies
 (Notes 3, 6 and 13)
Temporary shareholders'
 equity:
Preferred stock, Class A $.02
 par value, 50,000,000 shares
 authorized; 9,911,710,
 11,068,580 and 12,150,150
 issued and outstanding at
 December 31, 1997 and 1998
 and June 30, 1999,
 respectively; redeemable for
 $52,343, at June 30, 1999...         198          221         243
Common stock, $.01 par value,
 100,000,000 shares
 authorized; 17,347,000,
 16,957,360 and 17,896,610
 issued and outstanding at
 December 31, 1997 and 1998
 and June 30, 1999,
 respectively; redeemable for
 $77,099 at June 30, 1999....         174          170         179
Additional paid-in capital...      15,022       20,283      27,544
Retained earnings............      50,336       56,148      61,564
Accumulated other
 comprehensive loss..........      (3,427)      (1,690)     (2,400)
Permanent shareholders'
 equity:
Common stock, 30,046,760
 issued and outstanding
 pro forma...................         --           --          --      $   422
Additional paid-in capital,
 pro forma...................         --           --          --       27,544
Retained earnings, pro
 forma.......................         --           --          --       61,564
Accumulated other
 comprehensive loss, pro
 forma.......................         --           --          --       (2,400)
                                 --------     --------    --------     -------
 Total shareholders'
  equity.....................         --           --          --      $87,130
                                 --------     --------    --------     =======
   Total liabilities and
    shareholders' equity.....    $311,117     $298,325    $356,105
                                 ========     ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CH2M HILL COMPANIES, LTD.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (Dollars in thousands except per share)

                                                                  Six-Month    Six-Month
                                                                   Period       Period
                                                                    Ended        Ended
                          December 31, December 31, December 31,  June 30,     June 30,
                              1996         1997         1998        1998         1999
                          ------------ ------------ ------------ -----------  -----------
                                                                 (Unaudited)  (Unaudited)
Gross revenue...........   $  931,922   $  908,854   $  926,630  $  450,083   $  576,063
Equity in earnings of
 joint ventures and
 affiliated companies...        5,276        8,724        8,400       2,037        3,470
                           ----------   ----------   ----------  ----------   ----------
  Total revenues........      937,198      917,578      935,030     452,120      579,533
Operating expenses:
  Direct cost of
   services and
   overhead.............     (643,365)    (617,356)    (629,468)   (302,881)    (417,559)
  General and
   administrative.......     (280,389)    (286,276)    (290,760)   (141,313)    (150,740)
                           ----------   ----------   ----------  ----------   ----------
    Operating income....       13,444       13,946       14,802       7,926       11,234
Other income (expense):
  Interest income.......        1,200          570        1,735         960          445
  Interest expense......       (2,644)      (2,505)      (2,154)     (1,087)        (869)
                           ----------   ----------   ----------  ----------   ----------
Income before provision
 for income taxes.......       12,000       12,011       14,383       7,799       10,810
Provision for income
 taxes..................       (7,291)      (7,295)      (8,571)     (4,648)      (5,394)
                           ----------   ----------   ----------  ----------   ----------
Net income..............   $    4,709   $    4,716   $    5,812  $    3,151   $    5,416
                           ==========   ==========   ==========  ==========   ==========
Net income per common
 and preferred share:
Basic and Diluted.......   $     0.17   $     0.17   $     0.21  $     0.11   $     0.19
Weighted average number
 of common and preferred
 shares:
Basic and Diluted.......   27,698,970   27,688,780   28,330,940  28,279,130   28,906,580


  The accompanying notes are an integral part of these consolidated financial statements.

                           CH2M HILL COMPANIES, LTD.

           CONSOLIDATED STATEMENTS OF TEMPORARY SHAREHOLDERS' EQUITY
                             (Dollars in thousands)

                         Class A                          Total Class A                                    Accumulated
                     Preferred Stock     Common Stock     Preferred and Additional                            Other
                    ------------------ ------------------    Common      Paid-in   Comprehensive Retained Comprehensive
                      Shares    Amount   Shares    Amount    Shares      Capital      Income     Earnings     Loss
                    ----------  ------ ----------  ------ ------------- ---------- ------------- -------- -------------
Balances, December
 31, 1995..........  7,800,100   $156  20,000,200   $200   27,800,300    $ 15,948     $   --     $40,911     $(1,044)
Shares issued in
 connection with
 stock based
 compensation and
 employee benefit
 plans.............    953,750     19   1,240,700     12    2,194,450       7,343         --         --          --
Shares purchased
 and retired.......    (11,840)   --   (3,028,450)   (30)  (3,040,290)    (10,009)        --         --          --
Comprehensive
 income:
 Net income........        --     --          --     --           --          --        4,709      4,709         --
 Other
  comprehensive
  loss:
  Foreign currency
   translation
   adjustments.....        --     --          --     --           --          --          (85)       --          (85)
                                                                                      -------
   Comprehensive
    income.........        --     --          --     --           --          --        4,624        --          --
                    ----------   ----  ----------   ----   ----------    --------     =======    -------     -------
Balances, December
 31, 1996..........  8,742,010    175  18,212,450    182   26,954,460      13,282                 45,620      (1,129)
Shares issued in
 connection with
 stock based
 compensation and
 employee benefit
 plans.............  1,210,540     24   1,218,390     12    2,428,930       9,151         --         --          --
Shares purchased
 and retired.......    (40,840)    (1) (2,083,840)   (20)  (2,124,680)     (7,411)        --         --          --
Comprehensive
 income:
 Net income........        --     --          --     --           --          --        4,716      4,716         --
 Other
  comprehensive
  loss:
  Foreign currency
   translation
   adjustments.....        --     --          --     --           --          --       (2,298)       --       (2,298)
                                                                                      -------
   Comprehensive
    income.........        --     --          --     --           --          --        2,418        --          --
                    ----------   ----  ----------   ----   ----------    --------     =======    -------     -------
Balances, December
 31, 1997..........  9,911,710    198  17,347,000    174   27,258,710      15,022                 50,336      (3,427)
Shares issued in
 connection with
 stock based
 compensation and
 employee benefit
 plans.............  1,203,830     24   1,341,720     13    2,545,550      11,693         --         --          --
Shares purchased
 and retired.......    (46,960)    (1) (1,731,360)   (17)  (1,778,320)     (6,432)        --         --          --
Comprehensive
 income:
 Net income........        --     --          --     --           --          --        5,812      5,812         --
 Other
  comprehensive
  income:
  Foreign currency
   translation
   adjustments.....        --     --          --     --           --          --        1,737        --        1,737
                                                                                      -------
   Comprehensive
    income.........        --     --          --     --           --          --      $ 7,549        --          --
                    ----------   ----  ----------   ----   ----------    --------     =======    -------     -------
Balances, December
 31, 1998.......... 11,068,580   $221  16,957,360   $170   28,025,940    $ 20,283                $56,148     $(1,690)
                    ==========   ====  ==========   ====   ==========    ========                =======     =======
                        Total
                      Temporary
                    Shareholders'
                       Equity
                    -------------
Balances, December
 31, 1995..........   $ 56,171
Shares issued in
 connection with
 stock based
 compensation and
 employee benefit
 plans.............      7,374
Shares purchased
 and retired.......    (10,039)
Comprehensive
 income:
 Net income........      4,709
 Other
  comprehensive
  loss:
  Foreign currency
   translation
   adjustments.....        (85)
   Comprehensive
    income.........        --
                    -------------
Balances, December
 31, 1996..........     58,130
Shares issued in
 connection with
 stock based
 compensation and
 employee benefit
 plans.............      9,187
Shares purchased
 and retired.......     (7,432)
Comprehensive
 income:
 Net income........      4,716
 Other
  comprehensive
  loss:
  Foreign currency
   translation
   adjustments.....     (2,298)
   Comprehensive
    income.........        --
                    -------------
Balances, December
 31, 1997..........     62,303
Shares issued in
 connection with
 stock based
 compensation and
 employee benefit
 plans.............     11,730
Shares purchased
 and retired.......     (6,450)
Comprehensive
 income:
 Net income........      5,812
 Other
  comprehensive
  income:
  Foreign currency
   translation
   adjustments.....      1,737
   Comprehensive
    income.........        --
                    -------------
Balances, December
 31, 1998..........   $ 75,132
                    =============


  The accompanying notes are an integral part of these consolidated financial statements.

                           CH2M HILL COMPANIES, LTD.

                     Consolidated Statements of Cash Flows
                             (Dollars in thousands)

                                                                  Six-Month    Six-Month
                                                                 Period Ended Period Ended
                          December 31, December 31, December 31,   June 30,     June 30,
                              1996         1997         1998         1998         1999
                          ------------ ------------ ------------ ------------ ------------
                                                                 (Unaudited)  (Unaudited)
Cash flows from
 operating activities:
Net income..............    $  4,709     $  4,716     $  5,812
Adjustments to reconcile
 net income to net cash
 provided by (used in)
 operating activities--
 Depreciation and
  amortization..........       9,518        9,605        8,558
 Stock issued in
  connection with stock
  based compensation and
  employee benefit
  plans.................       7,628        8,520       10,725
 Bad debt expense.......          57        1,441        5,224
 Deferred income taxes
  and other.............       4,698          829        2,983
 Loss on sale of
  assets................         159          217        1,727
 Change in--
 Receivables............       1,454       10,288       (7,336)
 Prepaid expenses and
  other.................      (2,862)      (1,713)      (9,327)
 Accounts payable.......      (6,694)     (10,479)      (5,373)
 Billings in excess of
  revenues..............       7,005       12,990      (13,226)
 Other current
  liabilities...........       6,752        2,448       (4,143)
                            --------     --------     --------
Net cash provided by
 (used in) operating
 activities.............      32,424       38,862       (4,376)    $ 1,325      $15,918
                            --------     --------     --------     -------      -------
Cash flows from
 investing activities:
Proceeds from the sale
 of assets..............         646           75          372          31          336
Capital expenditures....      (4,908)      (2,612)      (4,723)     (1,468)      (2,454)
Other investing
 activities.............      (2,583)        (898)         --          --           --
                            --------     --------     --------     -------      -------
Net cash used in
 investing activities...      (6,845)      (3,435)      (4,351)     (1,437)      (2,118)
                            --------     --------     --------     -------      -------
Cash flows from
 financing activities:
Borrowing on long-term
 debt...................         132          843          111          91           71
Borrowing on line of
 credit.................         --           --           --          --        32,000
Principal payments on
 notes payable to former
 shareholders...........      (4,420)      (4,968)      (4,966)     (3,651)      (3,662)
Principal payments on
 long-term debt.........      (6,148)      (5,652)      (5,274)     (2,618)      (2,253)
Principal payments on
 line of credit.........         --           --           --          --       (32,000)
Purchases and
 retirements of stock...      (3,610)      (2,561)      (2,342)        --          (413)
                            --------     --------     --------     -------      -------
Net cash used in
 financing activities...     (14,046)     (12,338)     (12,471)     (6,178)      (6,257)
                            --------     --------     --------     -------      -------
Cash effect of
 cumulative translation
 adjustment.............         (17)        (437)        (534)       (247)        (220)
                            --------     --------     --------     -------      -------
Increase (decrease) in
 cash and cash
 equivalents............      11,516       22,652      (21,732)     (6,537)       7,323
Cash and cash
 equivalents, beginning
 of period..............       4,159       15,675       38,327      38,327       16,595
                            --------     --------     --------     -------      -------
Cash and cash
 equivalents, end of
 period.................    $ 15,675     $ 38,327     $ 16,595     $31,790      $23,918
                            ========     ========     ========     =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           CH2M HILL COMPANIES, LTD.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (Dollars in thousands)

(1) Summary of Business and Significant Accounting Policies

   CH2M HILL Companies, Ltd. and its wholly owned subsidiaries is a multinational infrastructure and environmental services firm. CH2M HILL's predominant line of business is providing engineering services related to water, environmental, transportation, infrastructure and management services. CH2M HILL also provides facility design and construction management services to the electronics, food processing and biopharmaceutical related industries and provides utility system operations and maintenance services primarily for water and wastewater treatment facilities.

   CH2M HILL provides the above services for clients in private industry, federal government agencies, as well as state, municipal and local government entities. A substantial portion of professional fees arises from projects that are funded directly or indirectly by governmental entities.

Unaudited Interim Financial Statements

   The consolidated interim financial statements included with the annual financial statements herein have been prepared by CH2M HILL pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures relating to the interim periods normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although CH2M HILL believes that the disclosures included herein are adequate to make the information presented not misleading. In the opinion of management, the accompanying unaudited condensed consolidated financial statements of the interim period contain all adjustments necessary to present fairly the financial position of CH2M HILL as of June 30, 1999 and the results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. The results of operations for the six-month period ended June 30, 1999 are not necessarily indicative of the results that may be achieved for a full fiscal year and cannot be used to indicate financial performance for the entire year.

Unaudited Pro Forma Information

   On November 6, 1998, the Board of Directors approved a new ownership program for CH2M HILL and certain resolutions that were subsequently ratified by a vote of the shareholders on December 18, 1998. Such resolutions included, but were not limited to, the adoption of the 1999 Stock Option Plan and the adoption of the Restated Bylaws and the Restated Articles of Incorporation which provide for the:

  . termination of the existing Key Employee Policy and Agreement,

  . authorization to convert all outstanding Class A preferred stock into shares of common stock on a one-for-one basis,

  . increase in the authorized shares of common stock to 100,000,000, par value $.01 per share, and Class A preferred stock to 50,000,000, par value $.02 per share,

  . authorization of a ten-for-one stock split on CH2M HILL's common stock and Class A preferred stock, and,

  . imposition of certain restrictions on the stock including, but not limited to, the right but not the obligation to repurchase shares upon termination of employment or affiliation, the right of first refusal, and ownership limits.

   The effective date of the above resolutions will be decided at the discretion of the Board of Directors based on its evaluation of the effectiveness of the stock registration process, which includes an effective registration statement on Form S-1 filed with the Securities and Exchange Commission and the state Blue Sky commissions.

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)

    Common and preferred stock amounts, equivalent share amounts and per share amounts have been adjusted retroactively to give effect to the stock split. The conversion of outstanding Class A preferred stock to common stock has been reflected in the unaudited pro forma balance sheet at June 30, 1999.

    Preferred and common stock that is currently redeemable has been reflected as temporary shareholders' equity in the consolidated balance sheets at December 31, 1997 and 1998 and June 30, 1999. The pro forma unaudited balance sheet at June 30, 1999 reflects the reclassification of the preferred and common stock from temporary shareholders' equity to permanent shareholders' equity. Once CH2M HILL's new ownership program is deemed effective, as discussed above, the mandatory redemption feature of the stock will no longer apply.

Principles of Consolidation

    The consolidated financial statements include the accounts of CH2M HILL and all of its wholly owned subsidiaries after elimination of all intercompany accounts and transactions. Investments in affiliates which are 50 percent or less owned are reported using the equity method. Certain 1996 and 1997 amounts have been reclassified to conform with the current year presentation.

Currency Translation

    All assets and liabilities of CH2M HILL's foreign subsidiaries are translated into U.S. dollars at the period-end exchange rate. Revenues and expenses are translated at the average exchange rate for the year. Translation gains and losses are reflected in shareholders' equity as part of accumulated other comprehensive loss. Deferred taxes are not provided on the translation gains and losses. Gains and losses on foreign currency transactions are not significant.

Accounting for Revenue

    CH2M HILL operates under a number of different types of contracts including cost reimbursement contracts, time-and-materials contracts and fixed price contracts. These contracts typically have specified limits on the amount that may be earned by CH2M HILL. Revenue for these contracts is recognized primarily on a percentage-of-completion basis by relating the actual cost of work performed to date to the current estimated total cost of each contract. Unbilled revenue represents the excess of contract revenue recognized over billings to date. Billings in excess of revenues represent the excess of amounts billed over revenue recognized. Losses on contracts in process are recognized in their entirety when the loss becomes evident and the amount of loss can be reasonably estimated.

    The federal government accounted for 16.4% and 15.8% of our net receivables in 1997 and 1998, respectively. Receivables are stated at net realizable values, reflecting reserves of $2,977 and $8,201 in 1997 and 1998, respectively.

                           CH2M HILL COMPANIES, LTD.

                            (Dollars in thousands)


Cash and Cash Equivalents

   CH2M HILL maintains a cash management system which provides for cash in the bank sufficient to pay checks as they are submitted for payment and invests cash in excess of this amount in interest bearing short-term investments such as certificates of deposit, commercial paper and repurchase agreements. These investments are invested with original short-term maturities of less than three months and are considered cash equivalents in the consolidated balance sheets and statements of cash flows.

                                                          1996   1997    1998
                                                         ------ ------- -------
   Cash paid for interest............................... $2,716 $ 2,431 $ 1,777
                                                         ====== ======= =======
   Cash paid for income taxes........................... $8,916 $11,869 $16,352
                                                         ====== ======= =======

   The following noncash transactions have been excluded from the accompanying statements of cash flows:

  . Stock purchases for debt of $6,683, $4,204 and $3,103 in 1996, 1997 and 1998, respectively

  . Decrease of an additional minimum pension liability and related asset at December 31, 1996, 1997 and 1998, of $1,464, $2,122 and $198,
    respectively

Property, Plant and Equipment

   All additions, including betterments to existing facilities, are recorded at cost. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the accounts. Any gain or loss on retirements is reflected in income in the year of disposition.

   Depreciation for owned property is based on the estimated useful lives of the assets using both straight-line and accelerated methods for financial statement purposes. Useful lives for buildings and land improvements range from 15 to 30 years with an average life of 25 years. Leasehold improvements are depreciated over the remaining term of the associated lease. Useful lives on other assets range from two to ten years with an average of approximately five years.

Other Assets

   Other Assets includes capitalized software costs and goodwill which are amortized on a straight-line basis over five to seven years. The historical cost of these assets at December 31, 1997 and 1998 totaled $17,116 and $14,789, respectively. The amortization reflected in the statements of income and the statements of cash flows totaled $1,439 in 1996, $2,195 in 1997 and $2,778 in 1998.

Other Accrued Liabilities

   Other accrued liabilities include amounts accrued for the payment of various types of taxes, including income, property, sales and use, and value added taxes. It also includes amounts accrued for professional liability settlements that have not yet been paid and amounts accrued for general business expenses.

Other Long-Term Liabilities

   Other long-term liabilities include amounts accrued for post-retirement medical benefits, pension obligations, professional liabilities and deferred compensation benefits.

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)


Fair Value of Financial Instruments

    The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The interest rates on CH2M HILL's bank borrowings are adjusted regularly to reflect current market rates. Accordingly, the carrying amount of CH2M HILL's short-term and long-term borrowings also approximate fair value. At December 31, 1997 and 1998, the fair value of CH2M HILL's notes payable to former shareholders was $20,579 and $19,237, respectively, based on a discount rate that is estimated using the rates currently offered for debt with similar remaining maturities.

Pervasiveness of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Asset Impairment

    CH2M HILL reviews its assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets which are held and used in operations would be impaired if the undiscounted future cash flows related to the asset did not exceed the net book value.

New Accounting Standards

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires that all changes in equity, other than transactions with owners, be reported as comprehensive income in the financial statements. Other comprehensive income items include foreign currency translation adjustments and minimum pension liability adjustments. CH2M HILL has adopted SFAS No. 130 during fiscal 1998.

    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting information about operating segments. It also establishes standards for enterprise-wide disclosures related to geographic areas and major customers. CH2M HILL has adopted SFAS No. 131 during fiscal 1998.

    SFAS No. 132, "Employers Disclosure About Pensions and Other Postretirement Benefits, an Amendment of FASB Statements No. 87, 88 and 106," revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of these plans. CH2M HILL has adopted SFAS No. 132 during fiscal 1998.

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes fair value accounting and reporting standards for derivative instruments and hedging activities. The effective date of SFAS No. 133 was deferred until January 1, 2001 by the issuance of SFAS No. 137. CH2M HILL will adopt SFAS No. 133 in the first quarter of fiscal 2001. CH2M HILL is currently assessing the effect of adoption, if any, on its financial position, results of operations, and cash flows.

    Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," requires costs of start-up activities, including organization costs, to be expensed as incurred. CH2M HILL adopted SOP 98-5 effective January 1, 1999. Such adoption did not have an impact on earnings.

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)


(2) Segment Information

    CH2M HILL operates in three reportable segments that offer different services to different customer bases. They are managed separately because each business requires different business and marketing strategies. Environmental, Energy, and Infrastructure (EE&I) includes management, consulting, design, construction, procurement, and operations and maintenance services to the environmental, nuclear, energy, systems, and transportation industries. Water focuses on the planning, design and implementation of water supply systems and wastewater treatment facilities as well as providing operations and maintenance services to water and wastewater facility operators. Industrial provides design, construction, specialized manufacturing support and sustained facility services support to high-technology manufacturing companies, food and beverage processing businesses, and fine chemical and pharmaceutical manufacturers.

    CH2M HILL evaluates performance based on several factors, of which the primary financial measure is profit before tax. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment sales are accounted for at fair value as if the sales were to third parties. Other includes the elimination of intersegment sales and unallocable corporate expenses.

    Certain financial information relating to the years ended December 31, 1996, 1997 and 1998 for each segment is provided below:

                                                                      Financial
                                                                      Statement
Year Ended December 31, 1996    EE&I    Water    Industrial  Other    Balances
----------------------------  -------- --------  ---------- --------  ---------
Revenues from external
 customers..................  $384,244 $289,342   $258,336  $    --   $931,922
Intersegment sales..........    29,026   22,241      1,316   (52,583)      --
Equity in earnings of
 investees accounted for by
 the equity method..........     5,386      --        (110)      --      5,276
Depreciation and
 amortization...............     4,605    3,429      1,484       --      9,518
Interest income.............       349      361        490       --      1,200
Interest expense............     1,090      411      1,143       --      2,644
Segment profit..............     7,192    2,236      8,248    (5,676)   12,000
Segment assets..............   155,332  102,420     51,612       --    309,364
                                                                      Financial
                                                                      Statement
Year Ended December 31, 1997    EE&I    Water    Industrial  Other    Balances
----------------------------  -------- --------  ---------- --------  ---------
Revenues from external
 customers..................  $352,343 $310,014   $246,497  $    --   $908,854
Intersegment sales..........    16,025   22,764      1,088   (39,877)      --
Equity in earnings of
 investees accounted for by
 the equity method..........     7,886     (144)       982       --      8,724
Depreciation and
 amortization...............     4,729    2,684      2,192       --      9,605
Interest income.............       159      159        252       --        570
Interest expense............       804      736        965       --      2,505
Segment profit..............     5,853    5,011      7,174    (6,027)   12,011
Segment assets..............   136,119  113,725     61,273       --    311,117

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)


                                                                     Financial
                                                                     Statement
 Year Ended December 31, 1998    EE&I    Water   Industrial  Other   Balances
 ----------------------------  -------- -------- ---------- -------  ---------
Revenues from external
 customers.................... $378,276 $362,668  $185,686  $    --  $926,630
Intersegment sales............   21,301   18,586     1,342  (41,229)      --
Equity in earnings of
 investees accounted for by
 the equity method............    7,785      124       491      --      8,400
Depreciation and
 amortization.................    4,034    3,423     1,101      --      8,558
Interest income...............      582      720       433      --      1,735
Interest expense..............      928      677       549      --      2,154
Segment profit................    9,259    7,230     3,648   (5,754)   14,383
Segment assets................  142,124  128,967    27,234      --    298,325

    CH2M HILL derived approximately 11% in 1996, 15% in 1997 and 16% in 1998, of its total revenues from contracts with federal government agencies.

    Revenues are attributed to the country in which the services are performed. Although CH2M HILL provides services in numerous countries, no single country outside of the United States accounted for a significant portion of the total consolidated revenues.

                                                        1996     1997     1998
                                                      -------- -------- --------
   United States..................................... $853,687 $803,844 $877,794
   International.....................................   83,511  113,734   57,236
                                                      -------- -------- --------
   Total............................................. $937,198 $917,578 $935,030
                                                      ======== ======== ========

    Certain financial information relating to the six month periods ended June 30, 1998 and 1999 for each segment is provided below:

                                                                     Financial
 Six-Month Period Ended June                                         Statement
           30, 1998              EE&I    Water   Industrial  Other   Balances
 ---------------------------   -------- -------- ---------- -------  ---------
Revenues from external
 customers.................... $184,062 $164,042  $101,979  $   --   $450,083
Intersegment sales............   13,178    4,773       233  (18,184)      --
Equity in earnings of
 investees accounted for by
 the equity method............    2,044    (146)       139      --      2,037
Segment profit................    4,924    1,789     3,656   (2,570)    7,799
                                                                     Financial
 Six-Month Period Ended June                                         Statement
           30, 1999              EE&I    Water   Industrial  Other   Balances
 ---------------------------   -------- -------- ---------- -------  ---------
Revenues from external
 customers.................... $240,403 $210,835  $124,825  $   --   $576,063
Intersegment sales............   15,694    4,830     1,647  (22,171)      --
Equity in earnings of
 investees accounted for by
 the equity method............    2,615      870       (15)     --      3,470
Segment profit................    7,608    6,403        43   (3,244)   10,810

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)


(3) Lines Of Credit

    CH2M HILL has an unsecured revolving credit agreement with a maximum borrowing capacity of $85,000, which expires December 31, 1999. Interest accrues on outstanding borrowings at variable rates, which as of December 31, 1997 and 1998, ranged from 6.0% to 8.5%, and from 5.4% to 7.8%, respectively, based on maturity and a liabilities to earnings ratio. At December 31, 1997 and 1998, no amounts were outstanding under this line. Subsequent to yearend, CH2M HILL renegotiated this line of credit. See Note 14.

    The agreement requires CH2M HILL to maintain, among other restrictions, prescribed liabilities to earnings, tangible net worth, working capital, and fixed cost coverage ratios.

    The agreement allows CH2M HILL to issue letters of credit to back various trade activities and insurance policies. Issued letters of credit are reserved against the borrowing base of the line of credit. As of December 31, 1997 and 1998, there were $4,735 and $5,125 issued and outstanding letters of credit, respectively.

    A subsidiary of CH2M HILL has a commitment for a line of credit for general corporate purposes. The agreement is unsecured, and provides for aggregate borrowings of $9,500, at an annual interest rate of prime (8.5% and 7.8% at December 31, 1997 and 1998, respectively). No amounts were outstanding on the line at December 31, 1997 and 1998.

(4) Notes Payable to Former Shareholders

    CH2M HILL issues interest-bearing notes to former shareholders for the purchase price of stock redeemed by CH2M HILL. The total amount outstanding for notes payable to former shareholders at December 31, 1997 and 1998 was $22,453 and $20,590, respectively. The interest on the notes is adjusted annually (on the anniversary dates of the notes) based upon the U.S. Federal Reserve Discount Rate on the first business day of each calendar year. At January 1, 1997 and 1998 the interest rate of the notes was 3.8%. The notes are unsecured, and payable in varying annual installments through 2008.

    Future minimum principal payments on notes payable to former shareholders are as follows:

        Year Ending
        -----------
         1999........................................................... $ 4,527
         2000...........................................................   3,745
         2001...........................................................   3,502
         2002...........................................................   3,054
         2003...........................................................   2,019
        Thereafter......................................................   3,743
                                                                         -------
                                                                         $20,590
                                                                         =======

(5) Long-Term Debt

    Long-term debt consisted of the following at December 31:

                                                                 1997    1998
                                                                ------- ------
Note payable to bank, 7.1%, payable in quarterly installments through 2000.................................................. $10,000 $6,000
Other notes payable, various rates between 5.0% and 7.8%,
 payable through 2000..........................................   1,961    798
                                                                ------- ------
  Total long-term debt.........................................  11,961  6,798
Less: current portion of long-term debt........................   5,296  4,512
                                                                ------- ------
                                                                $ 6,665 $2,286
                                                                ======= ======

                           CH2M HILL COMPANIES, LTD.

                            (Dollars in thousands)


   Future minimum principal payments on long-term debt are as follows:

        Year Ending
        -----------
         1999............................................................ $4,512
         2000............................................................  2,286
                                                                          ------
                                                                          $6,798
                                                                          ======

(6) Operating Lease Obligations

   CH2M HILL has entered into certain noncancelable leases, which are being accounted for as operating leases.

   At December 31, 1998, future minimum operating lease payments are as follows:

        Year Ending
        -----------
         1999.......................................................... $ 28,325
         2000..........................................................   25,767
         2001..........................................................   20,659
         2002..........................................................   17,166
         2003..........................................................   12,214
        Thereafter.....................................................   41,748
                                                                        --------
                                                                        $145,879
                                                                        ========

   Total lease and rental expense charged to operations was $42,534, $40,561 and $41,475 during 1996, 1997 and 1998, respectively.

   Certain of CH2M HILL's operating leases contain provisions for a specific rent free period. In accordance with generally accepted accounting principles, CH2M HILL accrues rental expense during the rent free period based on total expected rent payments to be made over the life of the related lease. The excess of expense over actual cash payments to date is shown in the accompanying balance sheets in other long-term liabilities. The cash payments expected to exceed rental expense in the next year are included in other accrued liabilities.

(7) Shareholders' Equity

   The bylaws and key employee agreements of CH2M HILL currently restrict ownership of CH2M HILL's Class A preferred and common stock to active employees and further provide that the following applies to such stock:

  . Upon death, withdrawal, legal incapacity, retirement or discharge, a shareholder's shares must be sold back to CH2M HILL.

  . Upon death, legal incapacity or retirement, the purchase price is determined by a formula calculated as of December 31 of each year, based on the net book value of CH2M HILL and a multiple of the average of the past five years' earnings.

  . The purchase price of stock from employees withdrawing to compete or who are discharged is the greater of the net book value of the shares or the price of the shares at acquisition by the employee.

  . The purchase price of stock returned to CH2M HILL generally becomes interest-bearing debt to be paid over a ten-year period. Subject to Board of Directors approval, the payout period can be shortened upon occurrence of certain criteria.

                           CH2M HILL COMPANIES, LTD.

                            (Dollars in thousands)


   As discussed in Note 1, CH2M HILL and the shareholders have approved changes to the features of its stock that will take affect once certain contingencies have been removed.

(8) Income Taxes

   CH2M HILL accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 uses an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax effects of events that have been recognized in the financial statements or tax returns. In estimating future tax consequences, CH2M HILL generally considers all expected future events other than enactment of changes in the tax laws or rates.

   Income (loss) from continuing operations before income taxes includes the following:

                                                       1996     1997     1998
                                                      -------  -------  -------
   U.S. income....................................... $17,124  $13,703  $14,461
   Foreign loss......................................  (5,124)  (1,692)     (78)
                                                      -------  -------  -------
   Net income before taxes........................... $12,000  $12,011  $14,383
                                                      =======  =======  =======

   The provision for income taxes for the years ended December 31 is comprised of the following:

                                                        1996     1997     1998
                                                       -------  -------  ------
   Current income tax expense:
   Federal............................................ $10,171  $ 9,343  $4,195
   Foreign............................................     949    1,224   1,458
   State & local......................................   2,191    2,012     903
                                                       -------  -------  ------
   Total current taxes................................  13,311   12,579   6,556
   Deferred income tax (benefit) expense..............  (6,020)  (5,284)  2,015
                                                       -------  -------  ------
   Total tax expense.................................. $ 7,291  $ 7,295  $8,571
                                                       =======  =======  ======

   The reconciliation of income tax computed at the U.S. federal statutory tax rate to CH2M HILL's effective income tax rate for the years ended December 31 were as follows:

                                                     1996     1997     1998
                                                    -------  -------  -------
   Pretax income................................... $12,000  $12,011  $14,383
   Federal statutory rate..........................      35%      35%      35%
                                                    -------  -------  -------
   Expected tax expense............................   4,200    4,204    5,034
   Reconciling items:
   State income taxes..............................   1,479    1,358      610
   Disallowance of meals and entertainment
    expenses.......................................   1,667    1,589    1,665
   Foreign operating losses........................     396      630      991
   Other...........................................    (451)    (486)     271
                                                    -------  -------  -------
   Provision for income taxes...................... $ 7,291  $ 7,295  $ 8,571
                                                    =======  =======  =======

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)


    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 were as follows:

                                                              1997     1998
                                                             -------  -------
   Deferred tax assets:
   Foreign net operating losses............................. $ 2,934  $ 2,800
   Depreciation and amortization............................     --     1,133
   Investments in affiliates................................   2,980    4,413
                                                             -------  -------
   Total deferred tax assets................................   5,914    8,346
   Valuation allowance......................................  (2,934)  (2,800)
                                                             -------  -------
   Net deferred tax assets..................................   2,980    5,546
                                                             -------  -------
   Deferred tax liabilities:
   Deferred recognition of net income until collection or
    payment occurs..........................................  22,838   28,860
   Depreciation and amortization............................   1,442      --
                                                             -------  -------
   Total deferred tax liabilities...........................  24,280   28,860
                                                             -------  -------
   Net deferred tax liability............................... $21,300  $23,314
                                                             =======  =======

    A valuation allowance is required to be established for those deferred tax assets that it is more likely than not that they will not be realized based upon certain estimated circumstances. The above valuation allowances relate to foreign net operating losses of $7,500 and $9,000 for the years ended December 31, 1997 and 1998, respectively, which will require taxable income within the applicable foreign subsidiary in order for the deferred tax asset to be realized. The foreign net operating losses generally may be carried forward indefinitely.

    At December 31, 1998, CH2M HILL has no material tax carryforwards.

    Undistributed earnings of CH2M HILL's foreign subsidiaries amounted to approximately $4,200 at December 31, 1998. Those earnings are considered to be indefinitely reinvested and accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been made. Upon distribution of those earnings, CH2M HILL would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable; however, unrecognized foreign tax credit carryovers would be available to reduce some portion of the U.S. tax liabilities.

(9) Earnings Per Share

    The computation of basic income per share is based on the weighted average number of common and preferred shares outstanding during the year. The outstanding preferred shares are included in the basic income per share calculation since the preferred shares do not have any preferences over common shares, other than in liquidation, and CH2M HILL anticipates conversion to common shares on a one-for-one basis. Diluted income per share is based on the weighted average number of common and preferred shares outstanding during the year and, to the extent dilutive, common stock equivalents consisting of stock options, stock awards subject to restrictions and stock appreciation rights. At December 31, 1996, 1997 and 1998 and June 30, 1999, CH2M HILL did not have dilutive securities outstanding.

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)


(10) Employee Incentive and Benefit Plans

Stock Based Compensation Plans

    The Financial Accounting Standards Board has issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that stock-based compensation plans be accounted for based on the fair value based method of accounting. CH2M HILL continues to measure compensation cost using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS No. 123. CH2M HILL has three stock-based compensation plans as described below. Had compensation cost been determined in accordance with SFAS No. 123, CH2M HILL's net income and earnings per share for 1996, 1997 and 1998 would not have changed.

Incentive Plan

    CH2M HILL, at the discretion of the Board of Directors, provides stock bonuses to certain designated key employees of CH2M HILL. Expenses under this program amounted to $4,365, $4,784 and $5,550 in 1996, 1997 and 1998,
respectively.

Employee Stock Plan

    CH2M HILL has a profit sharing plan ("ESP") for all eligible employees and has established an Employee Stock Plan and Trust to administer the ESP. Contributions to the ESP are made to the Trust as determined by the Board of Directors. Contributions to the ESP were $2,650, $2,804, and $3,513 in 1996, 1997 and 1998, respectively. The contributions are to be made primarily through the issuance of Class A preferred stock.

Retirement and Tax-Deferred Savings Plan (the "401(k) Plan")

    CH2M HILL has a 40l(k) Plan that provides for company matching contributions, which range from 0.5% to 2.0% of eligible employees' base pay. Contributions for 1996, 1997 and 1998 were $1,493, $1,589 and $1,996, respectively, and vest equally over a five year period, beginning with the employees' second year of service. The contributions were made primarily through the issuance of Class A preferred stock.

Defined Contribution Savings Plan

    CH2M HILL has a defined contribution plan that provides for contributions generally equal to 1.5% of eligible employees' base pay. These contributions vest equally over a five-year period, beginning with the employees' second year of service. For the years ended December 31, 1996, 1997 and 1998, CH2M HILL recorded $5,591, $6,045 and $5,084 in expense, respectively. Contributions are made in cash.

(11) Other Employee Benefits

Pension and Other Postretirement Benefits

    CH2M HILL has several noncontributory defined benefit pension plans, of which one remains active. Benefits are based on years of service and compensation during the span of employment. Funding for these plans is provided through contributions based on recommendations from the plans' independent

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)

actuary. Plan assets consist primarily of common stock, corporate debt instruments and U.S. government securities.

    CH2M HILL sponsors a medical benefit plan for retired employees of three subsidiaries. The plan is contributory, with retiree premiums based on service at retirement. The benefits contain limitations and a cap on future cost increases. CH2M HILL continues to fund postretirement medical benefits on a pay-as-you-go basis.

                                        Pension Benefits      Other Benefits
                                       --------------------  -----------------
                                         1997       1998      1997      1998
                                       ---------  ---------  -------  --------
Plan Assets in Excess of Benefit
 Obligations:
Benefit obligation at December 31....  $ (49,858) $ (59,054)
Fair value of plan assets at December
 31..................................     52,856     59,808
                                       ---------  ---------
Funded status........................  $   2,998  $     754
                                       =========  =========
Benefit Obligations in Excess of Plan
 Assets:
Benefit obligation at December 31....  $ (10,558) $ (14,759) $(8,932) $(11,680)
Fair value of plan assets at December
 31..................................      9,015     10,566      --        --
                                       ---------  ---------  -------  --------
Unfunded status......................  $  (1,543) $  (4,193) $(8,932) $(11,680)
                                       =========  =========  =======  ========
Prepaid (accrued) benefit cost
 recognized in the balance sheet.....  $   1,958  $   8,155  $(4,728) $ (6,104)
Weighted-average assumptions at
 December 31:
Discount rate........................  7.00-8.25% 6.75-7.20%    8.25%     7.20%
Expected return on plan assets.......  8.00-9.00% 8.00-9.00%     --        --

    For measurement purposes, an 11.14% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5.45% for 2010 and remain at that level thereafter.

                                                    Pension          Other
                                                   Benefits        Benefits
                                                 --------------  --------------
                                                  1997    1998    1997    1998
                                                 ------  ------  ------  ------
   Net periodic benefit cost.................... $2,245  $  674  $1,365  $1,633
   Employer contributions.......................  3,498   8,593     --      --
   Participant contributions....................    --      --      258     257
   Benefit payments............................. (2,426) (1,996)   (545)   (514)

(12) Investments In Unconsolidated Affiliates

    CH2M HILL has investments in affiliated companies that are 50% or less owned, which are accounted for under the equity method. These investments consist primarily of a 50% ownership interest in Kaiser-Hill Company, LLC and MK/IDC (PSI), which are domestic organizations, a 49% ownership interest in CH2M Gore and Storrie Limited, a 50% ownership interest in CH2M HILL BECA, Ltd. and TDC International of Israel, which are foreign organizations. As of December 31, 1997 and 1998, the total investments in these material unconsolidated affiliates were approximately $3,000 and $2,629, respectively, and are included in other assets in the accompanying consolidated balance sheets. As of December 31, 1997 and 1998, CH2M HILL received distributions from Kaiser-Hill Company, LLC of $13,950 and $8,335, respectively.

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)


    Summarized financial information for these affiliates is as follows:

                                                                December 31,
                                                                1997     1998
                                                              -------- --------
Financial Position:
Current assets............................................... $113,150 $148,784
Noncurrent assets............................................    4,910    9,339
                                                              -------- --------
                                                              $118,060 $158,123
                                                              ======== ========
Current liabilities.......................................... $102,012 $139,561
Noncurrent liabilities.......................................    9,647    7,041
Shareholders' equity.........................................    6,401   11,521
                                                              -------- --------
                                                              $118,060 $158,123
                                                              ======== ========

                                                        Six-Month Period Ended
                            Year Ended December 31,            June 30,
                          ----------------------------- -----------------------
                             1996       1997     1998       1998       1999
                          ----------  -------- -------- ----------- -----------
                                                        (Unaudited) (Unaudited)
Results of Operations:
Revenues................  $1,354,337  $874,534 $873,524  $379,499    $321,033
Direct costs............   1,169,601   698,600  681,091   304,533     239,176
                          ----------  -------- --------  --------    --------
Gross margin............     184,736   175,934  192,433    74,966      81,857
General and
 administrative
 expenses...............     174,105   158,822  174,790    69,497      75,107
                          ----------  -------- --------  --------    --------
Operating income........      10,631    17,112   17,643     5,469       6,750
Other income (expense)..         (14)      483      348       105          49
                          ----------  -------- --------  --------    --------
Net income..............  $   10,617  $ 17,595 $ 17,991  $  5,574    $  6,799
                          ==========  ======== ========  ========    ========

(13) CONTINGENCIES

General

    CH2M HILL is party to various legal actions arising in the normal course of its business, some of which involve claims of substantial sums. Damages assessed in connection with and the cost of defending any such actions could be substantial. CH2M HILL's management believes that the levels of insurance coverage are generally adequate to cover CH2M HILL's liabilities, if any, with regard to such claims. CH2M HILL generally accrues amounts for retentions and deductibles based on advice from legal counsel when it is probable that a loss will be incurred and such loss is estimable. Gain contingencies or recoveries are rare and are usually recorded when the cash is collected.

    The amounts accrued at December 31, 1997 and 1998 related to probable claims were $13,365 and $13,981, respectively, the majority of which was paid out subsequent to December 31, 1998. Management believes that the amounts accrued are adequate to cover the claims that have been identified by our legal counsel as probable of loss. The amounts expensed for probable claims was $3,900, $6,000 and $2,100 for 1996, 1997 and 1998, respectively. CH2M HILL believes that should our loss exposure exceed the amount accrued, the final settlement of these claims, individually or in the aggregate, will not have a material adverse effect on our operations, cash flows or financial condition.

                           CH2M HILL COMPANIES, LTD.

                             (Dollars in thousands)

Guarantor

    CH2M HILL has an equity investment in an affiliate. The affiliate has a facility which allows it to borrow up to $5,000. The facility is comprised of a $3,000 line of credit and a $2,000 term loan. As of December 31, 1997, the outstanding balance on the term loan was $2,000, which was paid off during 1998. No amounts were outstanding under the line of credit as of December 31, 1997 and 1998. The facility is guaranteed by CH2M HILL.

    CH2M HILL has guaranteed a $6,000 credit facility between a subsidiary and a joint venture partner. The facility is secured by assets of the joint venture and is used for general project purposes. CH2M HILL has joint and several liability with the joint partner for the full amount. At December 31, 1998, $2,400 was outstanding on the credit facility which bears interest at varying rates, as defined, and ranged from 6.6% to 7.8%.

Performance Bonds

    In the normal course of business, CH2M HILL purchases performance bonds to comply with client mandated contractual obligations. At December 31, 1997 and 1998, the performance bonds purchased were $55,000.

(14) Events Occurring Subsequent to Opinion Date (Unaudited)

    Effective June 18, 1999, CH2M HILL negotiated a new line of credit facility. Under the amended terms, CH2M HILL has a maximum borrowing capacity of $100,000 with an option to increase to $125,000, which expires June 18, 2002. Interest accrues on outstanding borrowings at variable rates, which as of June 30, 1999 ranged from 5.3% to 7.8%, based on maturity and a liabilities to earnings ratio. Additionally, a commitment fee is payable based on the Company's liabilities to earnings ratio.

    Through July 1999, CH2M HILL granted 2,506,045 stock options at an estimated fair market value of $4.31 per share. These options vest 25% in February 2000, 25% more in February 2001 and the remaining 50% in February 2002.

Kaiser-Hill Company, LLC
and Subsidiary


Consolidated Financial Statements

as of June 30,1999 (unaudited), December 31, 1998 and 1997 and for the six months ended June 30, 1999 and 1998 (unaudited) and each of the three years in the period ended December 31, 1998 together with Report of Independent Accountants

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of
Kaiser-Hill Company, LLC:

    We have audited the accompanying consolidated balance sheets of Kaiser-Hill Company, LLC (a Colorado limited liability company) (the "Company") and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, members' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kaiser-Hill Company, LLC and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Denver, Colorado,
 January 22, 1999.

                    KAISER-HILL COMPANY, LLC AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                       (amounts in thousands of dollars)

                                                                 December 31,
                                                    June 30,   ----------------
                                                      1999       1998    1997
                                                   ----------- -------- -------
                                                   (unaudited)
ASSETS
Current assets:
Cash and cash equivalents.........................  $  7,901   $  3,644 $10,182
Contract receivables..............................   122,692    124,352  87,389
Receivable from Member............................       --         396     --
                                                    --------   -------- -------
Total current assets..............................   130,593    128,392  97,571
Financing and organization costs, net of
 accumulated amortization of $894, $2,578 and
 $1,791, respectively.............................       110      1,004   1,791
                                                    --------   -------- -------
                                                    $130,703   $129,396 $99,362
                                                    ========   ======== =======
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable and payable to subcontractors....  $105,940   $114,988 $78,391
Accrued vacation..................................     8,129      7,627   7,794
Accrued salaries and employee benefits............     8,804      5,039   8,351
Payable to Members................................     1,230        742   2,656
                                                    --------   -------- -------
Total current liabilities.........................   124,103    128,396  97,192
Contingencies (Note 6)
Members' equity...................................     6,600      1,000   2,170
                                                    --------   -------- -------
                                                    $130,703   $129,396 $99,362
                                                    ========   ======== =======


  The accompanying notes are an integral part of these consolidated financial statements.

                    KAISER-HILL COMPANY, LLC AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                       (amounts in thousands of dollars)

                                For the six
                               months ended            For the years ended
                                 June 30,                 December 31,
                          ----------------------- -------------------------------
                             1999        1998       1998       1997       1996
                          ----------- ----------- ---------  ---------  ---------
                          (unaudited) (unaudited)
Gross revenue...........   $ 332,620   $ 288,728  $ 636,190  $ 584,739  $ 543,756
Subcontractor costs and
 direct material costs..    (259,060)   (221,144)  (464,692)  (421,800)  (376,000)
                           ---------   ---------  ---------  ---------  ---------
Service revenue.........      73,560      67,584    171,498    162,939    167,756
Direct cost of service
 and overhead...........     (67,250)    (62,385)  (156,072)  (145,708)  (155,995)
                           ---------   ---------  ---------  ---------  ---------
Operating income........       6,310       5,199     15,426     17,231     11,761
Other income (expense):
Interest income.........         255         197        295        661        539
Interest expense........        (126)        (96)      (221)      (128)      (134)
                           ---------   ---------  ---------  ---------  ---------
Income before cumulative
 effect of a change in
 accounting principle...       6,439       5,300     15,500     17,764     12,166
Cumulative effect of a
 change in accounting
 principle (Note 7).....        (839)        --         --         --         --
                           ---------   ---------  ---------  ---------  ---------
Net income..............   $   5,600   $   5,300  $  15,500  $  17,764  $  12,166
                           =========   =========  =========  =========  =========



  The accompanying notes are an integral part of these consolidated financial statements.

                    KAISER-HILL COMPANY, LLC AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
                 for the years ended December 31, 1998 and 1997
                       (amounts in thousands of dollars)

                                           ICF Kaiser     CH2M Hill
                                           Government   Constructors,
                                         Programs, Inc.     Inc.       Total
                                         -------------- ------------- --------
Members' equity, December 31, 1995......    $  2,142      $  2,498    $  4,640
Net income..............................       6,083         6,083      12,166
Distributions...........................      (2,072)       (2,428)     (4,500)
                                            --------      --------    --------
Members' equity, December 31, 1996......       6,153         6,153      12,306
Net income..............................       8,882         8,882      17,764
Distributions...........................     (13,950)      (13,950)    (27,900)
                                            --------      --------    --------
Members' equity, December 31, 1997......       1,085         1,085       2,170
Net income..............................       7,750         7,750      15,500
Distributions...........................      (8,335)       (8,335)    (16,670)
                                            --------      --------    --------
Members' equity, December 31, 1998......    $    500      $    500    $  1,000
                                            ========      ========    ========



  The accompanying notes are an integral part of these consolidated financial statements.

                    KAISER-HILL COMPANY, LLC AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (amounts in thousands of dollars)

                             For the six months       For the years ended
                               ended June 30,             December 31,
                           ----------------------- ----------------------------
                              1999        1998       1998      1997      1996
                           ----------- ----------- --------  --------  --------
                           (unaudited) (unaudited)
Cash flows from operating
 activities:
Net income...............                          $ 15,500  $ 17,764  $ 12,166
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Amortization............                               787       627       764
 Changes in assets and
  liabilities:
 Increase in contract
  receivables............                           (36,963)  (12,402)     (703)
 Increase in receivable
  from Member............                              (396)      --        --
 Decrease in prepaid
  expenses and other
  current assets.........                               --        --      2,017
 Increase in accounts
  payable and payable to
  subcontractors.........                            36,597    18,987    15,899
 Increase (decrease) in
  accrued salaries and
  employee benefits......                            (3,479)      627    (8,315)
 Increase (decrease) in
  payable to Members.....                            (1,914)      511     2,145
                                                   --------  --------  --------
Net cash provided by
 operating activities....    $  209     $(12,854)    10,132    26,114    23,973
                             ------     --------   --------  --------  --------
Cash flows from financing
 activities:
Distributions to
 Members.................       --       (1,000)    (16,670)  (27,900)   (4,500)
Repayment of operating
 expenses and
 organization costs paid
 by Members..............       --           --         --        --     (8,512)
                             ------     --------   --------  --------  --------
Net cash used in
 financing activities....       --       (1,000)    (16,670)  (27,900)  (13,012)
                             ------     --------   --------  --------  --------
Net increase (decrease)
 in cash and cash
 equivalents.............       209      (13,854)    (6,538)   (1,786)   10,961
Cash and cash
 equivalents, beginning
 of year.................     7,692       14,768     10,182    11,968     1,007
                             ------     --------   --------  --------  --------
Cash and cash
 equivalents, end of
 year....................    $7,901     $    914   $  3,644  $ 10,182  $ 11,968
                             ======     ========   ========  ========  ========
Supplemental cash flow
 information:
Cash paid for interest...    $  126     $     96   $    221  $    128  $    134
                             ======     ========   ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    KAISER-HILL COMPANY, LLC AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

    Kaiser-Hill Company, LLC (the "Company") was formed on October 24, 1994. The principal business of the Company is to procure, execute, deliver, and perform under a five-year contract, commencing July 1, 1995, with the Department of Energy ("DOE") to manage the programs and operate the DOE facilities at Rocky Flats Environmental Technology Site ("RFETS") in Golden, Colorado ("DOE contract"). The mission of the RFETS is directed toward cleanup, deactivation, and preparation for decontamination and disposition of these DOE facilities.

    The Company's contract will expire on June 30, 2000. The DOE is currently considering its options which could include an extension of the Company's contract or re-bid under a competitive process. While the Company believes that its relationship with the DOE is good, the outcome will not be finalized until after the release of these financial statements.

    At December 31, 1998, the Company employed 1,439 hourly workers and 321 salaried workers. Approximately 93% of the hourly employees are represented by United Steel Works of America (the "Union") under a collective bargaining agreement which expires on October 3, 2001.

    The Company maintains its cash accounts primarily with banks located in Colorado, New York and North Carolina. The total cash balances are insured by the FDIC up to $100,000 per bank. The Company had cash balances on deposit with one Colorado bank in eight accounts at December 31, 1998 and 1997.

    The Company is a limited liability company owned equally by ICF Kaiser Government Programs, Inc., a wholly owned subsidiary of ICF Kaiser International, Inc. ("ICF Kaiser"), and CH2M Hill Constructors, Inc., an indirect wholly owned subsidiary of CH2M Hill Companies, Ltd. ("CH2M Hill") (collectively, the "Members"). Net profits and/or losses are allocated equally to the Members, except for the 1994 bid and proposal costs which were allocated to the Members based upon the actual amount incurred by such Members. Distributions of Company earnings are allocated equally to the Members, except for the 1996 distribution which adjusted the Members' equity balances for the 1994 bid and proposal costs.

2. Significant Accounting Policies

Principles of Consolidation

    The consolidated financial statements include the wholly owned subsidiary of the Company, Kaiser-Hill Funding Company, LLC. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Unaudited Interim Financial Statements

    The consolidated interim financial statements included with the annual financial statements herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures relating to the interim period normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading. In the opinion of management, the accompanying unaudited condensed consolidated financial statements of the interim period contain all adjustments necessary to present fairly the financial position of the Company as of June 30, 1999 and the results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results that may be achieved for a full fiscal year and cannot be used to indicate financial performance for the entire year.

                    KAISER-HILL COMPANY, LLC AND SUBSIDIARY

Revenue Recognition

    Revenue is recognized using the percentage of completion method whereby revenue is accrued in an amount equal to cost plus management's best estimate of base fee, performance based incentive fees and cost reduction proposal fees to be received.

Statements of Cash Flows

    For purposes of the statements of cash flows, the Company considers cash in checking and short-term investments with original maturities of three months or less to be cash and cash equivalents.

Organization Costs and New Accounting Policy

    Organization costs are nonreimbursable costs, including legal, consulting, financing and pre-transition costs incurred by the Company prior to the commencement of the DOE contract, recorded at historical cost and amortized on a straight line basis over five years. Amortization expense was $787,000, $627,000 and $764,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), Reporting on the Costs of Start-Up Activities, which states that costs of start-up activities, including organization costs, should be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998, and the initial adoption of SOP 98-5 should be reported as a cumulative effect of a change in accounting principle. Management believes that the Company's adoption of this new accounting policy will result in costs of $839,000 to be written off in 1999.

Income Taxes

    The financial statements do not include a provision for income taxes because the Company is treated as a partnership for income tax purposes and does not incur federal or state income taxes. Instead, its earnings and losses are included in the Members' separate income tax returns.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Related Party Transactions

    In 1998 and 1997, the Members were subcontracted by the Company to perform certain tasks under the DOE contract. The "Payable to Members" in the accompanying balance sheets as of December 31, 1998 and 1997 consists of $742,000 and $1,742,000, respectively, to ICF Kaiser and $-0- and $914,000, respectively, to CH2M Hill for these subcontracted tasks. These payables are non-interest bearing. The "Receivable from Member" in the accompanying balance sheet as of December 31, 1998 consists of $396,000 due from CH2M Hill relating to advance payment of general and administrative expenses, less operating payables.

    In addition, costs incurred related to work performed by ICF Kaiser and CH2M Hill, the majority of which are reimbursable and billed under the DOE contract in 1998 were approximately $3,600,000 and

                    KAISER-HILL COMPANY, LLC AND SUBSIDIARY

$960,000, respectively, in 1997 were approximately $2,600,000 and $1,100,000, respectively, and in 1996 were approximately $1,300,000 and $1,000,000, respectively.

4. Contract Receivables and Receivables Purchase Facility Agreement

    Contract receivables as of December 31, 1998 and 1997 represent unbilled receivables due under the DOE contract. Unbilled receivables result from revenue that has been earned by the Company but not billed to the DOE as of the end of the period. The unbilled receivables can be invoiced at contractually defined intervals and milestones. Management anticipates that the unbilled receivables will be billed and collected in less than one year.

    The Company's trade receivables result primarily from its long-term contract with the DOE. As a consequence, management believes that credit risk is minimal.

    Through its wholly owned subsidiary, Kaiser-Hill Funding Company, LLC, the Company has available at a financial institution a receivables purchase facility agreement which provides temporary financing for the payment of the Company's costs incurred under the DOE contract. This financing is utilized throughout the year for periods of less than one month as, under the terms of the DOE contract, the DOE must pay the Company's invoices within three days of receipt. Contract receivables are collateral for the financed amount. The maximum funding level for this agreement is $50,000,000, of which approximately $50,000,000 and $27,000,000 were the unused portions at December 31, 1998 and 1997, respectively.

5. Contingencies

    The Company's reimbursable costs are subject to audit in the ordinary course of business by various U.S. Government agencies. The Company is not presently aware of any significant costs which have been, or may be, disallowed by any of these agencies.

6. Employee Benefit Plans

    In accordance with the DOE contract, the Company sponsors several benefit plans covering substantially all employees who meet length of service requirements. These plans include the following defined benefit pension plans:
The Rocky Flats Multiple Employer Salaried Retirement Plan and the Kaiser-Hill Retirement Plan for Hourly Production and Maintenance Employees. The Company also sponsors the following defined contribution plans: Kaiser-Hill Company, LLC Savings Plan for Hourly Employees, which includes no Company matching; and Rocky Flats Multiple Employer Salaried Thrift Plan, which includes Company matching. The Company contribution amounts for the Savings Plan/Thrift Plan were approximately $413,000, $482,000 and $615,000 for 1998, 1997 and 1996,
respectively. No amounts were contributed to the Retirement Plans during 1998 and 1997 because the Plans were overfunded. In 1996, contributions of $6,917,000 were made to the retirement plans.

    The Company administers these benefit plans with benefits equivalent to the RFETS contractor benefit plans maintained by the contractor that preceded the Company at RFETS. Under the DOE contract, the Company recognizes the cost of benefit plans when paid, and such costs are reimbursed by the DOE. Any excess pension plan assets or unfunded pension plan liability which may currently exist or is remaining at the end of the DOE contract is the responsibility of the DOE.

7. Subsequent Events (unaudited)

    Effective January 1, 1999, the Company adopted SOP 98-5 resulting in a cumulative effect of a change in accounting principle of $839,000 included in the accompanying consolidated statement of income for the six months ended June 30, 1999.

    On July 30, 1999, the U.S. Department of Energy announced that it will begin negotiations with Kaiser-Hill on a contract extension through ultimate site closure scheduled for 2006.

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTS

To CH2M HILL Companies, Ltd.:

    We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of CH2M HILL Companies, Ltd. and subsidiaries included in this registration statement and have issued our report thereon dated February 12, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule referred to in the index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                        ARTHUR ANDERSEN LLP

Denver, Colorado,
 February 12, 1999

                           CH2M HILL COMPANIES, LTD.

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                             (Dollars in thousands)

                                           Additions
                                        ----------------
                             Balance at Charged Charged             Balance at
                             Beginning    to    to Other              End of
        Description          of Period  Expense Accounts Deductions   Period
        -----------          ---------- ------- -------- ---------- ----------
Allowance for doubtful
 accounts receivable:
  Year ended December 31,
   1996.....................   $1,593   $   57    $--       $114      $1,536
  Year ended December 31,
   1997.....................   $1,536   $1,441    $--       $--       $2,977
  Year ended December 31,
   1998.....................   $2,977   $5,224    $--       $--       $8,201

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             23,865,730 Shares

                           CH2M HILL Companies, Ltd.

                                  Common Stock

                        [LOGO OF CH2M HILL APPEARS HERE]

                                    --------

                                   PROSPECTUS

                                    --------

                                       , 1999

Prospective investors may rely only on the information contained in this prospectus. CH2M HILL has not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    Estimated expenses payable by CH2M HILL in connection with the sale of the common stock offered hereby are as follows:

     Securities and Exchange Commission registration fee............ $   29,029
     Blue Sky fees and expenses.....................................     75,000
     Legal fees and expenses........................................    575,000
     Accounting fees and expenses...................................    275,000
     Directors' and Officers' liability insurance premium...........    110,000
     Printing and engraving expenses................................    100,000
     Miscellaneous..................................................    200,000
                                                                     ----------
       Total........................................................ $1,364,029
                                                                     ==========

Item 14. Indemnification of Directors and Officers

    Under the Oregon Business Corporation Act (the "Act"), a corporation's Articles of Incorporation may provide for the limitation of liability of directors and indemnification of directors and officers under some circumstances. In accordance with Oregon law, CH2M HILL's Restated Articles of Incorporation provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for any act or omission for which the elimination of liability is not permitted under the Act. Section 60.047(2)(d) of the Act sets forth the following actions for which limitation of liability is not permitted, including
(i) any breach of a director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) any unlawful distributions to shareholders; or (iv) any transaction from which the director received an improper or illegal personal benefit.

    CH2M HILL's Restated Bylaws allow it to indemnify any person who is or was a party, or is threatened to be made a party, to any civil, administrative, or criminal proceeding by reason of the fact that the person is or was a director or officer of CH2M HILL or any of its subsidiaries, or is or was serving at CH2M HILL's request as a director, officer, partner, agent, or employee of another corporation or entity. The indemnification may include expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person. Under the Section 60.391(1) of the Act, indemnification is available if (i) the person acted in good faith;
(ii) the person reasonably believed the conduct was in the corporation's best interests, or at least was not opposed to its best interests; and (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. In addition, a person who is wholly successful, on the merits or otherwise, in the defense of a proceeding in which the person was a party because the person was a director, is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with the proceeding.

    CH2M HILL intends to purchase and pay the premium for insurance in respect of claims against its directors and officers and in respect of losses for which CH2M HILL may be required or permitted by law to indemnify such directors and officers. The directors to be insured are the directors named herein and all directors of CH2M HILL's subsidiaries. The officers to be insured are all officers and assistant officers of CH2M HILL and its subsidiaries. CH2M HILL does not expect to allocate or segregate the premium with regard to specific subsidiaries or individual directors and officers.

Item 15. Recent Sales of Unregistered Securities

    As of December 31, 1997, CH2M HILL sold 783 shares of common stock to Robert G. Card for $28,081.11 and 300 shares of common stock to Nancy R. Tuor for $10,758.00. As of December 31, 1998, CH2M HILL sold 1,318 shares of common stock to Robert G. Card for $50,373.96 and 184 shares of common stock to Nancy
R. Tuor for $7,032.48. Mr. Card and Ms. Tuor are former employees of CH2M HILL who were key employee shareholders when employed by CH2M HILL and who currently work for its affiliate, Kaiser-Hill Company, LLC. The issuance of such shares was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the issuer not involving a public offering.

    In the fiscal years ended December 31, 1996, 1997 and 1998, CH2M HILL issued 2,194,450, 2,428,930, and 2,545,550 shares of common stock and class A preferred stock, respectively, as bonuses to its employees for no consideration. The issuances of these shares were exempt from registration under the Securities Act of 1933, as amended, since there was no sale of the securities.

Item 16. Exhibits and Financial Statement Schedules

    (a) Exhibits. The following is a list of exhibits to this Registration
Statement:

     Exhibit
     Number  Description
     ------- -----------
      +3.1   Form of Restated Articles of Incorporation of CH2M HILL Companies,
             Ltd.

      +3.2   Form of Restated Bylaws of CH2M HILL Companies, Ltd.

      +5.1 Opinion of Holme Roberts & Owen LLP with respect to legality of securities being registered

      +5.2 Opinion of Holland & Hart LLP with respect to compliance with ERISA for the CH2M HILL Retirement and Tax-Deferred Savings Plan

      +5.3 Opinion of Holland & Hart LLP with respect to compliance with ERISA for the CH2M HILL Employee Stock Plan.

     +10.1   Form of CH2M HILL Retirement and Tax-Deferred Savings Plan

     +10.2   Form of CH2M HILL Employee Stock Plan

     +10.3   CH2M HILL Companies, Ltd. 1999 Stock Option Plan
     +10.4   Form of CH2M HILL Companies, Ltd. 1999 Payroll Deduction Stock
             Purchase Plan

     +10.5   Form of CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation
             Plan

     +10.6   Form of Trust Under CH2M HILL Companies, Ltd. Pre-Tax Deferred
             Compensation Plan

     +10.7   Form of CH2M HILL Companies, Ltd. After-Tax Deferred Compensation
             Plan

     +10.8   Form of Trust Under CH2M HIll Companies, Ltd. After-Tax Deferred
             Compensation Plan

     +10.9   Form of Contract with Buck Investment Services, Inc.

      10.10 Contract (#DE-AC3495RF00825) between Kaiser-Hill Company, LLC, a subsidiary of the Corporation, and the U.S. Department of Energy dated as of April 4, 1995, along with Modifications 1 to 81 to Contract #DE-AC3495RF00825 (Modifications 41, 72 and 78 not received).(1)

     +10.11 $100,000,000 Senior Unsecured Revolving Credit Agreement dated as of June 18, 1999, Wells Fargo Bank, National Association, as
             Agent.

       +21   Subsidiaries of CH2M HILL Companies, Ltd.

     Exhibit
     Number  Description
     ------- -----------
      *23.1  Consent of Arthur Andersen LLP

      *23.2  Consent of KPMG LLP

      +23.3  Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1)

      +23.4  Consent of Holland & Hart LLP (included in Exhibit 5.2 and Exhibit
             5.3)

      +24    Powers of Attorney (included on signature page)

      +27    Financial Data Schedule

      +99.1  Form of Internal Market Rules

      +99.2  Key Employee Policy

-------
+Previously filed.
*Filed herewith.

    (1) Incorporated by reference from ICF Kaiser International Inc.'s (i) Form 10-K for the fiscal year ended February 28, 1995 filed on March 29, 1996 (SEC file no. 1-12248); (ii) registration statement on Form S-1 filed on November 27, 1996 (SEC file no. 333-16937); (iii) Form 10-K for the fiscal year ended December 31, 1996 filed on March 25, 1997 (SEC file no. 1-12248); and (iv) Form 10-K for the fiscal year ended December 31, 1997 filed on March 31, 1998 (SEC file no. 1-12248).

   (b) Financial Statement Schedules.

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been included in the prospectus, are not required under the related instructions, are inapplicable and therefore have been omitted, or the information required by the applicable schedule is included in the notes to the consolidated financial statements.

Item 17. Undertakings

   The undersigned hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously enclosed in the registration statement or any material change to such information in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that any claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on the 23th day of August, 1999.

                                        CH2M HILL Companies, Ltd.

                                                  /s/ Ralph R. Peterson
                                        By: ____________________________________
                                                    Ralph R. Peterson
                                              President and Chief Executive
                                                         Officer

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below does hereby make, constitute and appoint each of Philip G. Hall and Samuel H. Iapalucci as such person's true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation to execute, deliver and file with the Securities and Exchange Commission, for and on such person's behalf, and in any and all capacities, a Registration Statement on Form S-1, any and all amendments (including post-effective amendments) thereto and any abbreviated registration statement in connection with this Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person's substitute or substitutes may lawfully do or cause to be done by virtue hereof.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Ralph R. Peterson          President and Chief          August 23, 1999
______________________________________  Executive Officer
          Ralph R. Peterson             (Principal Executive
                                        Officer)

                  *                    Chairman of the Board of     August 23, 1999
______________________________________  Directors and Senior Vice
            Philip G. Hall              President

       /s/ Samuel H. Iapalucci         Chief Financial Officer      August 23, 1999
______________________________________  (Principal Financial and
         Samuel H. Iapalucci            Principal Accounting
                                        Officer)

                  *                    Director                     August 23, 1999
______________________________________
           Joseph A. Ahearn
                  *                    Director                     August 23, 1999
______________________________________
          Kenneth F. Durant


              Signature                           Title                   Date
              ---------                           -----                   ----
                  *                     Director                     August 23, 1999
______________________________________
           Donald S. Evans

                  *                     Director                     August 23, 1999
______________________________________
           James J. Ferris

                  *                     Director                     August 23, 1999
______________________________________
            Jerry D. Geist

                  *                     Director                     August 23, 1999
______________________________________
          Michael D. Kennedy

                  *                     Director                     August 23, 1999
______________________________________
            Susan D. King

                  *                     Director                     August 23, 1999
______________________________________
         Michael Y. Marcussen

                  *                     Director                     August 23, 1999
______________________________________
          Barry L. Williams

By:  /s/ Samuel H. Iapalucci
______________________________________
  Samuel H. Iapalucci, as attorney-in-
fact

                                 EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- -----------
  +3.1   Form of Restated Articles of Incorporation of CH2M HILL Companies,
         Ltd.

  +3.2   Form of Restated Bylaws of CH2M HILL Companies, Ltd.

  +5.1 Opinion of Holme Roberts & Owen LLP with respect to legality of securities being registered
  +5.2 Opinion of Holland & Hart LLP with respect to compliance with ERISA for the CH2M HILL Retirement and Tax-Deferred Savings Plan

  +5.3 Opinion of Holland & Hart LLP with respect to compliance with ERISA for the CH2M HILL Employee Stock Plan

 +10.1   Form of CH2M HILL Retirement and Tax-Deferred Savings Plan

 +10.2   Form of CH2M HILL Employee Stock Plan

 +10.3   CH2M HILL Companies, Ltd. 1999 Stock Option Plan

 +10.4   Form of CH2M HILL Companies, Ltd. 1999 Payroll Deduction Stock
         Purchase Plan

 +10.5   Form of CH2M HILL Companies, Ltd. Pre-Tax Deferred Compensation Plan

 +10.6   Form of Trust Under CH2M HILL Companies, Ltd. Pre-Tax Deferred
         Compensation Plan

 +10.7   Form of CH2M HILL Companies, Ltd. After-Tax Deferred Compensation Plan

 +10.8   Form of Trust Under CH2M HILL Companies, Ltd. After-Tax Deferred
         Compensation Plan

 +10.9   Form of Contract with Buck Investment Services, Inc.

  10.10 Contract (#DE-AC3495RF00825) between Kaiser-Hill Company, LLC, a subsidiary of the Corporation, and the U.S. Department of Energy dated as of April 4, 1995, along with Modifications 1 to 81 to Contract #DE-
         AC3495RF00825 (Modifications 41, 72 and 78 not received).(1)

 +10.11  $100,000,000 Senior Unsecured Revolving Credit Agreement dated as of
         June 18, 1999, Wells Fargo Bank, National Association, as Agent.

 +21     Subsidiaries of CH2M HILL Companies, Ltd.

 *23.1   Consent of Arthur Andersen LLP
 *23.2   Consent of KPMG LLP

 +23.3   Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1)

 +23.4   Consent of Holland & Hart LLP (included in Exhibit 5.2 and Exhibit
         5.3)

 +24     Powers of Attorney (included on signature page)

 +27     Financial Data Schedule
 +99.1   Form of Internal Market Rules
 +99.2   Key Employee Policy

--------
+Previously filed.
*Filed herewith.

(1) Incorporated by reference from ICF Kaiser International Inc.'s (i) Form 10-K for the fiscal year ended February 28, 1995 filed on March 29, 1996 (SEC file no. 1-12248); (ii) registration statement on Form S-1 filed on November 27, 1996 (SEC file no. 333-16937); (iii) Form 10-K for the fiscal year ended December 31, 1996 filed on March 25, 1997 (SEC file no. 1-12248); and (iv) Form 10-K for the fiscal year ended December 31, 1997 filed on March 31, 1998 (SEC file no. 1-12248).